Exhibit 2.2

UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

In re TRIBUNE COMPANY, et al.,[1] Debtors.	) ) ) ) )	Chapter 11 Case No. 08-13141 (KJC) Jointly Administered

FOURTH AMENDED JOINT PLAN OF REORGANIZATION FOR TRIBUNE COMPANY AND ITS

SUBSIDIARIES PROPOSED BY THE DEBTORS, THE OFFICIAL COMMITTEE OF UNSECURED

CREDITORS, OAKTREE CAPITAL MANAGEMENT, L.P., ANGELO, GORDON & CO., L.P., AND

JPMORGAN CHASE BANK, N.A. (AS MODIFIED JULY 19, 2012)

SIDLEY AUSTIN LLP James F. Conlan Bryan Krakauer Kevin T. Lantry Jessica C.K. Boelter One South Dearborn Street Chicago, IL 60603 Telecopier: (312) 853-7036

COLE, SCHOTZ, MEISEL, FORMAN & LEONARD, P.A.

Norman L. Pernick (No. 2290)

J. Kate Stickles (No. 2917)

Patrick J. Reilley (No. 4451)

500 Delaware Avenue, Suite 1410

Wilmington, DE 19801

Telecopier: (302) 652-3117

Counsel For Debtors and Debtors In Possession and Certain Non-Debtor Affiliates

CHADBOURNE & PARKE LLP Howard Seife David M. LeMay 30 Rockefeller Plaza New York, New York 10112 Telecopier: (212) 541-5369	LANDIS RATH & COBB LLP Adam G. Landis 919 Market Street, Suite 1800 Wilmington, Delaware 19801 Telecopier: (302) 467-4450	ZUCKERMAN SPAEDER LLP Graeme W. Bush James Sottile 1800 M Street, N.W., Suite 1000 Washington, D.C. 20036 Telecopier: (202) 822-8106

Counsel For the Official Committee of Unsecured Creditors

JONES DAY Bruce Bennett James O. Johnston Joshua M. Mester 555 South Flower Street, Fiftieth Floor Los Angeles, California 90071 Telecopier: (213) 489-3939	YOUNG CONAWAY STARGATT & TAYLOR, LLP Robert S. Brady (No. 2847) M. Blake Cleary (No. 3614) Rodney Square; 1000 North King Street Wilmington, Delaware 19801 Telecopier: (302) 571-1253

Counsel For Oaktree Capital Management, L.P. and Angelo, Gordon & Co., L.P.

WILMER CUTLER PICKERING HALE & DORR LLP Andrew Goldman 399 Park Avenue New York, New York 10022 Telecopier: (212) 230-8888

Co-Counsel For Angelo, Gordon & Co, L.P.

DAVIS POLK & WARDWELL LLP Donald S. Bernstein Damian S. Schaible 450 Lexington Avenue New York, New York 10017 Telecopier: (212) 701 5800	RICHARDS LAYTON & FINGER Mark Collins One Rodney Square 920 North King Street Wilmington, Delaware 19801 Telecopier: (302) 651-7701

Counsel For JPMorgan Chase Bank, N.A.

DATED: July 19, 2012

[1]	The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number, are listed on the next page.

Tribune Company (0355); 435 Production Company (8865); 5800 Sunset Productions Inc. (5510); Baltimore Newspaper Networks, Inc. (8258); California Community News Corporation (5306); Candle Holdings Corporation (5626); Channel 20, Inc. (7399); Channel 39, Inc. (5256); Channel 40, Inc. (3844); Chicago Avenue Construction Company (8634); Chicago River Production Company (5434); Chicago Tribune Company (3437); Chicago Tribune Newspapers, Inc. (0439); Chicago Tribune Press Service, Inc. (3167); ChicagoLand Microwave Licensee, Inc. (1579); Chicagoland Publishing Company (3237); Chicagoland Television News, Inc. (1352); Courant Specialty Products, Inc. (9221); Direct Mail Associates, Inc. (6121); Distribution Systems of America, Inc. (3811); Eagle New Media Investments, LLC (6661); Eagle Publishing Investments, LLC (6327); forsalebyowner.com corp. (0219); ForSaleByOwner.com Referral Services, LLC (9205); Fortify Holdings Corporation (5628); Forum Publishing Group, Inc. (2940); Gold Coast Publications, Inc. (5505); GreenCo, Inc. (7416); Heart & Crown Advertising, Inc. (9808); Homeowners Realty, Inc. (1507); Homestead Publishing Co. (4903); Hoy, LLC (8033); Hoy Publications, LLC (2352); InsertCo, Inc. (2663); Internet Foreclosure Service, Inc. (6550); JuliusAir Company, LLC (9479); JuliusAir Company II, LLC; KIAH Inc. (4014); KPLR, Inc. (7943); KSWB Inc. (7035); KTLA Inc. (3404); KWGN Inc. (5347); Los Angeles Times Communications LLC (1324); Los Angeles Times International, Ltd. (6079); Los Angeles Times Newspapers, Inc. (0416); Magic T Music Publishing Company (6522); NBBF, LLC (0893); Neocomm, Inc. (7208); New Mass. Media, Inc. (9553); Newscom Services, Inc. (4817); Newspaper Readers Agency, Inc. (7335); North Michigan Production Company (5466); North Orange Avenue Properties, Inc. (4056); Oak Brook Productions, Inc. (2598); Orlando Sentinel Communications Company (3775); Patuxent Publishing Company (4223); Sentinel Communications News Ventures, Inc. (2027); Shepard’s Inc. (7931); Signs of Distinction, Inc. (3603); Southern Connecticut Newspapers, Inc. (1455); Star Community Publishing Group, LLC (5612); Stemweb, Inc. (4276); Sun-Sentinel Company (2684); The Baltimore Sun Company (6880); The Daily Press, Inc. (9368); The Hartford Courant Company (3490); The Morning Call, Inc. (7560); The Other Company LLC (5337); Times Mirror Land and Timber Company (7088); Times Mirror Payroll Processing Company, Inc. (4227); Times Mirror Services Company, Inc. (1326); TMLH 2, Inc. (0720); TMLS I, Inc. (0719); TMS Entertainment Guides, Inc. (6325); Tower Distribution Company (9066); Towering T Music Publishing Company (2470); Tribune Broadcast Holdings, Inc. (4438); Tribune Broadcasting Company (2569); Tribune Broadcasting Holdco, LLC (2534); Tribune Broadcasting News Network, Inc., n/k/a Tribune Washington Bureau Inc. (1088); Tribune California Properties, Inc. (1629); Tribune CNLBC, LLC, f/k/a Chicago National League Ball Club, LLC (0347); Tribune Direct Marketing, Inc. (1479); Tribune Entertainment Company (6232); Tribune Entertainment Production Company (5393); Tribune Finance, LLC (2537); Tribune Finance Service Center, Inc. (7844); Tribune License, Inc. (1035); Tribune Los Angeles, Inc. (4522); Tribune Manhattan Newspaper Holdings, Inc. (7279); Tribune Media Net, Inc. (7847); Tribune Media Services, Inc. (1080); Tribune Network Holdings Company (9936); Tribune New York Newspaper Holdings, LLC (7278); Tribune NM, Inc. (9939); Tribune Publishing Company (9720); Tribune Television Company (1634); Tribune Television Holdings, Inc. (1630); Tribune Television New Orleans, Inc. (4055); Tribune Television Northwest, Inc. (2975); ValuMail, Inc. (9512); Virginia Community Shoppers, LLC (4025); Virginia Gazette Companies, LLC (9587); WATL, LLC (7384); WCCT, Inc., f/k/a WTXX Inc. (1268); WCWN LLC (5982); WDCW Broadcasting, Inc. (8300); WGN Continental Broadcasting Company (9530); WLVI Inc. (8074); and WPIX, Inc. (0191). The Debtors’ corporate headquarters and the mailing address for each Debtor is 435 North Michigan Avenue, Chicago, Illinois 60611.

TABLE OF CONTENTS

INTRODUCTION		1

ARTICLE I : DEFINITIONS; RULES OF INTERPRETATION; EXHIBITS		1

1.1	DEFINITIONS	1
1.2	RULES OF INTERPRETATION	31
1.3	COMPUTATION OF TIME	31
1.4	EXHIBITS AND PLAN SUPPLEMENT	32
1.5	DEEMED ACTS	32

ARTICLE II : TREATMENT OF ADMINISTRATIVE AND PRIORITY TAX CLAIMS		32

2.1	DIP FACILITY CLAIMS	32
2.2	ADMINISTRATIVE EXPENSE CLAIMS	33
2.3	PRIORITY TAX CLAIMS	33

ARTICLE III : CLASSIFICATION AND TREATMENT OF CLASSIFIED CLAIMS AND INTERESTS		33

3.1	SUMMARY OF CLASSIFICATION AND TREATMENT OF CLASSIFIED CLAIMS AND INTERESTS	33
3.2	CLASSIFICATION AND TREATMENT OF CLAIMS AGAINST AND INTERESTS IN TRIBUNE COMPANY (DEBTOR 1)	35
3.3	CLASSIFICATION AND TREATMENT OF CLAIMS AGAINST AND INTERESTS IN FILED SUBSIDIARY DEBTORS (DEBTORS 2 THROUGH 111)	43
3.4	PREPACKAGED PLANS FOR AND TREATMENT OF CLAIMS AGAINST AND INTERESTS IN GUARANTOR NON-DEBTORS, IF ANY, THAT BECOME DEBTORS	47

ARTICLE IV : ACCEPTANCE OR REJECTION OF PLAN		49

4.1	IMPAIRED CLASSES OF CLAIMS AND INTERESTS ENTITLED TO VOTE	49
4.2	ACCEPTANCE BY AN IMPAIRED CLASS OF CLAIMS	49
4.3	DEEMED ACCEPTANCE BY HOLDERS OF INTERCOMPANY CLAIMS	49
4.4	PRESUMED ACCEPTANCES BY UNIMPAIRED CLASSES	49
4.5	PRESUMED REJECTION OF THE PLAN	49
4.6	CONFIRMABILITY AND SEVERABILITY OF THIS PLAN	50

ARTICLE V : MEANS FOR IMPLEMENTATION OF THE PLAN		50

5.1	NON-SUBSTANTIVE CONSOLIDATION	50
5.2	RESTRUCTURING TRANSACTIONS	51
5.3	CORPORATE GOVERNANCE, DIRECTORS, OFFICERS AND CORPORATE ACTION	52
5.4	ISSUANCE AND DISTRIBUTION OF NEW SECURITIES AND RELATED MATTERS	54
5.5	REPORTING REQUIREMENTS UNDER SECURITIES EXCHANGE ACT OF 1934 AND LISTING OF NEW CLASS A COMMON STOCK ON SECURITIES EXCHANGE OR QUOTATION SYSTEM	57
5.6	NEW SENIOR SECURED TERM LOAN AGREEMENT	58
5.7	CONTINUED CORPORATE EXISTENCE AND VESTING OF ASSETS IN THE REORGANIZED DEBTORS	59
5.8	CANCELLATION OF LOAN AGREEMENTS, LOAN GUARANTY AGREEMENTS, THE PLEDGE AGREEMENT, NOTES ISSUED UNDER THE LOAN AGREEMENTS, SENIOR NOTES, DEBENTURES, INSTRUMENTS, INDENTURES, EGI-TRB LLC NOTES, PHONES NOTES, OLD COMMON STOCK AND OTHER TRIBUNE INTERESTS	59
5.9	CANCELLATION OF LIENS AND GUARANTIES	61
5.10	EXIT FACILITY	62
5.11	EQUITY INCENTIVE PLAN	62
5.12	SOURCES OF CASH FOR PLAN DISTRIBUTIONS	62
5.13	INITIAL FUNDING OF THE LITIGATION TRUST	62
5.14	ADDITIONAL TRANSACTIONS AUTHORIZED UNDER THE PLAN	62
5.15	SETTLEMENT OF CLAIMS AND CONTROVERSIES	63
5.16	PRESERVATION OF RIGHTS OF ACTION AND SETTLEMENT OF ORDINARY LITIGATION CLAIMS	65
5.17	FCC APPLICATIONS	65

ARTICLE VI : TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES		65

6.1	ASSUMPTION OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES	65
6.2	CURE OF DEFAULTS OF ASSUMED EXECUTORY CONTRACTS AND UNEXPIRED LEASES	66
6.3	REJECTION OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES	66
6.4	REJECTION DAMAGES BAR DATE	67
6.5	COMPENSATION AND BENEFIT PROGRAMS	67
6.6	COLLECTIVE BARGAINING AGREEMENTS	67
6.7	POST-PETITION CONTRACTS AND LEASES	67
6.8	TERMINATION OF ESOP	68
6.9	INSURANCE POLICIES	68

ARTICLE VII : PROVISIONS GOVERNING DISTRIBUTIONS		69

7.1	GENERAL	69
7.2	DISTRIBUTIONS FOR CERTAIN CLAIMS	69
7.3	SPECIAL PROVISIONS GOVERNING DISTRIBUTIONS TO HOLDERS OF LOAN CLAIMS AND LOAN GUARANTY CLAIMS	70
7.4	INTEREST ON CLAIMS	72
7.5	DISTRIBUTIONS BY DISBURSING AGENT	72
7.6	DELIVERY OF DISTRIBUTIONS AND UNDELIVERABLE OR UNCLAIMED DISTRIBUTIONS	72
7.7	RECORD DATE FOR DISTRIBUTIONS	73
7.8	ALLOCATION OF PLAN DISTRIBUTIONS BETWEEN PRINCIPAL AND INTEREST	74
7.9	MEANS OF CASH PAYMENT	74
7.10	WITHHOLDING AND REPORTING REQUIREMENTS	74
7.11	SETOFFS	75
7.12	FRACTIONAL SHARES	75
7.13	DE MINIMIS DISTRIBUTIONS	75
7.14	SPECIAL PROVISION REGARDING UNIMPAIRED CLAIMS	75
7.15	SUBORDINATION	76

ARTICLE VIII : PROVISIONS FOR RESOLVING DISPUTED CLAIMS AND DISPUTED INTERESTS		76

8.1	OBJECTIONS TO AND ESTIMATION OF CLAIMS	76
8.2	PAYMENTS AND DISTRIBUTIONS ON DISPUTED, CONTINGENT AND UNLIQUIDATED CLAIMS AND INTERESTS AND ON CLAIMS FOR WHICH PROOFS OF CLAIM ARE FILED	76
8.3	TREATMENT OF DISPUTED DEPARTMENT OF LABOR CLAIMS	77

ARTICLE IX : PAYMENT AND FILING OF PROFESSIONAL FEE CLAIMS		77

9.1	PAYMENT OF CERTAIN FEE AND EXPENSE CLAIMS	77
9.2	BAR DATE FOR PAYMENT OR REIMBURSEMENT OF PROFESSIONAL FEES AND EXPENSES AND CLAIMS FOR SUBSTANTIAL CONTRIBUTION	79

ARTICLE X : CONFIRMATION AND CONSUMMATION OF THE PLAN		80

10.1	CONDITIONS TO EFFECTIVE DATE	80
10.2	WAIVER OF CONDITIONS	82
10.3	CONSEQUENCES IF CONFIRMATION ORDER IS VACATED	82

ARTICLE XI : INJUNCTIONS, RELEASES AND DISCHARGE		82

11.1	DISCHARGE	82
11.2	RELEASES	83
11.3	BAR ORDER	88
11.4	DISALLOWED CLAIMS AND DISALLOWED INTERESTS	89
11.5	EXCULPATION	90
11.6	CORPORATE INDEMNITIES	90
11.7	TERM OF BANKRUPTCY INJUNCTION OR STAYS	91

ARTICLE XII : RETENTION OF JURISDICTION		91

12.1	RETENTION OF JURISDICTION	91

ARTICLE XIII : LITIGATION TRUST		93
13.1	ESTABLISHMENT OF TRUST	93
13.2	LITIGATION TRUST ASSETS	93
13.3	LITIGATION TRUSTEE	94
13.4	DISSOLUTION	98
13.5	FUNDING THE LITIGATION TRUST	98

ARTICLE XIV : [RESERVED]		98

ARTICLE XV : MISCELLANEOUS		98

15.1	SURRENDER OF INSTRUMENTS	98
15.2	CREDITORS COMMITTEE	99
15.3	POST-CONFIRMATION DATE RETENTION OF PROFESSIONALS	99
15.4	EFFECTUATING DOCUMENTS AND FURTHER TRANSACTIONS	100
15.5	EXEMPTION FROM TRANSFER TAXES	100
15.6	PAID-IN CAPITAL OF CORPORATE REORGANIZED DEBTORS	100
15.7	PAYMENT OF STATUTORY FEES	101
15.8	AMENDMENT OR MODIFICATION OF THIS PLAN	101
15.9	SEVERABILITY OF PLAN PROVISIONS	102
15.10	SUCCESSORS AND ASSIGNS	102
15.11	REVOCATION, WITHDRAWAL OR NON-CONSUMMATION	102
15.12	NOTICE	102
15.13	GOVERNING LAW	104
15.14	TAX REPORTING AND COMPLIANCE	104
15.15	EXHIBITS AND APPENDICES	104
15.16	RESERVATION OF RIGHTS	104
15.17	NOTICE OF THE EFFECTIVE DATE	104

APPENDICES AND EXHIBITS

Appendix A	Filed Subsidiary Debtors
Appendix B	Subsidiary Non-Debtors
Appendix C	Collective Bargaining Agreements

Exhibit 1.1.122	Terms of Intercompany Claims Settlement
Exhibit 1.1.154	Terms of New Warrant Agreement
Exhibit 5.2	Restructuring Transactions
Exhibit 5.3.1(1)	Certificate of Incorporation of Reorganized Tribune
Exhibit 5.3.1(2)	By-Laws of Reorganized Tribune
Exhibit 5.3.1(3)	Registration Rights Agreement
Exhibit 5.3.2(1)	Officers of Reorganized Tribune
Exhibit 5.3.2(2)	Directors of Reorganized Tribune
Exhibit 5.3.3	Directors, Managers, and Officers of Reorganized Debtors Other Than Reorganized Tribune
Exhibit 5.6	Terms of New Senior Secured Term Loan
Exhibit 5.10	Terms of Exit Facility
Exhibit 5.13	Terms of Trust Loan Agreement
Exhibit 5.15.1(1)	Step Two/Disgorgement Settlement Undertaking
Exhibit 5.15.1(2)	Step Two/Disgorgement Settlement Procedures
Exhibit 5.15.4	Terms of Retiree Claimant Settlement Agreement
Exhibit 6.3	Rejected Executory Contracts and Unexpired Leases
Exhibit 13.1	Litigation Trust Agreement

INTRODUCTION

The Proponents are the Debtors, the Creditors’ Committee (as hereafter defined), certain investment funds and accounts managed by Oaktree Capital Management, L.P. and/or its Affiliates (“Oaktree”) and Angelo, Gordon & Co., L.P. and/or certain of its Affiliates (“Angelo Gordon”), each of which is a Holder, or is a general partner or manager of an entity that is a Holder, of Senior Loan Claims, and JPMorgan Chase Bank, N.A. and certain of its Affiliates, as the Senior Loan Agent and as Holders of Senior Loan Claims (“JPMorgan”). The Proponents are the proponents of this Plan within the meaning of section 1129 of the Bankruptcy Code.

The Proponents hereby propose the following joint plan of reorganization for the resolution of all outstanding Claims against and Interests in all of the Debtors in their reorganization cases under chapter 11 of the Bankruptcy Code. The Guarantor Non-Debtors shall participate in this Plan with the Debtors. This Plan amends the Second Amended Plan in order to address concerns noted by the Bankruptcy Court in its Opinion on Confirmation issued on October 31, 2011 [D.I. 10133], as subsequently modified on December 29, 2011 [D.I. 10531].

Reference is made to the Disclosure Documents for a discussion of the Debtors’ history, businesses, properties and operations, projections for those operations, risk factors, a summary and analysis of this Plan, and certain related matters including, among other things, the indebtedness and securities to be issued under this Plan. Subject to certain restrictions and requirements set forth herein, including, without limitation Sections 15.8 and 15.9 of this Plan, and in section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019, the Proponents reserve the right to alter, amend, modify, revoke or withdraw this Plan prior to its substantial consummation in accordance with the terms hereof, the Confirmation Order, and the Bankruptcy Code.

ARTICLE I: DEFINITIONS; RULES OF INTERPRETATION; EXHIBITS

1.1 Definitions.

As used herein, capitalized terms shall have the meanings set forth below. Any term that is not otherwise defined herein, but that is used in the Bankruptcy Code or the Bankruptcy Rules, shall have the meaning given to that term in the Bankruptcy Code or the Bankruptcy Rules, as applicable.

1.1.1 Administrative Expense Claim means a Claim for costs and expenses of administration of the Chapter 11 Cases that is Allowed under sections 328, 330, 363, 364(c)(1), 365, 503(b), or 507(a)(2) of the Bankruptcy Code, including, without limitation, (a) any actual and necessary costs and expenses of preserving the Debtors’ Estates and operating the businesses of the Debtors (such as wages, salaries and commissions for services and payments for inventory, leased equipment and premises) and Claims of governmental units for taxes (including tax audit Claims) related to tax years ending on or after the Petition Date or commencing after the Petition Date, but excluding Claims related to tax periods ending on or before the Petition Date; (b) all compensation for legal, financial, advisory, accounting and other professional services and reimbursement of expenses incurred during the Chapter 11 Cases Allowed by the Bankruptcy Court; (c) any indebtedness or obligation incurred or assumed by the

Debtors during the Chapter 11 Cases pursuant to an agreement which was approved or otherwise permitted by a Final Order of the Bankruptcy Court or is an ordinary course agreement; (d) any payment to cure a default on an assumed executory contract or unexpired lease; (e) post-petition Claims against any of the Debtors held by a Debtor or a non-Debtor Affiliate; or (f) any fees and charges assessed against the Debtors’ Estates under section 1930, chapter 123, of title 28 of the United States Code.

1.1.2 Advisors means any Persons who acted as advisors to a Tribune Entity or to any of its officers, directors, or any special or independent committee of its Board of Directors with respect to any matter arising from or related to the leveraged buy-out of Tribune that occurred in 2007, provided that the Step Two Arrangers shall not be deemed to have been Advisors with respect to actions they took solely in their capacities as agents, arrangers or lenders under the Senior Loan Agreement, Bridge Loan Agreement or related guarantees.

1.1.3 Advisor Claims means any and all LBO-Related Causes of Action that the Tribune Entities or the Debtors’ Estates may have or are entitled to assert on behalf of their respective Estates against any Person related to such Person’s conduct as Advisor.

1.1.4 Affiliate shall have the meaning ascribed to such term in section 101(2) of the Bankruptcy Code, and when used with reference to any Debtor, shall include, but not be limited to, each of the other Debtors.

1.1.5 Allocation Disputes Rulings means (a) the Order Regarding Allocation Disputes, dated April 9, 2012 [D.I. 11338] and (b) the Memorandum Regarding Allocation Disputes, dated April 9, 2012 [D.I. 11337].

1.1.6 Allowed means, with respect to a Claim or Interest, or any portion thereof, in any Class or category specified, a Claim or Interest (a) that is evidenced by a Proof of Claim or Interest and as to which no objection or request for estimation has been filed on or before any objection deadline established pursuant to Section 8.1 of this Plan or the expiration of such other applicable period fixed by the Bankruptcy Court, (b) that is listed on the pertinent Debtor’s schedules but is not listed as disputed, contingent or unliquidated, that is not otherwise subject to an objection and as for which no contrary or superseding Proof of Claim or Interest has been filed, (c) as to which any objection has been settled, waived, withdrawn or overruled by a Final Order; or (d) that is expressly allowed (i) by a Final Order, (ii) pursuant to the terms of the Claims Settlement Order, (iii) solely with respect to those Claims that are not pre-petition Claims and are not required under applicable bankruptcy law to be allowed pursuant to an order of the Bankruptcy Court, by an agreement between the Holder of such Claim and the pertinent Debtor or Reorganized Debtor pursuant to an agreement which was approved or otherwise permitted by a Final Order of the Bankruptcy Court or is an ordinary course agreement that, unless de minimis in nature, has been provided to and has not been objected to in writing by the Proponents, or (iv) pursuant to the terms of this Plan. For the avoidance of doubt, to the extent a Claim is not Allowed, such Claim is still subject to objection based upon potentially applicable rights of avoidance, setoff, subordination, and any other defenses.

1.1.7 Arranger Bridge Lenders means each of JPMorgan, Citicorp North America, Inc., the Former Bridge Loan Agent and Bank of America, N.A., in each case including their respective Affiliates (other than Citigroup Financial Products, Inc.), each in their capacity as Holders of Bridge Loan Claims for their own account.

1.1.8 Assigned Senior Guaranty Claims has the meaning set forth in Section 11.2.5 of this Plan.

1.1.9 Available Cash means all bank Cash balances that are immediately available for disbursement reduced by the value of (a) any funds held in accounts that are restricted in their use, including, but not limited to, Cash held as collateral for issued letters of credit, Cash held in escrow accounts, Cash held for collateral in respect of utility deposits, and Cash held by Multimedia Insurance Company, a Non-Guarantor Non-Debtor and (b) up to $5,000,000 held in bank accounts that are not part of the Debtors’ centralized cash management system.

1.1.10 Average Distributable Cash means the average of the Available Cash balance of all of the Tribune Entities at the close of business on each of the four Fridays (or the immediately preceding Business Day if any such Friday is not a Business Day) immediately preceding the Effective Date.

1.1.11 Ballot means the document for accepting or rejecting the Plan in the form approved by the Bankruptcy Court.

1.1.12 Bankruptcy Code means title 11 of the United States Code, as in effect on the Petition Date, together with any and all amendments and modifications thereto that were subsequently made applicable to the Chapter 11 Cases.

1.1.13 Bankruptcy Court means the United States Bankruptcy Court for the District of Delaware.

1.1.14 Bankruptcy Rules means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code and any local rules of the Bankruptcy Court, as in effect on the Petition Date, together with any and all amendments and modifications thereto that were subsequently made applicable to the Chapter 11 Cases.

1.1.15 Bridge Lender Fee/Expense Claims means all of the reasonable and documented fees, costs and expenses of the professionals and advisors for the Bridge Plan Proponents and/or the Bridge Loan Agent incurred in connection with the Chapter 11 Cases on or after the Petition Date through the Effective Date and not previously reimbursed by the Debtors or Reorganized Debtors.

1.1.16 Bridge Lender Group means Non-Arranger Bridge Lenders that have been in communication with the Bridge Loan Agent in connection with the Chapter 11 Cases and their respective Affiliates and funds under common management, that in the aggregate are Holders of approximately fifty percent (50%) of the Claims in Class 1D by outstanding principal amount, or successors thereto, in their capacities as Holders of Bridge Loan Claims, and that include the Bridge Plan Proponents and/or their successors.

1.1.17 Bridge Lenders means the lenders from time to time party to the Bridge Loan Agreement as Lenders thereunder, including former lenders and any applicable assignees and participants thereof.

1.1.18 Bridge Loan Agent means Wells Fargo Bank, N.A. as administrative agent, and its Affiliates and Related Persons of such entities (but excluding the Former Bridge Loan Agent as a Related Person of the Bridge Loan Agent for all purposes in the Plan), and any successor administrative agent, under the Bridge Loan Agreement.

1.1.19 Bridge Loan Agreement means that certain Senior Unsecured Interim Loan Agreement, dated as of December 20, 2007, among Tribune, the Bridge Lenders, the Former Bridge Loan Agent, JPMorgan Chase Bank, N.A., as syndication agent, and Citicorp North America, Inc. and Bank of America, N.A., as co-documentation agents, as amended, restated, supplemented or otherwise modified from time to time.

1.1.20 Bridge Loan Arrangers means any Administrative Agent, Syndication Agent, Documentation Agent, Lead Arranger, Joint Bookrunner or other party serving a similar purpose, holding a similar title or serving in a similar capacity under the Bridge Loan Agreement, as such terms are used in the Bridge Loan Agreement.

1.1.21 Bridge Loan Claim means a Claim arising under the Bridge Loan Agreement.

1.1.22 Bridge Loan Guaranty Agreement means the Guarantee Agreement, dated as of December 20, 2007, among Tribune, each of the subsidiaries of Tribune listed on Annex I thereto, and the Former Bridge Loan Agent, as amended, restated, supplemented or otherwise modified from time to time.

1.1.23 Bridge Loan Guaranty Claim means a Claim arising under Bridge Loan Guaranty Agreement.

1.1.24 Bridge Plan Proponents means King Street Acquisition Company, L.L.C., King Street Capital, L.P. and Marathon Asset Management, L.P.

1.1.25 Bridge Settlement Proceeds means an amount of consideration equal to $2,277,549.

1.1.26 Bridge Settlement Term Sheet means the Bridge Settlement Term Sheet attached to the Mediator’s Third Report, filed on January 28, 2011 [D.I. 7656].

1.1.27 Business Day means any day other than a Saturday, a Sunday or “legal holiday” (as defined in Bankruptcy Rule 9006(a)).

1.1.28 By-Laws means the amended and restated by-laws of Reorganized Tribune, in substantially the form of Exhibit 5.3.1(2) to be filed with the Plan Supplement.

1.1.29 Cash means legal tender of the United States of America or equivalents thereof, including, without limitation, payment in such tender by check, wire transfer or any other customary payment method.

1.1.30 Certificate of Incorporation means the amended and restated certificate of incorporation of Reorganized Tribune, in substantially the form of Exhibit 5.3.1(1) to be filed with the Plan Supplement.

1.1.31 Chapter 11 Cases means the voluntary cases commenced on the Petition Date by the Debtors in the Bankruptcy Court under chapter 11 of the Bankruptcy Code and the voluntary cases, if any, commenced by any of the Subsidiary Non-Debtors under chapter 11 of the Bankruptcy Code.

1.1.32 Claim means a “claim,” as defined in section 101(5) of the Bankruptcy Code.

1.1.33 Claims Settlement Order means the Order Granting Debtors (I) Limited Waiver of Requirements of Local Rule 3007-1(f) and (II) Authority to Settle Disputed Claims, as entered on November 25, 2009 [D.I. 2657], as the same may be amended, modified or supplemented from time to time.

1.1.34 Class means a category of Claims or Interests set forth in Article III of this Plan, as such term is used and described in section 1122 and section 1123(a)(1) of the Bankruptcy Code.

1.1.35 Class 1C Litigation Trust Interests means beneficial interests in the Litigation Trust granted to Holders of Allowed Class 1C Claims, which shall entitle such Holders to a Pro Rata share, calculated together with Allowed Class 1D Claims, of the Senior Loan Claims Net Litigation Trust Proceeds; provided, however, that in no event shall any Holder of an Allowed Class 1C Claim be entitled to receive payments that exceed the Allowed amount of such Holder’s Claim plus, to the extent permissible under applicable law, accrued Post-petition Interest thereon.

1.1.36 Class 1D Litigation Trust Interests means beneficial interests in the Litigation Trust granted to Holders of Allowed Class 1D Claims, which shall entitle such Holders to a Pro Rata share, calculated together with Allowed Class 1C Claims, of the Senior Loan Claims Net Litigation Trust Proceeds; provided, however, that in no event shall any Holder of an Allowed Class 1D Claim be entitled to receive payments that exceed the Allowed amount of such Holder’s Claim plus, to the extent permissible under applicable law, accrued Post-petition Interest thereon.

1.1.37 Class 1E Litigation Trust Interests means beneficial interests in the Litigation Trust granted to Holders of Allowed Class 1E Claims, which shall entitle such Holders to (i) a Pro Rata share, calculated together with Allowed Class 1I and 1J Claims and Allowed Class 1F Claims the Holders of which elect the treatment set forth in Section 3.2.6(c)(iii) or Section 3.2.6(c)(iv), of the Parent GUC Trust Preference and (ii) a Pro Rata share, calculated together with Allowed Class 1I and 1J Claims and Allowed Class 1F Claims the Holders of which elect the treatment set forth in Section 3.2.6(c)(iii) or Section 3.2.6(c)(iv), of the Parent GUC Net Litigation Trust Proceeds; provided, however, that in no event shall any Holder of an Allowed Class 1E Claim be entitled to receive payments that exceed the Allowed amount of such Holder’s Claim plus, in accordance with the Allocation Disputes Rulings and applicable law, accrued Post-petition Interest thereon.

1.1.38 Class 1F Litigation Trust Interests means beneficial interests in the Litigation Trust granted to Holders of Allowed Class 1F Claims the Holders of which elect the treatment set forth in Section 3.2.6(c)(iii) or Section 3.2.6(c)(iv), which shall entitle such Holders to a Pro Rata share, calculated together with Allowed Class 1E, 1I and 1J Claims, of: (i) the Parent GUC Trust Preference; and (ii) the Parent GUC Net Litigation Trust Proceeds; provided, however, that in no event shall any Holder of an Allowed Class 1F Claim be entitled to receive payments that exceed the Allowed amount of such Holder’s Claim plus, in accordance with the Allocation Disputes Rulings and applicable law, accrued Post-petition Interest thereon.

1.1.39 Class 1I Litigation Trust Interests means beneficial interests in the Litigation Trust granted to Holders of Allowed Class 1I Claims, which shall entitle such Holders to a Pro Rata share, calculated together with Allowed Class 1E and 1J Claims and Allowed Class 1F Claims the Holders of which elect the treatment set forth in Section 3.2.6(c)(iii) or Section 3.2.6(c)(iv), of (i) the Parent GUC Trust Preference; and (ii) the Parent GUC Net Litigation Trust Proceeds; provided that all distributions that would otherwise be made on account of Class 1I Litigation Trust Interests first shall be turned over and distributed Pro Rata to Holders of Class 1E Litigation Trust Interests, Class IF Litigation Trust Interests and Class 1J Litigation Trust Interests, provided that any amounts allocable to Class 1J Litigation Trust Interests shall not be distributed directly to the Holders of Class 1J Litigation Trust Interests and instead shall be turned over and distributed Pro Rata to Holders of Class 1E Litigation Trust Interests and Class 1F Litigation Trust Interests until such Holders have received payment in full of the Allowed amount of such Holders’ Allowed Claims plus, in accordance with the Allocation Disputes Rulings and applicable law, accrued Post-petition Interest thereon, and thereafter shall be turned over and distributed Pro Rata to the Holders of Class 1J Litigation Trust Interests until such Holders have received payment in full of the Allowed amount of such Holders’ Claims plus, in accordance with the Allocation Disputes Rulings and applicable law, accrued Post-petition Interest thereon; provided further, that in no event shall any Holder of an Allowed Class 1I Claim be entitled to receive payments that exceed the Allowed amount of such Holder’s Claim plus, to the extent permissible under applicable law, accrued Post-petition Interest thereon.

1.1.40 Class 1J Litigation Trust Interests means beneficial interests in the Litigation Trust granted to Holders of Allowed Class 1J Claims, which shall entitle such Holders to a Pro Rata share, calculated together with Allowed Class 1E and 1I Claims and Allowed Class 1F Claims the Holders of which elect the treatment set forth in Section 3.2.6(c)(iii) or Section 3.2.6(c)(iv), of (i) the Parent GUC Trust Preference; and (ii) the Parent GUC Net Litigation Trust Proceeds; provided that all distributions that would otherwise be made on account of Class 1J Litigation Trust Interests (including any distributions made in respect of Class 1I Litigation Trust Interests) shall be turned over and distributed Pro Rata to Holders of Class 1E Litigation Trust Interests and Class IF Litigation Trust Interests until such Holders have received payment in full of the Allowed amount of such Holders’ Allowed Claims plus, in accordance with the Allocation Disputes Rulings and applicable law, accrued Post-petition Interest thereon; provided further, that in no event shall any Holder of an Allowed Class 1J Claim be entitled to receive payments that exceed the Allowed amount of such Holder’s Claim plus, in accordance with the Allocation Disputes Rulings and applicable law, accrued Post-petition Interest thereon.

1.1.41 Class 1L Litigation Trust Interests means beneficial interests in the Litigation Trust granted to Holders of Allowed Class 1L Claims, which shall entitle such Holders to a Pro Rata share of the Net Litigation Trust Proceeds, if any, remaining after the payment in full of all other Allowed Claims against Tribune including, to the extent permissible under applicable law, accrued Post-petition Interest thereon; provided, however, that in no event shall any Holder of an Allowed Class 1L Claim be entitled to receive payments that exceed the Allowed amount of such Holder’s Claim plus, to the extent permissible under applicable law, accrued Post-petition Interest thereon.

1.1.42 Collective Bargaining Agreement(s) means, individually or collectively, the collective bargaining agreements listed on Appendix C hereto.

1.1.43 Committee Complaints means the complaints, as amended, filed by the Creditors’ Committee in the lawsuits entitled Official Committee of Unsecured Creditors of the Tribune Company v. FitzSimons, et al. (In re Tribune Co.), Adv. Proc. No. 10-54010 (Bankr. D. Del.) (KJC) and Official Committee of Unsecured Creditors v. JPMorgan Chase Bank, N.A., et al. (In re Tribune Co.), Adv. Proc. No. 10-53963 (Bankr. D. Del.) (KJC).

1.1.44 Communications Act means the Communications Act of 1934, as amended, or any other successor federal statute, and the rules and regulations of the FCC promulgated thereunder.

1.1.45 Confirmation Date means the date on which the Clerk of the Bankruptcy Court enters the Confirmation Order on its docket.

1.1.46 Confirmation Hearing means the hearing held by the Bankruptcy Court on confirmation of this Plan, as such hearing may be continued from time to time.

1.1.47 Confirmation Order means the order of the Bankruptcy Court confirming this Plan pursuant to section 1129 of the Bankruptcy Code.

1.1.48 Convenience Claim means a Claim against Tribune that would otherwise be a General Unsecured Claim that is (a) in an amount equal to or less than $1,000 or (b) in an amount that has been reduced to $1,000 pursuant to a Convenience Class Election made by the Holder of such Claim; provided, however, that where any portion(s) of a single Claim has been transferred on or after April 12, 2010, any transferred portion(s) shall continue to be treated together with such Claim as a single Claim for purposes of the Convenience Class Election and determining whether such Claim qualifies as a Convenience Claim.

1.1.49 Convenience Class Election means an irrevocable election made on the Ballot by the Holder of a Claim against Tribune that would otherwise be a General Unsecured Claim in an amount greater than $1,000 to reduce such Claim to $1,000.

1.1.50 Creditor Proponents means the Proponents other than the Debtors and the Creditors’ Committee; provided, however, that where this Plan provides for any approval, waiver, modification, or action by the “Creditor Proponents”, such approval or waiver may be given or modification or action may be taken by the Creditor Proponents so long as each of Oaktree, Angelo Gordon, and JPMorgan all agree in writing with such approval or action; and provided further, however, that other Proponents may become “Creditor Proponents” of this Plan with the written consent of each of Oaktree, Angelo Gordon, and JPMorgan.

1.1.51 Creditors’ Committee means the official committee of unsecured creditors appointed by the U.S. Trustee pursuant to section 1102(a) of the Bankruptcy Code in the Chapter 11 Cases.

1.1.52 Creditors’ Committee Member Fee/Expense Claims means amounts incurred by individual members of the Creditors’ Committee solely in their capacity as members of the Creditors’ Committee on and after the Petition Date through and including the Effective Date for the reasonable and documented fees, costs and expenses of their individual outside legal and/or financial advisors.

1.1.53 Customer Program means any of the Debtors’ customer programs and practices as to which the Debtors were authorized, in their sole discretion and in the ordinary course of business, to honor and perform all obligations in respect thereof by the Order Authorizing, But Not Requiring, the Debtors to Honor Certain Prepetition Obligations to Customers and to Otherwise Continue Prepetition Customer Programs and Practices in the Ordinary Course of Business, which was signed by the Bankruptcy Court on December 10, 2008 [D.I. 50].

1.1.54 Debtor(s) means, individually or collectively, the debtors and debtors in possession identified in footnote 1 hereto, and shall also include any Subsidiary Non-Debtor that files a chapter 11 petition for relief prior to the Confirmation Date.

1.1.55 Debtor Released Claims has the meaning set forth in Section 11.2.1 of this Plan.

1.1.56 Defined Benefit Plan means a single-employer plan within the meaning of section 4001(a)(15) of the Employee Retirement Income Security Act of 1974, as amended.

1.1.57 Designation Rights has the meaning set forth in Section 5.3.2 of this Plan.

1.1.58 Deutsche Bank means Deutsche Bank Trust Company Americas, not personally but as successor trustee under (i) that certain indenture dated March 1, 1992, by and between Tribune and Continental Bank, N.A.; (ii) that certain indenture dated January 30, 1995, by and between Tribune and First Interstate Bank of California; and (iii) that certain indenture dated January 1, 1997, by and between Tribune and Bank of Montreal Trust Company, as each may be amended, restated or otherwise modified from time to time.

1.1.59 DIP Facility means the financing facility and letter of credit facility entered into by the Debtors pursuant to the DIP Facility Agreements.

1.1.60 DIP Facility Agent means Barclays Bank PLC, as administrative agent and letter of credit agent under the DIP Facility Agreements.

1.1.61 DIP Facility Agreements means collectively, as each may be amended, supplemented or otherwise modified from time to time, (a) that certain Amended and Restated Receivables Loan Agreement among Tribune, Tribune Receivables, LLC, the DIP Facility Agent, and the DIP Facility Lenders, (b) that certain Amended and Restated Receivables Purchase Agreement among Tribune Receivables, LLC, Tribune and the other Originators (as defined therein), (c) that certain Amended and Restated Servicing Agreement among Tribune Receivables, LLC, Tribune and the other Originators (as defined therein), (d) that certain Amended and Restated Guaranty Security Agreement among Tribune, the other Debtors, and the DIP Facility Agent, (e) that certain Letter of Credit Agreement among the DIP Facility Agent, certain DIP Facility Lenders and the Debtors, and (f) that certain Payout and Termination Agreement, dated as of March 1, 2010, among Tribune Receivables, LLC, Tribune, certain subsidiaries of Tribune party thereto, and Barclays Bank PLC, as administrative agent.

1.1.62 DIP Facility Claims means all Claims held by the DIP Facility Agent and the DIP Facility Lenders pursuant to the DIP Facility Agreements and the Final DIP Order.

1.1.63 DIP Facility Lenders means the lenders from time to time party to the DIP Facility Agreements, including any applicable assignees and participants thereof.

1.1.64 Disallowed Claim means all or such part of a Claim that is disallowed by a Final Order.

1.1.65 Disbursing Agent means any entity in its capacity as a disbursing agent under Section 7.5 of this Plan.

1.1.66 Discharge Injunction means the injunction described in section 1141 of the Bankruptcy Code and contained in Section 11.1.2 of this Plan.

1.1.67 Disclaimed State Law Avoidance Claims means any and all LBO-Related Causes of Action arising under state fraudulent conveyance law that existed in favor of any Holder of a Claim that arose prior to the Petition Date against Selling Stockholders, solely in their capacities as such and solely with respect to funds received in their capacities as such, that are not released by the relevant Holder of a Claim in accordance with Section 11.2.2 of this Plan; provided, however, that Disclaimed State Law Avoidance Claims shall not include (i) any claims for intentional fraudulent conveyance, (ii) any and all LBO-Related Causes of Action arising under state fraudulent conveyance law set forth in the amended complaint filed by the Creditors’ Committee on December 7, 2010 in the lawsuit entitled Official Committee of Unsecured Creditors of the Tribune Company v. FitzSimons, et al. (In re Tribune Co.), Adv. Proc. No. 10-54010 (Bankr. D. Del.) (KJC), (iii) any Released Claims, or, for the avoidance of doubt (iv) any LBO-Related Causes of Action against any Released Parties or any LBO-Related Causes of Action arising under state fraudulent conveyance law as to which the right to pursue, prosecute, settle or release such claims has been explicitly retained by the Estates. For the avoidance of doubt, nothing in this Plan is intended to determine whether a Selling Stockholder properly faces liability with respect to the Disclaimed State Law Avoidance Claims.

1.1.68 Disclosure Documents means that certain supplemental disclosure document relating to this Plan and the general and specific disclosure statement relating to the Second Amended Plan, including, without limitation, all exhibits and schedules thereto, as the same may be amended, supplemented or otherwise modified from time to time, as approved by the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code.

1.1.69 Disputed Claim means any portion of a Claim (a) that is neither an Allowed Claim nor a Disallowed Claim, (b) that is listed as disputed, contingent or unliquidated on the Debtors’ schedules or that is otherwise subject to an objection, (c) for which a Proof of Claim has been timely filed with the Bankruptcy Court or a written request for payment has been made, to the extent the Debtors have, or any party in interest entitled to do so has, interposed a timely objection or request for estimation, which objection or request for estimation has not been withdrawn or determined by a Final Order, or (d) that is subject to challenge by the Litigation Trust pursuant to this Plan.

1.1.70 Distributable Cash means an amount in Cash equal to (a) the Distributable Cash Pool plus (b) the Step Two/Disgorgement Settlement Proceeds less (c) the sum of (i) $325 million, (ii) the amount of Cash necessary to fund the Trust Loan, (iii) the amount of Cash estimated by the Proponents to be required to be distributed to or reserved for Holders of Allowed Administrative Expense Claims (including fees paid pursuant to Section 9.1 and Section 9.2 of this Plan, any fees and expenses associated with the Exit Facility or any new indebtedness under Section 5.6 of this Plan, and cure costs required to be paid by the Debtors but excluding post-petition payables arising and paid in the ordinary course of business), Priority Tax Claims estimated to be payable at or in connection with the Effective Date, DIP Facility Claims, Priority Non-Tax Claims, Claims arising from Employee Benefit Plans continuing with current employees, and Cash required to be posted to cash collateralize outstanding letters of credit, (iv) fees and expenses estimated to be payable pursuant to Section 15.2 of this Plan, and (v) tax reserves, to the extent not duplicative of any amounts otherwise taken into account in clauses (i) through (iii) or any amounts otherwise excluded from Available Cash.

1.1.71 Distributable Cash Pool means an amount in Cash equal to (i) if the Average Distributable Cash is more than $25 million greater than the Effective Date Cash, the Effective Date Cash plus $25 million, or (ii) if the Average Distributable Cash is more than $25 million less than the Effective Date Cash, the Effective Date Cash less $25 million, or (iii) if the Average Distributable Cash is within $25 million higher or lower than the Effective Date Cash, the Average Distributable Cash.

1.1.72 Distribution Date means any of the Initial Distribution Date, the Quarterly Distribution Date and the Final Distribution Date, but in no event a date prior to the Effective Date.

1.1.73 Distribution Record Date means the Confirmation Date or such other date as may be designated in the Confirmation Order.

1.1.74 DTC means The Depository Trust Company.

1.1.75 Effective Date means the first Business Day on which all of the conditions to the Effective Date specified in Section 10.1 of this Plan have been satisfied or waived in accordance with Section 10.2 of this Plan.

1.1.76 Effective Date Cash means an amount in Cash equal to the Available Cash balance of all of the Tribune Entities at the close of business on the Friday immediately preceding the Effective Date (or the immediately preceding Business Day if any such Friday is not a Business Day).

1.1.77 EGI-TRB LLC Noteholder means a Holder of EGI-TRB LLC Notes.

1.1.78 EGI-TRB LLC Notes means those certain promissory notes in the aggregate principal amount of $225 million issued by Tribune in favor of EGI-TRB LLC and certain direct and indirect assignees of EGI-TRB LLC.

1.1.79 EGI-TRB LLC Notes Claim means all Claims held by the EGI-TRB LLC Noteholders pursuant to the EGI-TRB LLC Notes.

1.1.80 EGI-TRB LLC Warrant means those certain 15-year warrants issued to EGI-TRB LLC and certain assignees evidencing rights to purchase 43,478,261 shares in the aggregate (subject to adjustment) of Old Common Stock.

1.1.81 Employee Benefit Claim means any Claim arising under or in connection with an assumed Employee Benefit Plan.

1.1.82 Employee Benefit Plan means any employment, compensation, tax-qualified or non-tax qualified Pension Plan, Defined Benefit Plan, Multiemployer Plan, healthcare, bonus, incentive compensation, sick leave and other leave, vacation pay, expense reimbursement, dependent care, retirement, savings, workers compensation, life insurance, disability, dependent care, dependent healthcare, education, severance or other benefit plan or any individual contract or agreement that has not been rejected or terminated prior to the Confirmation Date for the benefit of the directors, officers or employees (whether salaried or hourly) of the applicable Debtor, or maintained by any Debtor for employees of non-Debtor direct or indirect subsidiaries of a Debtor, and any retiree benefit program of the applicable Debtor included in the protections of section 1114 of the Bankruptcy Code, in all cases that has been in existence and has accrued to a specific person before or on the Petition Date or has been approved or otherwise permitted by a Final Order of the Bankruptcy Court or is an ordinary course agreement, plan or program, provided that any of the foregoing that specifically applies to any of the top twenty (20) officers of Tribune and its wholly-owned subsidiaries (determined by salary and bonus payments earned with respect to the most recently completed fiscal year) and does not have broad application to employees other than such officers, must have been disclosed to and approved by the Creditor Proponents to constitute an “Employee Benefit Plan”; provided further, that the definition of “Employee Benefit Plan” excludes Non-Qualified Former Employee Benefit Plans and the ESOP.

1.1.83 Equity Incentive Plan means an equity incentive plan pertaining to the Reorganized Debtors described in Section 5.11 of this Plan.

1.1.84 ESOP means, individually or collectively, the Tribune Employee Stock Ownership Plan and the Tribune Employee Stock Ownership Trust and any related documents and agreements, as the context implies.

1.1.85 Estate(s) means, individually or collectively, the estate or estates of the Debtors created under section 541 of the Bankruptcy Code.

1.1.86 Exhibit means an exhibit annexed to this Plan.

1.1.87 Exit Facility means a new revolving credit facility, if any, as described in Exhibit 5.10 to be filed with the Plan Supplement, providing for loans and other extensions of credit in an aggregate amount up to $300 million, with a letter of credit sub-facility of up to $100 million, which may be entered into by Reorganized Tribune and certain of the other Reorganized Debtors and U.S. Subsidiary Non-Debtors on the Effective Date.

1.1.88 Exit Facility Credit Agreement means the definitive agreement relating to the Exit Facility.

1.1.89 Face Amount means (a) when used in reference to a Disputed Claim, (i) the full stated amount claimed by the Holder of such Claim in any Proof of Claim timely filed with the Bankruptcy Court (or otherwise deemed timely filed by any Final Order of the Bankruptcy Court or other applicable bankruptcy law) or such other lesser amount agreed to by such Holder or authorized by the Bankruptcy Court, (ii) if no such claim is filed in accordance with clause (i) above, the full stated amount listed on the pertinent Debtor’s schedules as disputed, contingent or unliquidated if no contrary or superseding Proof of Claim or an objection to the Claim has been filed, or (iii) if no stated amount is included in the Proof of Claim or the pertinent Debtor’s schedules with respect to a disputed, contingent or unliquidated claim, then an amount determined by the pertinent Debtor, and (b) when used in reference to an Allowed Claim, the Allowed amount of such Claim.

1.1.90 FCC means the Federal Communications Commission or any other federal agency succeeding to its jurisdiction.

1.1.91 FCC Applications means, collectively, each application filed with the FCC in connection with this Plan, including those filed in connection with the assignment and/or transfer of control of FCC Licenses from the Debtors to the Reorganized Debtors and any other FCC applications necessary to complete the Restructuring Transactions.

1.1.92 FCC Approval means an action or actions by the FCC (including any action or actions taken by the FCC’s staff pursuant to delegated authority and regardless of whether any action or actions may be subject to further administrative or judicial review) on the FCC Applications granting any consent of the FCC necessary to consummate the assignment and/or transfer of control of FCC Licenses from the Debtors to the Reorganized Debtors and/or otherwise necessary to implement this Plan.

1.1.93 FCC Licenses means broadcasting and other licenses, authorizations, waivers and permits that are issued from time to time by the FCC.

1.1.94 Fee Procedures Order means the Order Establishing Procedure for Interim Compensation and Reimbursement of Expenses of Professionals and Committee Members Pursuant to 11 U.S.C. §§ 105(a) and 331 [D.I. 225], as may be amended from time to time.

1.1.95 Filed Subsidiary Debtors means, individually or collectively, the Debtors listed on Appendix A hereto.

1.1.96 Final DIP Order means the Final Order Pursuant to Sections 105, 362(d), 363(b)(1), 363(f), 363(m), 364(c)(1), 364(c)(2), 364(c)(3), 364(d), 364(e), and 365 of the Bankruptcy Code (1) Authorizing the Debtors to Guarantee an Amended Securitization Facility and For Certain Debtors to Continue Selling Receivables and Related Rights Pursuant Thereto, (2) Authorizing the Debtors to Enter Into a Letter of Credit Facility, (3) Modifying the Automatic Stay and (4) Granting Other Related Relief, as entered on January 15, 2009 [D.I. 233], as the same has been and may be amended, modified or supplemented from time to time, together with any modifications and amendments thereto, including, without limitation, the Order Authorizing Debtors to Amend Letter of Credit Facility Pursuant to Sections 105, 362(d), 363(b)(1), 364(c)(1), 364(c)(2), 364(c)(3), 364(d), 364(e) and 365 of the Bankruptcy Code and Granting Other Related Relief, as entered on March 22, 2010 [D.I. 3808].

1.1.97 Final Distribution Date means a date selected by the Reorganized Debtors that is no later than thirty (30) days after the date that all Disputed Claims in the applicable Class(es) shall have been Allowed or Disallowed.

1.1.98 Final Order means an order or judgment of the Bankruptcy Court (or other court of competent jurisdiction) entered on the docket in the Chapter 11 Cases (or on the docket of any other court of competent jurisdiction), which has not been reversed, vacated or stayed and as to which (a) the time to appeal, petition for certiorari or move for a new trial, reargument or rehearing has expired and as to which no appeal, petition for certiorari or other proceedings for a new trial, reargument or rehearing shall then be pending, or (b) if an appeal, writ of certiorari, new trial, reargument or rehearing thereof has been sought, such order or judgment of the Bankruptcy Court shall have been affirmed by the highest court to which such order was appealed, or certiorari shall have been denied or a new trial, reargument or rehearing shall have been denied or resulted in no modification of such order, and the time to take any further appeal, petition for certiorari or move for a new trial, reargument or rehearing shall have expired; provided, however, that the possibility that a motion under Rule 59 or Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed relating to such order, shall not cause such order not to be a Final Order.

1.1.99 Foreign Ownership Certification means the certification of aggregate foreign voting interests and aggregate foreign equity interests that each Holder of a Claim that is eligible to receive New Common Stock under this Plan must provide.

1.1.100 Former Bridge Loan Agent means Merrill Lynch Capital Corporation as former administrative agent under the Bridge Loan Agreement.

1.1.101 General Unsecured Claim means any Claim against the Debtors that is not an Administrative Expense Claim, a DIP Facility Claim, a Priority Tax Claim, a Priority Non-Tax Claim, an Other Secured Claim, a Senior Loan Claim, a Bridge Loan Claim, a Senior Noteholder Claim, a Convenience Claim, an EGI-TRB LLC Notes Claim, a PHONES Notes Claim, an Employee Benefit Claim, an Intercompany Claim, a Securities Litigation Claim, a Senior Guaranty Claim or a Bridge Loan Guaranty Claim and shall not include Disallowed Claims or Claims that are released, whether by operation of law or pursuant to order of the Bankruptcy Court, written release or settlement, the provisions of this Plan or otherwise (for the avoidance of doubt, General Unsecured Claims shall include any Allowed Claim by Wilmington Trust for fees and expenses arising under Section 6.07 of the PHONES Notes Indenture).

1.1.102 Global Contract Motion means a motion seeking the assumption or rejection of unassumed or unrejected executory contracts and unexpired leases of the Debtors, which motion may be filed with the Bankruptcy Court and heard at the Confirmation Hearing.

1.1.103 Guarantor Debtors means those Debtors listed on Appendix A hereto as “Guarantor Debtors”.

1.1.104 Guarantor Non-Debtor Release means the release by all Holders of Loan Guaranty Claims against the Guarantor Non-Debtors on the Effective Date (a) releasing the Guarantor Non-Debtors from any and all Senior Guaranty Claims and Bridge Loan Guaranty Claims and (b) releasing the Senior Loan Agent, Former Bridge Loan Agent, and Bridge Loan Agent, respectively, from any and all claims, obligations, suits, judgments, damages, rights, causes of action and liabilities of any nature whatsoever resulting from the release of the Guarantor Non-Debtors from any and all Senior Guaranty Claims and Bridge Loan Guaranty Claims.

1.1.105 Guarantor Non-Debtors means those non-Debtors listed on Appendix B hereto as “Guarantor Non-Debtors”.

1.1.106 Holder means a Person holding a Claim or Interest.

1.1.107 Holder Released Claims has the meaning set forth in Section 11.2.2 of this Plan.

1.1.108 Impaired means “impaired” within the meaning of section 1124 of the Bankruptcy Code.

1.1.109 Incremental Senior Loans means the “Incremental Term Advances” or “Incremental Term Borrowings” as defined in the Senior Loan Agreement.

1.1.110 Indemnity, Subrogation and Contribution Agreements means (a) the Indemnity, Subrogation and Contribution Agreement, dated as of December 20, 2007, among Tribune, each of the subsidiaries of Tribune listed on Schedule I thereto, and the Former Bridge Loan Agent, as amended, restated, supplemented or otherwise modified from time to time, and (b) the Indemnity, Subrogation and Contribution Agreement, dated as of December 20, 2007, among Tribune, each of the subsidiaries of Tribune listed on Schedule I thereto, and the Senior Loan Agent, as amended, restated, supplemented or otherwise modified from time to time.

1.1.111 Indentures means the Senior Notes Indentures and the PHONES Notes Indenture.

1.1.112 Indenture Trustees means the Senior Notes Indenture Trustees and the PHONES Notes Indenture Trustee.

1.1.113 Initial Distribution Date means a date selected by the Reorganized Debtors that is as soon as practicable following the Effective Date and is in no event later than thirty (30) days after the Effective Date.

1.1.114 Initial Report has the meaning set forth in Section 9.2 hereto.

1.1.115 Intercompany Claims means all prepetition Claims against any of the Debtors held by another Debtor or a non-Debtor Affiliate.

1.1.116 Intercompany Claims Settlement means the settlement and compromise respecting Intercompany Claims on the terms set forth in Exhibit 1.1.122 to be filed with the Plan Supplement.

1.1.117 Interest means any share of common stock, preferred stock or other instrument evidencing an ownership interest in any of the Debtors, whether or not transferable, and any option, warrant or right, contractual or otherwise, to acquire any such interest in a Debtor that existed immediately prior to the Effective Date, including, but not limited to, any Tribune Interest and Interest in a Subsidiary Debtor.

1.1.118 Law Debenture means Law Debenture Trust Company of New York, not personally but solely in its capacity as successor indenture trustee under that certain Indenture, dated as of March 19, 1996, as amended, restated or otherwise modified from time to time, between Tribune and Law Debenture Trust Company of New York.

1.1.119 LBO-Related Causes of Action means any and all claims (including, without limitation, claims for pre- and post-judgment interest to the extent allowable), obligations, suits, judgments, damages, debts, rights, remedies, causes of action, avoidance powers or rights, liabilities of any nature whatsoever, and legal or equitable remedies against any Person arising from the leveraged buy-out of Tribune that occurred in 2007, including, without limitation, the purchase by Tribune of its common stock on or about June 4, 2007, the merger and related transactions involving Tribune on or about December 20, 2007, and any financing committed to, incurred or repaid in connection with any such transaction, regardless of whether such claims, causes of action, avoidance powers or rights, or legal or equitable remedies may be asserted pursuant to the Bankruptcy Code or any other applicable law.

1.1.120 Lien means, with respect to any interest in property, any mortgage, lien, pledge, charge, security interest, easement or encumbrance of any kind whatsoever affecting such interest in property.

1.1.121 Litigation Trust means the trust created pursuant to the Litigation Trust Agreement on the Effective Date in accordance with this Plan, the Confirmation Order and the Litigation Trust Agreement.

1.1.122 Litigation Trust Advisory Board means the advisory board of the Litigation Trust to be established pursuant to Article XIII of this Plan, which shall have no more than three members consisting of (i) Wilmington Trust or its designee as provided in Section 13.3.1, (ii) Deutsche Bank or its designee as provided in Section 13.3.1 and (iii) a member of the Creditors’ Committee that will be a beneficiary of Litigation Trust Interests, but excluding the Senior Loan Agent, each of whom, including any designee, will be identified in the Plan Supplement, to advise, assist and supervise the Litigation Trustee in the administration of the Litigation Trust pursuant to the Litigation Trust Agreement.

1.1.123 Litigation Trust Agreement means the Litigation Trust Agreement to be dated as of the Effective Date establishing the terms and conditions of the Litigation Trust, on substantially the terms described in Exhibit 13.1 to be filed as part of the Plan Supplement, including, without limitation (i) procedures for control of any legal proceedings and/or settlements in respect of any Preserved Causes of Action against the Non-Settling Step Two Payees, in each case on a basis satisfactory to both the Committee and the Step Two Arrangers that are signatories to the Step Two/Disgorgement Settlement Undertaking, and (ii) the assumption of the setoff obligations as provided in Section 7.11.2 of this Plan; provided that in the event of any conflict between the terms of the Litigation Trust Agreement and the terms of this Plan, this Plan shall control.

1.1.124 Litigation Trust Assets means all Preserved Causes of Action, including any proceeds therefrom, and any interest and earnings on such proceeds.

1.1.125 Litigation Trust Beneficiaries means the holders of Litigation Trust Interests.

1.1.126 Litigation Trust Indemnified Parties has the meaning set forth in Section 13.3.7 of this Plan.

1.1.127 Litigation Trust Interests means the Class 1C Litigation Trust Interests, Class 1D Litigation Trust Interests, Class 1E Litigation Trust Interests, Class 1F Litigation Trust Interests, Class 1I Litigation Trust Interests, and Class 1J Litigation Trust Interests.

1.1.128 Litigation Trustee means the trustee to serve pursuant to Article XIII of the Plan and under the Litigation Trust Agreement.

1.1.129 Loan Agents means the Senior Loan Agent and the Bridge Loan Agent.

1.1.130 Loan Agreements means the Senior Loan Agreement and the Bridge Loan Agreement.

1.1.131 Loan Claims means the Senior Loan Claims and the Bridge Loan Claims.

1.1.132 Loan Guaranty Agreements means the Senior Guaranty Agreement, the Bridge Loan Guaranty Agreement and the Indemnity, Subrogation and Contribution Agreements.

1.1.133 Loan Guaranty Claims means the Senior Guaranty Claims and the Bridge Loan Guaranty Claims.

1.1.134 LT Agreement means the “Agreement Respecting Transfer of Documents, Information, and Privileges from Debtors and Reorganized Debtors” to be entered into between the Reorganized Debtors and the Litigation Trust governing the transfer of certain documents, information and privileges from the Debtors, the Debtors’ Estates and Reorganized Debtors to the Litigation Trust.

1.1.135 LT Reserve means any reserve established by the Litigation Trustee on account of Disputed Claims held by any Litigation Trust Beneficiary that, if Allowed, would entitle such Litigation Trust Beneficiary to a distribution of Net Litigation Trust Proceeds.

1.1.136 LT Tax Items has the meaning set forth in Section 13.2.2 of this Plan.

1.1.137 Media Ownership Certification means the certification of other media investments and holdings, and any other information that the Debtors deem reasonably necessary for purposes of the FCC Applications and/or FCC Approval, including, without limitation, on FCC qualifications to hold an attributable interest in the Reorganized Debtors under FCC rules and policies that each Holder that is entitled to receive New Common Stock under this Plan may be required to provide.

1.1.138 Morgan Stanley Claims means all claims, rights of action, suits or proceedings, whether in law or in equity, whether known or unknown, and including any and all rights, claims and actions (including avoidance actions arising under chapter 5 of the Bankruptcy Code) that Tribune or any of its Affiliates may have against MSCS except for claims against MSCS arising solely in its capacity as a holder of Senior Loan Claims that do not arise from trading by MSCS in Senior Loan Claims. Subject to the limitations specified above, Morgan Stanley Claims include but are not limited to rights, claims and actions arising from or related to (a) the acquisition, sale or disposition of any notes, bonds or other indebtedness held by MSCS, (b) the interest rate swap transaction executed pursuant to the ISDA Master Agreement dated as of August 5, 1994 (as subsequently amended and together with any schedules, exhibits and confirmations) between The Times Mirror Company and MSCS and any set-offs of claims arising from such interest rate swap transaction, and (c) any advisory engagement or potential advisory engagement of, and/or advice given by, or information or analyses withheld, MSCS, including but not limited to (i) services provided by MSCS as an Advisor, and (ii) the agreement between Tribune and MSCS dated as of November 30, 2008, regardless of whether such rights, claims and actions may be asserted pursuant to the Bankruptcy Code or any other applicable law. For avoidance of doubt, rights, claims and actions arising from or related to (a)-(c) in the preceding sentence and all claims that were asserted against MSCS in the adversary proceeding captioned Official Committee of Unsecured Creditors of the Tribune Company v. FitzSimons, et al. (In re Tribune Co.), Adv. Proc. No. 10-54010 (Bankr. D. Del.) (KJC) are Preserved Causes of Action and are not released pursuant to this Plan or the Confirmation Order.

1.1.139 MSCS means Morgan Stanley Capital Services Inc. and its Affiliates and Related Persons of such entities, including, without limitation, Morgan Stanley & Co, Inc.

1.1.140 Multiemployer Plan means a plan (i) to which more than one employer is required to contribute, (ii) which is maintained pursuant to one or more collective bargaining agreements between one or more employee organizations and more than one employer, and (iii) which satisfies such other requirements contained in regulations promulgated by the United States Department of Labor.

1.1.141 Net Litigation Trust Proceeds means the proceeds received by the Litigation Trust from the pursuit of any Litigation Trust Assets less, without duplication, (a) the amount of proceeds received by the Litigation Trust from the pursuit of any Preserved Causes of Action against the Non-Settling Step Two Payees required to satisfy the Step Two Arrangers Litigation Trust Preference, if any; (b) the amount of any fees and expenses incurred by the Litigation Trust in pursuing the Litigation Trust Assets, administering the Litigation Trust, managing the Litigation Trust Assets and making distributions on account of Litigation Trust Interests; (c) such amounts as the Litigation Trustee determines should be held in the Expense Fund (as defined in the Litigation Trust Agreement), which amounts shall not exceed $25 million prior to repayment in full of the Trust Loan; and (d) amounts held in the LT Reserves.

1.1.142 New Class A Common Stock means the Class A Common Stock to be issued by Reorganized Tribune in connection with the implementation of, and as authorized by, this Plan, which shall have the powers, preferences and rights and be subject to the limitations, qualifications and restrictions, in each case as set forth in the Certificate of Incorporation.

1.1.143 New Class B Common Stock means the Class B Common Stock to be issued by Reorganized Tribune in connection with the implementation of, and as authorized by, this Plan, which shall have the powers, preferences and rights and be subject to the limitations, qualifications and restrictions, in each case as set forth in the Certificate of Incorporation.

1.1.144 New Common Stock means, collectively, the New Class A Common Stock and the New Class B Common Stock; provided that, under the circumstances set forth in Section 5.4.2 of this Plan, certain Holders of Claims that would otherwise be entitled to receive New Class A Common Stock or New Class B Common Stock may instead receive New Warrants.

1.1.145 New Senior Secured Term Loan means the new senior secured term loan in an aggregate principal amount of not more than the lesser of (a) $1.1 billion or (b) two times the Debtors’ trailing twelve month operating cash flow excluding minority equity interests (each as described and defined in the New Senior Secured Term Loan Agreement) as of the end of the fiscal quarter most recently ended prior to the Effective Date; which, subject to the terms of Section 5.6 of this Plan, may be issued on the Effective Date by Reorganized Tribune pursuant to the New Senior Secured Term Loan Agreement, or may be replaced in whole or in part with a distribution of Cash pursuant to and in accordance with Section 5.6.2 of this Plan.

1.1.146 New Senior Secured Term Loan Agreement means the loan agreement among Reorganized Tribune, as borrower, the other Reorganized Debtors and U.S. Subsidiary Non-Debtors as provided in and subject to Section 5.6 of this Plan (including, without limitation, the Guarantor Non-Debtors and any successors to the Reorganized Debtors after giving effect to the Restructuring Transactions), as guarantors, the administrative agent party thereto, and the Holders of Claims entitled to receive the New Senior Secured Term Loan under this Plan, which shall contain terms substantially as set forth in Exhibit 5.6 and filed with the Plan Supplement.

1.1.147 New Warrant Agreement means the warrant agreement with substantially the terms set forth in Exhibit 1.1.154 to be filed with the Plan Supplement.

1.1.148 New Warrants means the warrants to purchase New Class A Common Stock or New Class B Common Stock to be issued by Reorganized Tribune in connection with the implementation of, and as authorized by, this Plan.

1.1.149 Non-Arranger Bridge Lenders means the Holders of Bridge Loan Claims other than the Arranger Bridge Lenders.

1.1.150 Non-Guarantor Debtors means those Debtors listed on Appendix A hereto as “Non-Guarantor Debtors”.

1.1.151 Non-Guarantor Non-Debtors means those non-Debtors listed on Appendix B hereto as “Non-Guarantor Non-Debtors”.

1.1.152 Non-Qualified Former Employee Benefit Plan means any of the Debtors’ non-tax qualified Pension Plans and individual agreements providing for retirement compensation, or deferred compensation arrangements of the applicable Debtor covering an individual who was not an employee, consultant or director of the applicable Debtor as of the Effective Date.

1.1.153 Non-Settling Defendants means all Persons who are or may be defendants on LBO-Related Causes of Action or Morgan Stanley Claims other than Released Parties in their capacities as such.

1.1.154 Non-Settling Step Two Payees means any current or former Senior Lender or Bridge Lender that (i) received any payment (a) under the Senior Loan Agreement on account of the Incremental Senior Loans or (b) under the Bridge Loan Agreement, in each case prior to the Petition Date and (ii) does not participate in the Step Two/Disgorgement Settlement, solely in any such Person’s capacities (if any) as an agent or arranger with respect to the Step Two Transactions or as a recipient of such payments.

1.1.155 Old Common Stock means the issued and outstanding common stock of Tribune as of the Petition Date.

1.1.156 Ordinary Litigation Claims means the claims, rights of action, suits or proceedings, whether in law or in equity, whether known or unknown, that any Debtor or Estate may hold against any Person as of the Petition Date including, without limitation, any and all claims, rights of action, suits or proceedings, whether in law or in equity, whether known or unknown, that any Debtor or Estate may hold under chapter 5 of the Bankruptcy Code that do not arise from the leveraged buy-out of Tribune that occurred in 2007. Notwithstanding anything to the contrary in this definition, Ordinary Litigation Claims shall include, without limitation, any action for avoidance and recovery of payments arising from stock options, restricted stock units and/or deferred compensation paid to the Debtors’ current or former officers, directors and/or employees; provided, however, Ordinary Litigation Claims shall not include (a) any claim, right of action, suit or proceeding that has been settled on or prior to the Effective Date, (b) the Released LBO-Related Causes of Action, (c) other claims, rights of action, suits or proceedings waived or released pursuant to Article XI of this Plan, (d) the Preserved Causes of Action against the Non-Settling Defendants, except, for the avoidance of doubt, the actions described in this sentence preceding the word “provided”, (e) the Disclaimed State Law Avoidance Claims, and (f) any claims, rights of action, suits or proceedings, whether in law or in equity, whether known or unknown, that any Debtor or Estate may hold against any of the Debtors’ current or former officers, directors and/or employees for payments on any phantom equity grant pursuant to the 2007 Management Equity Incentive Plan or success bonus compensation arising from the leveraged buy-out of Tribune that occurred in 2007.

1.1.157 Other Parent Claims means General Unsecured Claims against Tribune and the Swap Claim (and for the avoidance of doubt includes all Claims against Tribune under Non-Qualified Former Employee Benefit Plans, but does not include Convenience Claims).

1.1.158 Other Parent Claims Reserve means one or more reserves of New Senior Secured Term Loan, Distributable Cash and/or New Common Stock established for the benefit of Allowed Other Parent Claims pursuant to Section 7.2.1(a) of this Plan.

1.1.159 Other Secured Claim means a Secured Claim, other than an Administrative Expense Claim, a DIP Facility Claim, a Priority Tax Claim, a Senior Loan Claim (other than a right to setoff) or a Senior Noteholder Claim (other than a right to setoff).

1.1.160 Parent GUC Net Litigation Trust Proceeds means, after the Parent GUC Trust Preference and the Trust Loan Preference have been paid in full, sixty five percent (65%) of the Net Litigation Trust Proceeds to be distributed to Holders of Allowed Claims in Classes 1E, 1I and 1J and Allowed Class 1F Claims the Holders of which elect the treatment set forth in Section 3.2.6(c)(iii) or Section 3.2.6(c)(iv), and, after the payment in full of all the foregoing Claims, Holders of Allowed Claims in Class 1C and Class 1D.

1.1.161 Parent GUC Trust Preference means one hundred percent (100%) of the Net Litigation Trust Proceeds to be distributed to Holders of Allowed Claims in Classes 1E, 1I and 1J and Allowed Class 1F Claims the Holders of which elect the treatment set forth in Section 3.2.6(c)(iii) or Section 3.2.6(c)(iv) until such Holders have received an amount equal to $90,000,000 in the aggregate from the Litigation Trust.

1.1.162 Pension Plan means an employee pension benefit plan within the meaning of section (2)(A) of the Employee Retirement Income Security Act of 1974, as amended, but excludes Multiemployer Plans.

1.1.163 Person means an individual, corporation, partnership, association, joint stock company, joint venture, limited liability company, limited liability partnership, trust, estate, unincorporated organization or other entity, or any government, governmental agency or any subdivision, department or other instrumentality thereof.

1.1.164 Petition Date means (i) for Tribune and for all Debtors listed on Appendix A to this Plan other than Tribune CNLBC, LLC, December 8, 2008, the date on which such Debtors commenced their Chapter 11 Cases, (ii) for Tribune CNLBC, LLC, October 12, 2009, the date on which such Debtor commenced its Chapter 11 Case, and (iii) with respect to the Subsidiary Non-Debtors, the date on which any such Subsidiary Non-Debtor commences its Chapter 11 Case, if any.

1.1.165 PHONES Notes means the issued and outstanding notes under the PHONES Notes Indenture.

1.1.166 PHONES Notes Claim means a Claim arising under or evidenced by the PHONES Notes Indenture and related documents, except any claim made by Wilmington Trust, as successor indenture trustee, for reasonable compensation for services under the PHONES Notes Indenture or for the reimbursement of reasonable expenses, disbursements, and advances incurred or made by Wilmington Trust in accordance with any provision of the PHONES Notes Indenture.

1.1.167 PHONES Notes Indenture means that certain Indenture, dated as of April 1, 1999, between Tribune and Wilmington Trust, as successor indenture trustee, as amended, restated or otherwise modified from time to time.

1.1.168 PHONES Notes Indenture Trustee means the indenture trustee under the PHONES Notes Indenture.

1.1.169 Plan means this third amended chapter 11 plan of reorganization for the Debtors in the Chapter 11 Cases and, with the consent of the Proponents, this chapter 11 plan of reorganization for the Non-Guarantor Non-Debtors, if any, that become Debtors and the Prepackaged Plan for the Guarantor Non-Debtors, if any, that become Debtors, including Exhibits and all supplements, appendices and schedules hereto, either in their present form or as the same may be altered, amended or modified from time to time in accordance with the provisions of the Bankruptcy Code and the terms hereof.

1.1.170 Plan Supplement means the supplement to the Second Amended Plan filed on January 31, 2011 [D.I. 7701] and any modifications thereto that may be filed with the Bankruptcy Court not later than fifteen (15) calendar days prior to the deadline established for objecting to confirmation of this Plan, in form and substance acceptable to the Proponents.

1.1.171 Pledge Agreement means the Pledge Agreement, dated as of June 4, 2007, between Tribune and the Senior Loan Agent, as amended, restated, supplemented or otherwise modified from time to time.

1.1.172 Post-petition Interest means interest on an Allowed Claim accrued after the Petition Date to the extent applicable and, if applicable, payable at either (i) the reasonable contract rate or (ii) if there is no reasonable contract rate the federal judgment rate as of the Petition Date.

1.1.173 Prepackaged Plan means this Plan for the Guarantor Non-Debtors, if any, that become Debtors.

1.1.174 Preserved Causes of Action means (a) any and all LBO-Related Causes of Action that the Tribune Entities or the Debtors’ Estates may have or are entitled to assert on behalf of their respective Estates (whether or not asserted) against the Non-Settling Defendants under any provision of the Bankruptcy Code or any applicable nonbankruptcy law including, without limitation, any and all claims under chapter 5 of the Bankruptcy Code; (b) Advisor Claims; (c) Morgan Stanley Claims; and (d) claims and causes of action against Non-Settling Step Two Payees to the extent such claims or causes of action seek recovery of payments (i) under the Senior Loan Agreement on account of the Incremental Senior Loans or (ii) under the Bridge Loan Agreement, in each case whether based on avoidance and disallowance of Senior Loan Claims or Bridge Loan Claims or any other theory; provided, however, that Preserved Causes of Action shall not include the Disclaimed State Law Avoidance Claims or any claims, causes of action, suits or proceedings that have been released or settled on or prior to the Effective Date. For avoidance of doubt, all claims that were asserted against any Person (except for Released Stockholder Parties) in the complaint filed by the Creditors’ Committee on January 11, 2012, in the lawsuit entitled Official Committee of Unsecured Creditors of the Tribune Company v. FitzSimons, et al. (In re Tribune Co.), Adv. Proc. No. 10-54010 (Bankr. D. Del.) (KJC) are Preserved Causes of Action and are not released pursuant to this Plan or the Confirmation Order. For the avoidance of doubt, nothing in this Plan is intended to determine whether any defendant properly faces liability with respect to a Preserved Cause of Action.

1.1.175 Priority Non-Tax Claims means any Claim other than an Administrative Expense Claim or a Priority Tax Claim that is entitled to priority in payment as specified in section 507(a) of the Bankruptcy Code.

1.1.176 Priority Tax Claim means any secured or unsecured Claim of a governmental unit of the kind entitled to priority in payment as specified in sections 502(i) and 507(a)(8) of the Bankruptcy Code.

1.1.177 Proof of Claim or Proof of Interest means the proof of claim or proof of interest, respectively, that must be filed by a Holder of a Claim or Interest by the date(s) designated by the Bankruptcy Court as the last date(s) for filing proofs of claim or interests against the Debtors, or as is otherwise permitted to be filed against any of the Debtors pursuant to a Final Order of the Bankruptcy Court.

1.1.178 Proponents means (a) the Debtors, (b) the Creditors’ Committee, (c) Oaktree and Angelo Gordon, each in its capacity as a Holder of Senior Loan Claims, or as a general partner or manager of an entity that is a Holder of Senior Loan Claims, and as a proponent of this Plan and (d) JPMorgan as the Senior Loan Agent and as a Holder of Senior Loan Claims; provided, however, that where this Plan provides for any approval, waiver, modification, or action by the “Proponents”, such approval or waiver may be given or modification or action may be taken by the Proponents so long as each of the Debtors, the Creditors’ Committee, Oaktree, Angelo Gordon, and JPMorgan all agree in writing with such approval or action; and provided further, however, that other Persons may become “Proponents” of this Plan with the written consent of each of the Debtors, the Creditors’ Committee, Oaktree, Angelo Gordon, and JPMorgan.

1.1.179 Pro Rata means that proportion that an Allowed Claim or an Allowed Interest in a particular Class bears to the aggregate amount of all Allowed Claims or Allowed Interests in such Class except in cases where Pro Rata is used in reference to multiple Classes, in which case Pro Rata means the proportion that an Allowed Claim or Allowed Interest in a particular Class bears to the aggregate amount of all Allowed Claims or Allowed Interests in such multiple Classes, or in reference to a specific type of Claim, in which case Pro Rata means the proportion that an Allowed Claim of such type bears to the aggregate amount of all Allowed Claims of such type.

1.1.180 Quarterly Distribution Date means fifteen (15) calendar days after the conclusion of the calendar quarters ending in March, June, September and December.

1.1.181 Reinstated or Reinstatement means (a) leaving unaltered the legal, equitable and contractual rights to which a Claim or Interest entitles the Holder of such Claim or Interest, or (b) notwithstanding any contractual provision or applicable law that entitles the Holder of such Claim or Interest to demand or receive accelerated payment of such Claim or Interest after the occurrence of a default, (i) curing any such default whether or not such default occurred before or after the Petition Date, other than a default of a kind specified in section 365(b)(2) of the Bankruptcy Code or of a kind that section 365(b)(2) of the Bankruptcy Code expressly does not require to be cured; (ii) reinstating the maturity of such Claim or Interest as such maturity existed before such default; (iii) compensating the Holder of such Claim or Interest for any damages incurred as a result of any reasonable reliance by such Holder on such contractual provision or such applicable law; (iv) if such Claim or Interest arises from any failure to perform a nonmonetary obligation other than a default arising from failure to operate a nonresidential real property lease subject to section 365(b)(1)(A) of the Bankruptcy Code, compensating the Holder of such Claim or Interest (other than a Debtor or an insider) for any actual pecuniary loss incurred by such Holder as a result of such failure; and (v) not otherwise altering the legal, equitable or contractual rights to which such Claim or Interest entitles the Holder of such Claim or Interest.

1.1.182 Related Person means, with respect to any Person, such Person’s Affiliates, predecessors, successors and assigns (whether by operation of law or otherwise), and with respect to any of the foregoing their respective present and former Affiliates and each of their respective current and former officers, directors, employees, managers, attorneys, advisors and professionals, each acting in such capacity, and any Person claiming by or through any of them (including their respective officers, directors, employees, managers, advisors and professionals).

1.1.183 Related Person Preference Actions means those actions pursuant to sections 547 and 548 of the Bankruptcy Code against certain Related Persons of the Debtors commenced by the Creditors’ Committee on December 3, 2010 and December 4, 2010 in the Bankrupcy Court, which are referenced under the following case numbers: Adv. Proc. Nos. 10-55585, 55593-55609, and 55611-55802.

1.1.184 Released Claims means the Debtor Released Claims and the Holder Released Claims, as such terms are defined in Sections 11.2.1 and 11.2.2 respectively.

1.1.185 Released LBO-Related Causes of Action means any and all LBO-Related Causes of Action against the Released Parties that belong to or have been or could now be asserted by or on behalf of the Tribune Entities, the Debtors’ Estates (in each case in their individual and representative capacities), or any other Person that is deemed to have given a release pursuant to Section 11.2 of this Plan, including, without limitation, all claims against the Released Parties contained in the complaint filed by the Creditors’ Committee on December 7, 2010, in the lawsuit entitled Official Committee of Unsecured Creditors v. JPMorgan Chase Bank, N.A., et al. (In re Tribune Co.), Adv. Proc. No. 10-53963 (Bankr. D. Del.) (KJC).

1.1.186 Released Parties means, except as otherwise provided in Sections 11.2.1, 11.2.3, 11.2.6 and 3.2.4(b) of this Plan, each of (a) the Debtors, their non-Debtor Affiliates, including the Subsidiary Non-Debtors, and the Reorganized Debtors; (b) the current and former Senior Lenders in all capacities except their capacities, if any, as (i) Selling Stockholders, (ii) Non-Settling Step Two Payees, and (iii) Advisors; (c) the current and former Bridge Lenders, each in all capacities except their capacities, if any, as (i) Selling Stockholders, (ii) Non-Settling Step Two Payees, and (iii) Advisors; (d) the Settling Step Two Payees in all capacities except their capacities, if any, as (i) Selling Stockholders and (ii) Advisors; (e) each of the following, solely in their capacities as such: (i) the Senior Loan Agent, the Bridge Loan Agent and the Former Bridge Loan Agent, (ii) the Creditor Proponents, and (iii) the Released Stockholder Parties (except with respect to any Disclaimed State Law Avoidance Claims); and (f) Related Persons of Persons listed in clauses (b), (c), (d) and (e) of this paragraph to the extent a claim arises from actions taken by such Related Person in its capacity as a Related Person of one of the Persons listed in clauses (b), (c), (d) and (e) of this paragraph and is released against the party as to which they are a Related Person. Notwithstanding anything to the contrary in this definition, (A) none of the following, solely in their capacities as such, shall be Released Parties with respect to LBO-Related Causes of Action: (s) Related Persons of the Debtors (with the exception of the Persons identified in clause (a) of this paragraph and Released Stockholder Parties; provided, however, that Released Stockholder Parties shall not be Released Parties with respect to any Disclaimed State Law Avoidance Claims), (t) Advisors, (u) Selling Stockholders (with the exception of Released Stockholder Parties; provided, however, that Released Stockholder Parties shall not be Released Parties with respect to any Disclaimed State Law Avoidance Claims), (v) Non-Settling Step Two Payees, (w) EGI-TRB LLC, (x) Samuel Zell, and (y) Valuation Research Corporation, and (B) MSCS shall not be a Released Party with respect to the Morgan Stanley Claims.

1.1.187 Released Stockholder Parties means (a) the Retiree Claimants or other Holders of Claims arising from Non-Qualified Former Employee Benefit Plans that elect to receive the treatment set forth in Section 3.2.6(c)(i) or Section 3.2.6(c)(ii) of this Plan, and (b) the Retiree Claimants or other Holders of Claims arising from Non-Qualified Former Employee Benefit Plans that elect to receive the treatment set forth in Section 3.2.6(c)(iii) or Section 3.2.6(c)(iv) of this Plan, solely with respect to the first $100,000 of Cash in the aggregate received from the sale of common stock, stock equivalents or options of Tribune to Tribune on or about June 4, 2007 and/or the redemption of common stock, stock equivalents or options of Tribune in connection with the Step Two Transactions; provided, however, that the parties set forth in this definition of Released Stockholder Parties shall only be Released Stockholder Parties to the extent the Retiree Claimant Settlement Agreement is implemented and incorporated into this Plan pursuant to Section 5.15.4 herein.

1.1.188 Remaining Distributable Cash means an amount in Cash equal to (a) 100% of the Distributable Cash less (b) the sum of (i) the amount of Cash to be distributed to the Holders of Allowed Bridge Loan Claims pursuant to Section 3.2.4(c), (ii) the amount of Cash to be distributed to or reserved for the Holders of Allowed Senior Noteholder Claims pursuant to Section 3.2.5(c), (iii) the amount of Cash to be distributed to or reserved for the Holders of Allowed Other Parent Claims pursuant to Section 3.2.6(c), (iv) the amount of Cash to be distributed to or reserved for the Holders of Allowed Convenience Claims pursuant to Section 3.2.7, and (v) the amount of Cash to be distributed to or reserved for the Holders of Allowed General Unsecured Claims pursuant to Section 3.3.5.

1.1.189 Remaining New Common Stock means 100% of the New Common Stock less (i) the amount of New Common Stock to be distributed to or reserved for the Holders of Allowed Senior Noteholder Claims pursuant to Section 3.2.5(c), and (ii) the amount of New Common Stock to be distributed to or reserved for the Holders of Allowed Other Parent Claims pursuant to Section 3.2.6(c).

1.1.190 Remaining New Senior Secured Term Loan means 100% of the New Senior Secured Term Loan less (i) the amount of New Senior Secured Term Loan to be distributed to or reserved for the Holders of Allowed Senior Noteholder Claims pursuant to Section 3.2.5(c), and (ii) the amount of New Senior Secured Term Loan to be distributed to or reserved for the Holders of Allowed Other Parent Claims pursuant to Section 3.2.6(c).

1.1.191 Reorganized Debtors means Reorganized Tribune and the other reorganized Debtors or any successors thereto by merger, consolidation or otherwise, on or after the Effective Date, after giving effect to the transactions occurring on or prior to the Effective Date in accordance with this Plan (including, without limitation, the Restructuring Transactions).

1.1.192 Reorganized Tribune means reorganized Tribune or any successors thereto by merger, consolidation or otherwise, on or after the Effective Date, after giving effect to the transactions occurring on or prior to the Effective Date in accordance with this Plan.

1.1.193 Restructuring Transactions means those transactions or other actions (including, without limitation, mergers, consolidations, conversions, joint ventures, restructurings, recapitalizations, dispositions, liquidations or dissolutions) that one or more of the applicable Debtors or Reorganized Debtors may enter into or undertake on, prior to, or after the Effective Date outside the ordinary course of business of such Debtors or Reorganized Debtors in accordance with Section 5.2 hereof and as shall be set forth in the Plan Supplement.

1.1.194 Retiree Claimants means those Holders of Claims under Non-Qualified Former Employee Benefit Plans that are parties to the Retiree Claimant Settlement Agreement.

1.1.195 Retiree Claimant Settlement Agreement means that certain settlement agreement by and among Tribune and certain Retiree Claimants attached hereto as Exhibit 5.15.4.

1.1.196 Second Amended Plan means the Second Amended Joint Plan of Reorganization for Tribune Company and its Subsidiaries Proposed by the Debtors, the Official Committee of Unsecured Creditors, Oaktree Capital Management, L.P., Angelo, Gordon & Co., L.P., and JPMorgan Chase Bank, N.A. (as Modified April 26, 2011) [D.I. 8769], as amended on October 19, 2011 [D.I. 10024].

1.1.197 Secured Claim means a Claim (a) secured by a Lien on collateral to the extent of the value of such collateral (i) as set forth in this Plan, (ii) as agreed to by the Holder of such Claim and the Debtors, which agreement is approved or otherwise permitted by a Final Order of the Bankruptcy Court or is an ordinary course agreement, or (iii) as determined by a Final Order in accordance with section 506(a) of the Bankruptcy Code, or (b) that is subject to setoff under section 553 of the Bankruptcy Code, to the extent of such setoff.

1.1.198 Securities Litigation Claim means any Claim against any of the Debtors, except any Claim that survives confirmation and effectiveness of this Plan pursuant to Section 11.6, (i) arising from the rescission of a purchase or sale of shares, notes or any other securities of any of the Debtors or an Affiliate of any of the Debtors, (ii) for damages arising from the purchase or sale of any such security, (iii) for violations of the securities laws or the Employee Retirement Income Security Act of 1974 (unless there has been a judicial determination by Final Order that any such Claim is not subject to subordination under section 510(b) of the Bankruptcy Code), including, without limitation, any Claim against any of the Debtors asserted by the United States Department of Labor, or for misrepresentations or any similar Claims related to the foregoing or otherwise subject to subordination under section 510(b) of the Bankruptcy Code, (iv) asserted by or on behalf of the ESOP and/or any present or former participants in the ESOP in their capacity as such, (v) for attorneys’ fees, other charges or costs incurred on account of any of the foregoing Claims, or (vi) for reimbursement, contribution or indemnification allowed under section 502 of the Bankruptcy Code on account of any of the foregoing Claims, including Claims based upon allegations that the Debtors made false and misleading statements or engaged in other deceptive acts in connection with the offer, purchase, or sale of securities.

1.1.199 Selling Stockholders means (i) all Persons that directly or indirectly received payments, including the initial recipients and subsequent transferees, made in exchange for the purchase and/or redemption by Tribune of issued and outstanding common stock of Tribune on or about June 4, 2007 and/or pursuant to the Step Two Transactions, including all legal or beneficial owners of such stock, solely in their capacity as direct or indirect recipients of payments with respect to such purchase or redemption; and (ii) the guardians, trustees, partners, administrators, custodians, fiduciaries, estates, executors, owners, representatives, beneficiaries, members, and managers of such Persons within subsection (i) above to the extent that they must be named as defendants in order to pursue state law fraudulent conveyance claims with respect to Persons within subsection (i) above, solely in such capacity and solely with respect to such amounts as are sought with respect to Persons within subsection (i).

1.1.200 Senior Guaranty Agreement means the Guarantee Agreement, dated as of June 4, 2007, among Tribune, each of the subsidiaries of Tribune listed on Annex I thereto, and the Senior Loan Agent, as amended, restated, supplemented or otherwise modified from time to time.

1.1.201 Senior Guaranty Claim means a Claim arising under the Senior Guaranty Agreement, including, without limitation, the guaranty of the Swap Claim.

1.1.202 Senior Guaranty Claim Assignee means Reorganized Tribune or a designee of Reorganized Tribune, in each case vested with full standing and authority to hold and enforce any and all rights, claims, causes of action, obligations, and remedies in respect of Assigned Senior Guaranty Claims against the Guarantor Non-Debtors and to hold and enforce any and all rights of subordination in respect of the Bridge Loan Guaranty Agreement.

1.1.203 Senior Lender Fee/Expense Claims means all of the reasonable and documented fees, costs and expenses of the Senior Lender Professionals incurred in connection with the Chapter 11 Cases and not previously reimbursed by the Debtors or Reorganized Debtors.

1.1.204 Senior Lender Holdback has the meaning set forth in Section 3.3.3 of this Plan.

1.1.205 Senior Lender Professionals means (i) the professionals and advisors for JPMorgan, (ii) Hennigan, Bennett & Dorman LLP, Dewey & LeBoeuf LLP, Young, Conaway, Stargatt & Taylor LLP and Wilmer Cutler Pickering Hale & Dorr LLP, as counsel to Angelo Gordon, Oaktree, and other holders of Senior Loan Claims, and (iii) any other counsel previously retained by Angelo Gordon or Oaktree in connection with the Chapter 11 Cases on or after the Petition Date through the Effective Date.

1.1.206 Senior Lenders means the lenders from time to time party to the Senior Loan Agreement as Lenders thereunder, including former lenders and any applicable assignees and participants thereof.

1.1.207 Senior Loan Agent means JPMorgan Chase Bank, N.A. as administrative agent under the Senior Loan Agreement.

1.1.208 Senior Loan Agreement means, collectively, (a) that certain Credit Agreement, dated as of May 17, 2007, among Tribune, the Senior Lenders, the Senior Loan Agent, Merrill Lynch Capital Corporation, as syndication agent, and Citicorp North America, Inc., Bank of America, N.A. and Barclays Bank PLC, as co-documentation agents, as amended, restated, supplemented or otherwise modified from time to time and (b) those certain Increase Joinders, dated as of December 20, 2007, among Tribune, certain of the Senior Lenders and the Senior Loan Agent, as amended, restated, supplemented or otherwise modified from time to time.

1.1.209 Senior Loan Arrangers means any Agent, Syndication Agent, Documentation Agent, Lead Arranger, Joint Bookrunner or other party serving a similar purpose under the Senior Loan Agreement, as such terms are used in the Senior Loan Agreement.

1.1.210 Senior Loan Claim means a Claim arising under the Senior Loan Agreement, other than a Senior Lender Fee/Expense Claim, and any Claim of the Senior Lenders or the Senior Loan Agent arising under the Pledge Agreement.

1.1.211 Senior Loan Claims Distribution means 1.50% of the Remaining Distributable Cash, 1.50% of the Remaining New Senior Secured Term Loan and 1.50% of the Remaining New Common Stock (subject to dilution by the Equity Incentive Plan).

1.1.212 Senior Loan Claims Net Litigation Trust Proceeds means, after the Parent GUC Trust Preference and the Trust Loan Preference have been paid in full, thirty five percent (35%) of the Net Litigation Trust Proceeds and, after the Holders of Allowed Claims in Classes 1E, 1I and 1J and Allowed Class 1F Claims the Holders of which elect the treatment set forth in Section 3.2.6(c)(iii) or Section 3.2.6(c)(iv) have received payment in full of the Allowed amount of such Holders’ Claims plus, to the extent permissible under applicable law, accrued Post-petition Interest thereon, one hundred percent (100%) of the Net Litigation Trust Proceeds, in each case which will be distributed to Holders of Allowed Claims in Class 1C and Class 1D.

1.1.213 Senior Noteholder Claims means all Claims arising under or evidenced by the Senior Notes Indentures and related documents and any Claim of the Senior Noteholders arising under the Pledge Agreement.

1.1.214 Senior Noteholder(s) means, individually or collectively, the Holder(s) of a Senior Noteholder Claim(s).

1.1.215 Senior Notes means the eight series of notes issued and outstanding under the Senior Notes Indentures.

1.1.216 Senior Notes Indenture(s) means, individually or collectively: (a) that certain Indenture, dated as of January 1, 1997, between Tribune and Deutsche Bank, as successor indenture trustee, as amended, restated or otherwise modified from time to time; (b) that certain Indenture, dated as of March 19, 1996, between Tribune and Law Debenture, as successor indenture trustee, as amended, restated or otherwise modified from time to time; (c) that certain Indenture, dated as of January 30, 1995, between Tribune and Deutsche Bank, as successor indenture trustee, as amended, restated or otherwise modified from time to time; and (d) that certain Indenture, dated as of March 1, 1992, between Tribune and Deutsche Bank, as successor indenture trustee, as amended, restated or otherwise modified from time to time.

1.1.217 Senior Notes Indenture Trustee(s) means, individually or collectively, the indenture trustees under the Senior Notes Indentures as of the Effective Date

1.1.218 Settlement has the meaning set forth in Section 5.15.2 hereto.

1.1.219 Settling Step Two Payees means any current or former Senior Lender, Bridge Lender, or Step Two Arranger that (i) received any payment (a) under the Senior Loan Agreement on account of the Incremental Senior Loans or (b) under the Bridge Loan Agreement prior to the Petition Date and (ii) participates in the Step Two/Disgorgement Settlement and pays to the Disbursing Agent the portion of the Step Two/Disgorgement Settlement allocable to such party pursuant to Section 5.15.1 of this Plan.

1.1.220 Solicitation Order means the Order (I) Approving the General Disclosure Statement and Specific Disclosure Statements; (II) Establishing Procedures for Solicitation and Tabulation of Votes to Accept or Reject Plans of Reorganization; (III) Approving Forms of Ballots, Master Ballots and Related Instructions; (IV) Approving Solicitation Package Contents and Authorizing Distribution of Solicitation and Notice Materials; (V) Fixing Voting Record Date; (VI) Establishing Notice and Objection Procedures in Respect of Confirmation; (VII) Setting Confirmation Schedule and Establishing Parameters on

Confirmation-Related Discovery; (VIII) Establishing New Deadline for Return of Media Ownership Certifications; (IX) Authorizing Expansion of Balloting and Tabulation Agent’s Retention and Allocation of Costs of Same; and (X) Granting Related Relief [D.I. 7126].

1.1.221 Step Two Arrangers means the Senior Loan Agent, the Former Bridge Loan Agent, the Senior Loan Arrangers, the Bridge Loan Arrangers, each in their capacity as agents and arrangers of the Incremental Senior Loans and the Bridge Loans.

1.1.222 Step Two Arranger Litigation Trust Preference means ninety percent (90%) of the proceeds received by the Litigation Trust from the pursuit of Litigation Trust Assets against the Non-Settling Step Two Payees to be distributed to the Step Two Arrangers that are signatories to the Step Two/Disgorgement Settlement Undertaking until such Step Two Arrangers that are signatories to the Step Two/Disgorgement Settlement Undertaking have been reimbursed in full for the portion of the Step Two/Disgorgement Settlement allocable to Senior Lenders and Bridge Lenders that did not elect to participate in the Step Two/Disgorgement Settlement that was advanced by the Step Two Arrangers that are signatories to the Step Two/Disgorgement Settlement Undertaking.

1.1.223 Step Two/Disgorgement Settlement has the meaning set forth in Section 5.15.1 of this Plan.

1.1.224 Step Two/Disgorgement Settlement Proceeds has the meaning set forth in Section 5.15.1 of this Plan.

1.1.225 Step Two Transactions means (a) the merger that was consummated on or about December 20, 2007 of Tribune with and into Tesop Corporation pursuant to that certain Agreement and Plan of Merger, dated as of April 1, 2007, by and among Tribune, GreatBanc Trust Company, Tesop Corporation, and EGI-TRB, L.L.C. with Tribune surviving the merger and becoming a wholly-owned subsidiary of the ESOP, including the distributions that were made to Selling Stockholders pursuant to the merger, (b) the execution, delivery and performance of the Bridge Loan Agreement, and (c) the making of additional advances of $2.105 billion under the tranche B facility of the Senior Loan Agreement or as a new tranche of term loans under the Senior Loan Agreement.

1.1.226 Subsidiary Debtors means, individually or collectively, the Filed Subsidiary Debtors, and such Subsidiary Non-Debtors, if any, that become Debtors prior to the Confirmation Date.

1.1.227 Subsidiary GUC Reserve means one or more reserves, if any, of Distributable Cash that may be established for the benefit of Allowed General Unsecured Claims against the Filed Subsidiary Debtors pursuant to Section 7.2.2 of this Plan.

1.1.228 Subsidiary Non-Debtors means those entities listed on Appendix B hereto.

1.1.229 Subsidiary Revoting Classes means Classes 2E, 4E, 5E, 6E, 7E, 10E, 12E, 13E, 14E, 15E, 18E, 19E, 20E, 22E, 23E, 24E, 25E, 26E, 27E, 28E, 29E, 31E, 32E, 33E, 34E, 35E, 36E, 37E, 38E, 40E, 42E, 43E, 46E, 47E, 48E, and 49E.

1.1.230 Supplemental Solicitation Order means the Order (I) Approving Supplemental Disclosure Document; (II) Establishing Scope, Forms, Procedures, And Deadlines For Resolicitation And Tabulation Of Votes To Accept Or Reject DCL Plan From Certain Classes; (III) Authorizing Tabulation Of Prior Votes And Elections On DCL Plan Made By Holders Of Claims In Non-Resolicited Classes; (IV) Scheduling The Confirmation Hearing And Establishing Notice And Objection Procedures In Respect Thereof; And (V) Granting Related Relief [D.I. 11419].

1.1.231 Swap Claim means any Claims asserted under that certain 1992 ISDA Master Agreement, dated as of July 2, 2007, between Barclays Bank PLC and Tribune.

1.1.232 Total DEV means the cumulative value of 100% of the Distributable Cash (for the avoidance of doubt, including the Step Two/Disgorgement Settlement Proceeds), 100% of the New Common Stock and 100% of the New Senior Secured Term Loan.

1.1.233 Tribune means Tribune Company, a Debtor in the Chapter 11 Cases.

1.1.234 Tribune Entities means, collectively, the Debtors and the Subsidiary Non-Debtors.

1.1.235 Tribune Interest means any shares of Old Common Stock, preferred stock or other instrument evidencing an ownership interest in Tribune, whether or not transferable, and any options, warrants (including, without limitation, the EGI-TRB LLC Warrants), calls, rights, puts, awards, commitments, repurchase rights, unvested or unexercised stock options, unvested common stock, unvested preferred stock or any other agreements of any character related to the Old Common Stock, but does not include the Securities Litigation Claims.

1.1.236 Trust Loan means a new term loan in an aggregate principal amount of $20 million to be made by Reorganized Tribune to the Litigation Trust.

1.1.237 Trust Loan Agreement means the credit agreement for the Trust Loan between Reorganized Tribune, as lender, and the Litigation Trust, as borrower, filed with the Bankruptcy Court on June 19, 2012 [D.I. 11836] (as amended, restated, supplemented or otherwise modified from time to time).

1.1.238 Trust Loan Preference means one hundred percent (100%) of the Net Litigation Trust Proceeds to be applied to repay the Trust Loan in accordance with the terms of the Trust Loan Agreement after the Parent GUC Trust Preference has been paid in full until the Trust Loan has been satisfied in full in accordance with the terms of the Trust Loan Agreement. For the avoidance of doubt, Net Litigation Trust Proceeds shall be calculated net of amounts held in the Expense Fund (as defined in the Litigation Trust Agreement), and as set forth in the Trust Loan Agreement, the Litigation Trustee shall have no obligation to make any distributions on account of (i) the Parent GUC Trust Preference or (ii) the Trust Loan Preference unless the Expense Fund has a balance of $25 million in Cash as of the date of any such proposed distribution and will maintain such a balance after the making of any such distribution.

1.1.239 Unimpaired means with respect to a Claim or Interest that such Claim or Interest is not Impaired including, without limitation, as a result of being Reinstated under this Plan.

1.1.240 Valuation Expert has the meaning set forth in Section 13.2.2 of this Plan.

1.1.241 Voting Deadline means the deadlines established by the Bankruptcy Court for returning Ballots.

1.1.242 Wilmington Trust means Wilmington Trust Company, not personally but solely in its capacity as successor indenture trustee under the PHONES Notes Indenture.

1.2 Rules of Interpretation.

For purposes of this Plan, unless otherwise provided herein: (a) whenever from the context it is appropriate, each term, whether stated in the singular or the plural, will include both the singular and the plural; (b) unless otherwise provided in this Plan, any reference in this Plan to a contract, instrument, release, or other agreement or document attached as an Exhibit to this Plan being in a particular form or on particular terms and conditions means that such document will be substantially in such form or substantially on such terms and conditions; (c) any reference in this Plan to an existing document, schedule or Exhibit filed or to be filed means such document, schedule or Exhibit, as it may have been or may be amended, modified, or supplemented pursuant to this Plan; (d) any reference to a Person as a Holder of a Claim or Interest includes that Person’s successors and assigns; (e) all references in this Plan to Sections, Articles and Appendices are references to Sections, Articles and Appendices of or to this Plan or the Plan Supplement, as the same may be amended, waived or modified from time to time; (f) the words “herein,” “hereof,” “hereto,” “hereunder” and other words of similar import refer to this Plan as a whole and not to any particular Section, subsection or clause contained in this Plan; (g) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of this Plan; (h) subject to Section 15.13 and the provisions of any contract, certificates or articles of incorporation, by-laws, certificates of formation, limited liability company agreements, partnership agreements, instruments, releases, or other agreements or documents entered into in connection with this Plan, the rights and obligations arising under this Plan shall be governed by, and construed and enforced in accordance with, federal law, including the Bankruptcy Code and Bankruptcy Rules; (i) the rules of construction set forth in section 102 of the Bankruptcy Code will apply; and (j) the term “including” shall be construed to mean “including, but not limited to,” “including, without limitation,” or words of similar import.

1.3 Computation of Time.

In computing any period of time prescribed or allowed by this Plan, unless otherwise expressly provided, the provisions of Bankruptcy Rule 9006(a) shall apply. In the event that any payment, distribution, act or deadline under this Plan is required to be made or performed or occurs on a day that is not a Business Day, then the making of such payment or distribution, the performance of such act or the occurrence of such deadline shall be deemed to be on the next succeeding Business Day, but if so made, performed or completed by such next succeeding Business Day shall be deemed to have been completed or to have occurred as of the required date.

1.4 Exhibits and Plan Supplement.

All Exhibits, as well as the Plan Supplement, are incorporated into and are a part of this Plan as if set forth in full herein, and, to the extent not annexed hereto, such Exhibits and Plan Supplement shall be timely filed in accordance with this Plan. Holders of Claims and Interests may obtain a copy of the filed Exhibits and Plan Supplement upon written request to the Proponents. Upon their filing, the Exhibits and Plan Supplement may be inspected in the office of the clerk of the Bankruptcy Court or its designee during normal business hours. The documents contained in the Exhibits and Plan Supplement shall be approved by the Bankruptcy Court pursuant to the Confirmation Order.

1.5 Deemed Acts.

Whenever an act or event is expressed under this Plan to have been deemed done or to have occurred, it shall be deemed to have been done or to have occurred without any further act by any party, by virtue of this Plan and the Confirmation Order.

ARTICLE II: TREATMENT OF ADMINISTRATIVE AND PRIORITY TAX CLAIMS

In accordance with section 1123(a)(1) of the Bankruptcy Code, DIP Facility Claims, Administrative Expense Claims and Priority Tax Claims have not been classified and thus are excluded from the Classes of Claims and Interests set forth in Article III.

2.1 DIP Facility Claims.

On or as soon as reasonably practicable after the Effective Date, in full satisfaction, settlement, release, and discharge of and in exchange for each Allowed DIP Facility Claim, the Reorganized Debtors shall pay Allowed DIP Facility Claims in full in Cash. In addition, on the Effective Date, any unexpired letters of credit outstanding under the DIP Facility shall be, at Reorganized Tribune’s option, (i) returned to the issuer undrawn and marked cancelled, (ii) collateralized with Cash in an amount equal to 105% of the face amount of such outstanding letter of credit in form and substance acceptable to the issuer thereof, (iii) collateralized with back-to-back letters of credit issued under the Exit Facility in an amount equal to 105% of the face amount of such outstanding letter of credit, in form and substance acceptable to the issuer thereof, or (iv) to the extent not as described in the foregoing clauses (i)-(iii), then otherwise deemed to be subject to reimbursement pursuant to terms and conditions of the Exit Facility; provided that any such treatment of unexpired letters of credit outstanding under the DIP Facility pursuant to this clause (iv), including, without limitation, treatment of reimbursement claims on account of such unexpired letters of credit, shall be in form and substance acceptable to the issuer of any such outstanding letters of credit.

2.2 Administrative Expense Claims.

Subject to the provisions of sections 328, 330, 331 and 503(b) of the Bankruptcy Code, in full satisfaction, settlement, release and discharge of and in exchange for each Allowed Administrative Expense Claim, except to the extent that any Holder of an Allowed Administrative Expense Claim agrees to different treatment, or as otherwise provided for in the Plan, each Holder of an Allowed Administrative Expense Claim shall receive payment in full, in Cash, on the later of: (i) the Effective Date if due on or before that date, (ii) the date upon which such Administrative Expense Claim becomes an Allowed Claim, (iii) with respect to Allowed Administrative Expense Claims not yet due on the Effective Date or that represent obligations incurred by the Debtors in the ordinary course of their business during these Chapter 11 Cases, or assumed by the Debtors during these Chapter 11 Cases, such time as such Allowed Administrative Expense Claims are due in the ordinary course of business and in accordance with the terms and conditions of the particular agreements governing such obligations, or (iv) such other date as may be agreed upon between the Holder of such Allowed Administrative Expense Claim and the Reorganized Debtors.

2.3 Priority Tax Claims.

Except to the extent that a Holder of an Allowed Priority Tax Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release and discharge of and in exchange for each Allowed Priority Tax Claim, each Holder of an Allowed Priority Tax Claim shall receive either, at the sole option of the Reorganized Debtors, (a) payment in full in Cash after such Priority Tax Claim becomes an Allowed Claim, or as soon as practicable thereafter, together with interest from the Effective Date on any outstanding balance calculated at a rate determined under section 511 of the Bankruptcy Code, (b) except as otherwise determined by the Bankruptcy Court at the Confirmation Hearing, regular installment payments in Cash equal to the Allowed amount of such Claim over a period ending not later than the fifth anniversary of the Petition Date, together with interest from the Effective Date on any outstanding balance calculated at a rate determined under section 511 of the Bankruptcy Code, which installment payments shall commence after such Priority Tax Claim becomes an Allowed Claim, or (c) such other treatment as agreed to by the Holder of an Allowed Priority Tax Claim and the Reorganized Debtors.

ARTICLE III: CLASSIFICATION AND TREATMENT OF CLASSIFIED CLAIMS AND INTERESTS

3.1 Summary of Classification and Treatment of Classified Claims and Interests.

3.1.1 General.

(a) Pursuant to sections 1122 and 1123 of the Bankruptcy Code, Claims and Interests are classified for all purposes, including, without express or implied limitation, voting, confirmation and distribution pursuant to this Plan, as set forth herein. A Claim or Interest shall be deemed classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class, and shall be deemed classified in a different Class to the extent that any remainder of such Claim or Interest qualifies within the description of such different Class. A Claim or Interest is in a particular Class only to the extent that such Claim or Interest is Allowed in that Class and has not been paid or otherwise satisfied prior to the Effective Date. Except as otherwise specifically provided for in this Plan (including, without limitation, Section 3.3.3 of this Plan and with respect to the distributions to holders of

Litigation Trust Interests), the Confirmation Order or other order of the Bankruptcy Court (including, without limitation, the Final DIP Order), or required by applicable bankruptcy law, in no event shall any Holder of an Allowed Claim be entitled to receive payments that in the aggregate exceed the Allowed amount of such Holder’s Claim.

(b) This Plan constitutes a separate chapter 11 plan of reorganization for each Debtor. For purposes of brevity and convenience, the classification and treatment of Claims and Interests has been set forth in three groups: (i) Tribune (Debtor 1), (ii) Filed Subsidiary Debtors (Debtors 2 through 111) and (iii) any Guarantor Non-Debtors that become Debtors and participate in the Prepackaged Plan.

3.1.2 Identification of Classes Against Tribune (Debtor 1). The following chart assigns a letter to each Class against Tribune for purposes of identifying each separate Class:

CLASS	CLAIM OR INTEREST

A	Priority Non-Tax Claims

B	Other Secured Claims

C	Senior Loan Claims

D	Bridge Loan Claims

E	Senior Noteholder Claims

F	Other Parent Claims

G	Convenience Claims

I	EGI-TRB LLC Notes Claims

J	PHONES Notes Claims

K	Intercompany Claims

L	Securities Litigation Claims

M	Tribune Interests

3.1.3 Identification of Classes Against Filed Subsidiary Debtors (Debtors 2 through 111). The following chart assigns a letter to each Class against the Filed Subsidiary Debtors for purposes of identifying each separate Class:

CLASS	CLAIM OR INTEREST

A	Priority Non-Tax Claims

B	Other Secured Claims

C	Senior Guaranty Claims

D	Bridge Loan Guaranty Claims

E	General Unsecured Claims

K	Intercompany Claims

L	Securities Litigation Claims

M	Interests in Filed Subsidiary Debtors

3.2 Classification and Treatment of Claims Against and Interests in Tribune Company (Debtor 1).

3.2.1 Class 1A – Priority Non-Tax Claims.

(a) Classification: Class 1A consists of all Priority Non-Tax Claims against Tribune.

(b) Treatment: Each Holder of an Allowed Priority Non-Tax Claim against Tribune shall have its Claim Reinstated.

(c) Voting: Allowed Claims in Class 1A are Unimpaired, and the Holders of Class 1A Claims are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Class 1A Claims are not entitled to vote to accept or reject the Plan; provided, however, that all Class 1A Claims shall be subject to allowance or disallowance in whole or in part under the applicable provisions of the Plan, including, but not limited to, Article VIII.

3.2.2 Class 1B – Other Secured Claims.

(a) Classification: Class 1B consists of all Other Secured Claims against Tribune.

(b) Treatment: Each Holder of an Allowed Other Secured Claim against Tribune shall have its Claim Reinstated.

(c) Voting: Allowed Claims in Class 1B are Unimpaired, and the Holders of Class 1B Claims are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Class 1B Claims are not entitled to vote to accept or reject the Plan; provided, however, that all Class 1B Claims shall be subject to allowance or disallowance in whole or in part under the applicable provisions of the Plan, including, but not limited to, Article VIII.

3.2.3 Class 1C – Senior Loan Claims.

(a) Classification: Class 1C consists of all Senior Loan Claims against Tribune.

(b) Allowance: The Senior Loan Claims shall be deemed Allowed in an aggregate amount equal to all amounts payable under the Senior Loan Agreement or the Pledge Agreement, other than the Senior Lender Fee/Expense Claims, including the full amount of principal, interest, and all other amounts due and owing under the Senior Loan Agreement and the Pledge Agreement as of the Petition Date, and neither such Claims nor the distributions thereon shall be subject to reduction, disallowance, subordination, set off or counterclaim.

(c) Treatment: On or as soon as practicable after the applicable Distribution Date, together with other distributions provided for in this Plan, in full satisfaction, settlement, release and discharge of and in exchange for Allowed Senior Loan Claims against Tribune, subject to Section 5.4.2 herein, each Holder of an Allowed Senior Loan Claim against Tribune shall receive (i) a Pro Rata share of the Senior Loan Claims Distribution, and (ii) a Pro Rata share of the Class 1C Litigation Trust Interests. In addition, on the Effective Date, any unexpired letters of credit outstanding under the Senior Loan Agreement shall be either, at Tribune’s option, (i) returned to the issuer undrawn and marked canceled, (ii) collateralized with Cash in an amount equal to 105% of the face amount of such outstanding letter of credit in form and substance acceptable to the issuer thereof, or (iii) collateralized with back-to-back letters of credit issued under the Exit Facility in an amount equal to 105% of the face amount of such outstanding letter of credit, in form and substance acceptable to the issuer thereof.

(d) Voting: Claims in Class 1C are Impaired, and Holders of Class 1C Claims are entitled to vote to accept or reject the Plan.

3.2.4 Class 1D – Bridge Loan Claims.

(a) Classification: Class 1D consists of all Bridge Loan Claims against Tribune.

(b) Allowance: So long as (i) the Bridge Plan Proponents shall have withdrawn their proposed plan of reorganization and their related discovery requests issued to the Proponents on or prior to February 8, 2011 and (ii) the Bridge Lender Group shall have supported the Plan, taken no actions inconsistent with confirmation of the Plan in their capacities as Holders of Bridge Loan Claims from and after January 28, 2011, and voted all Bridge Loan Claims held by them to accept the Plan, Bridge Loan Claims against Tribune shall be deemed Allowed in an aggregate amount equal to all amounts payable under the Bridge Loan Agreement and the Pledge Agreement, other than the Bridge Lender Fee/Expense Claims (payment of which shall be subject only to Section 9.1.2), including the full amount of principal, interest, and all other amounts due and owing under the Bridge Loan Agreement and the Pledge Agreement as of the Petition Date, and neither such Claims nor the distributions thereon shall be subject to reduction, disallowance, subordination, set off or counterclaim.

(c) Treatment: On or as soon as practicable after the applicable Distribution Date, in full satisfaction, settlement, release and discharge of and in exchange for Allowed Bridge Loan Claims against Tribune, each Holder of an Allowed Bridge Loan Claim against Tribune shall receive (i) a Pro Rata share of $64,500,000 of Distributable Cash, and (ii) a Pro Rata share of the Class 1D Litigation Trust Interests. In addition to and without limiting the provisions of Section 11.2.5, by accepting the foregoing distributions, all Holders of Allowed Bridge Loan Claims shall be deemed to have unconditionally and irrevocably agreed to the Non-Guarantor Debtor Release and to have directed the Bridge Loan Agent to release all Bridge Loan Guaranty Claims.

(d) Arranger Bridge Lender Treatment Option: Each Arranger Bridge Lender shall have the option to either:

(i) receive their Pro Rata share of the distributions set forth in Section 3.2.4(c) above on account of Bridge Loan Claims held for their own account and not receive a release of any claims or causes of action from any Non-Arranger Bridge Lenders, which claims shall be unaffected by the Plan or the Confirmation Order, regardless of whether any such Non-Arranger Bridge Lenders agreed or are deemed to provide the releases set forth in Section 11.2.2 and regardless of whether any such Non-Arranger Bridge Lender elected, by executing an “Election to Participate in Step Two/Disgorgement Settlement” set forth in a “Notice of Step Two/Disgorgement Settlement,” or otherwise, to participate in the Step Two/Disgorgement Settlement; or

(ii) forgo their Pro Rata share of the distributions set forth in Section 3.2.4(c) above on account of Bridge Loan Claims held for their own account (which shall in no event be lower in aggregate principal amount than the Bridge Loan Claims held by such Arranger Bridge Lender for its own account as of January 28, 2011), in which case the distributions allocable to such Arranger Bridge Lender shall instead be distributed Pro Rata to the Non-Arranger Bridge Lenders, and by accepting such additional distributions each Non-Arranger Bridge Lender, other than any Non-Arranger Bridge Lender that returns such additional distribution to the Disbursing Agent within five (5) Business Days of disbursement, and the Bridge Loan Agent shall be deemed to have unconditionally and irrevocably released each and all of the Arranger Bridge Lenders that elected the treatment set forth in this Section 3.2.4(d)(ii) of and from any and all Holder Released Claims and any other claims or causes of action related to or arising out of the Bridge Loan Agreement, any related documents, the Bridge Loan Claims or the Bridge Loan Guaranty Claims, regardless of whether each or any Non-Arranger Bridge Lender agreed to provide the releases set forth in Section 11.2.2, unless such Non-Arranger Bridge Lender has returned its additional distribution as set forth above. The foregoing election must have been exercised by any Arranger Bridge Lender in writing and delivered to the Debtors before the commencement of the Confirmation Hearing on the Second Amended Plan or such later date as the Debtors shall have agreed in consultation with the Bridge Plan Proponents, and any such election shall be irrevocable. For the avoidance of doubt, any Arranger Bridge Lender that elected such treatment in connection with the Second Amended Plan will be deemed to have elected such treatment in connection with this Plan. By electing such treatment in accordance with the foregoing, each Arranger Bridge Lender shall be deemed to have unconditionally and irrevocably released each and all of the Non-Arranger Bridge Lenders that accept such additional distributions (and that do not return such additional distributions within five (5) Business Days of disbursement as set forth above) and the Bridge Loan Agent of and from any and all Holder Released Claims and any other claims or causes of action related to or arising out of the Bridge Loan Agreement, any related documents, the Bridge Loan Claims or the Bridge Loan Guaranty Claims, regardless of whether such Arranger Bridge Lender agreed or are deemed to provide the releases set forth in Section 11.2.2. Any such additional distributions that are not accepted and are instead returned to the Disbursing Agent within five (5) Business Days of disbursement as set forth above shall, upon receipt by the Disbursing Agent, be promptly returned by the Disbursing Agent to the Arranger Bridge Lenders that elected the treatment set forth in this Section 3.2.4(d)(ii). For the avoidance of doubt, any releases by and in favor of Merrill Lynch and its affiliates, in their collective capacities as Arranger Bridge Lenders, includes releases by and in favor of Bank of America and its affiliates, in their collective capacities as Arranger Bridge Lenders.

(e) Voting: Claims in Class 1D are Impaired, and Holders of Class 1D Claims are entitled to vote to accept or reject the Plan.

3.2.5 Class 1E – Senior Noteholder Claims.

(a) Classification: Class 1E consists of all Senior Noteholder Claims against Tribune.

(b) Allowance: The Senior Noteholder Claims shall together be deemed Allowed in the aggregate amount of $1,283,055,743.77 (a) plus the amount (if any) of any other Claims arising under or evidenced by the Senior Notes Indentures and related documents, solely to the extent any such Claims are Allowed and (b) less any Senior Noteholder claims held by MSCS. The Senior Noteholder Claims owned by MSCS shall be subject to challenge by the Litigation Trust pursuant to Article XIII herein. The Senior Noteholder Claims shall not be subject to reduction, disallowance, subordination, set off or counterclaim (other than the Senior Noteholder Claims of MSCS with respect to the Morgan Stanley Claims).

(c) Treatment: On or as soon as practicable after the applicable Distribution Date, in full satisfaction, settlement, release and discharge of and in exchange for Allowed Senior Noteholder Claims against Tribune, each Holder of an Allowed Senior Noteholder Claim shall receive

(i) Option 1: subject to Section 5.4.2 herein, (i) a Pro Rata share of 6.27425 % of the Distributable Cash, 6.27425% of the New Senior Secured Term Loan and 6.27425% of the New Common Stock (subject to dilution by the Equity Incentive Plan), and (ii) a Pro Rata share of the Class 1E Litigation Trust Interests; or

(ii) Option 2: (i) a Pro Rata share of $431,041,451 in Distributable Cash, and (ii) a Pro Rata share of the Class 1E Litigation Trust Interests.

Each Holder of an Allowed Senior Noteholder Claim may, on such Holder’s Ballot or election form, as applicable, elect the treatment specified in Section 3.2.5(c)(i) or Section 3.2.5(c)(ii). Each Holder of an Allowed Senior Noteholder Claim that does not submit a Ballot or that submits a Ballot but fails to affirmatively elect the treatment set forth in Section 3.2.5(c)(i) shall be deemed to have elected the treatment specified in Section 3.2.5(c)(ii) with respect to its Allowed Senior Noteholder Claim.

Each Holder’s Pro Rata share of the consideration set forth in clauses (i) and (ii) above shall be calculated by reference to all Allowed Senior Noteholder Claims regardless of how many such Holders elect Option 1 or Option 2.

Reorganized Tribune shall (a) withhold from the distributions provided for in this Section 3.2.5(c) the amount of any consideration allocable to the Senior Noteholder Claims held by MSCS and (b) hold such amount in reserve pending a determination of the allowance of MSCS’s Senior Noteholder Claims and MSCS’s entitlement to such distribution. For the avoidance of doubt, if the Senior Noteholder Claims held by MSCS are disallowed or MSCS is otherwise found not to be entitled to such distribution, the consideration that would otherwise be distributed to MSCS on account of its Senior Noteholder Claims shall instead be distributed to the other Holders of Allowed Senior Noteholder Claims as set forth in this Section 3.2.5(c). The Debtors, the Creditors’ Committee, the applicable Indenture Trustee and MSCS shall work in good faith to agree upon an appropriate procedure, which shall be implemented prior to the Initial Distribution Date, to insure that MSCS does not receive a distribution on account of any Senior Noteholder Claims held by MSCS for its own account unless and until it is determined that such Senior Noteholder Claims are Allowed Claims and entitled to a distribution pursuant to this Section 3.2.5(c); provided, however, if such parties are unable to agree upon an appropriate procedure, upon notice and an opportunity to be heard, the Debtors, the Creditors’ Committee, the applicable Indenture Trustee or MSCS may seek an order in aid of confirmation of this Plan resolving any disputes and implementing an appropriate procedure.

(d) Voting: Claims in Class 1E are Impaired, and Holders of Class 1E Claims are entitled to vote to accept or reject the Plan.

3.2.6 Class 1F – Other Parent Claims.

(a) Classification: Class 1F consists of all Other Parent Claims against Tribune.

(b) Allowance: The Swap Claim shall be Allowed against Tribune in the amount of $150,948,822. The Claims of the Retiree Claimants shall be Allowed in accordance with the Retiree Claimant Settlement Agreement to the extent the Retiree Claimant Settlement Agreement is implemented and incorporated into this Plan pursuant to Section 5.15.4 herein. Additional Other Parent Claims shall be subject to allowance, disallowance, or offset under the applicable provisions of this Plan, including, but not limited to, Article VIII and Section 7.11.

(c) Treatment: On or as soon as practicable after the applicable Distribution Date, in full satisfaction, settlement, release and discharge of and in exchange for Allowed Other Parent Claims against Tribune, each Holder of an Allowed Other Parent Claim shall receive:

(i) Option 1: (y) an amount of Distributable Cash equal to 35.18 % of the aggregate amount in U.S. dollars of such Holder’s Allowed Other Parent Claim, and (z) a Pro Rata share of the Bridge Settlement Proceeds from Distributable Cash; or

(ii) Option 2: subject to Section 5.4.2 herein, (y) an amount of New Senior Secured Term Loan, Distributable Cash and New Common Stock in the same ratio as the distribution to Holders of Allowed Senior Noteholder Claims that, on the basis of an assumed Total DEV of $6,870,000,000 (comprised of a base DEV of $6,750,000,000 plus the Step Two/Disgorgement Settlement Proceeds) regardless of any finding by the Bankruptcy Court that Total DEV is higher or lower, has an aggregate value equal to 35.18% of the aggregate amount in U.S. dollars of such Holder’s Allowed Other Parent Claim, and (z) a Pro Rata share of an amount of New Senior Secured Term Loan, Distributable Cash and New Common Stock in the same ratio as the distribution to Holders of Allowed Senior Noteholder Claims that, on the basis of an assumed Total DEV of $6,870,000,000 regardless of any finding by the Bankruptcy Court that Total DEV is higher or lower, has an aggregate value equal to the Bridge Settlement Proceeds; or

(iii) Option 3: subject to Section 5.4.2 herein, (w) an amount of New Senior Secured Term Loan, Distributable Cash and New Common Stock in the same ratio as the distribution to Holders of Allowed Senior Noteholder Claims that, on the basis of an assumed Total DEV of $6,870,000,000 regardless of any finding by the Bankruptcy Court that Total DEV is higher or lower, has an aggregate value equal to 32.73% of the aggregate amount in U.S. dollars of such Holder’s Allowed Other Parent Claim, (x) a Pro Rata share of an amount of New Senior Secured Term Loan, Distributable Cash and New Common Stock in the same ratio as the distribution to Holders of Allowed Senior Noteholder Claims that, on the basis of an assumed Total DEV of $6,870,000,000 regardless of any finding by the Bankruptcy Court that Total DEV is higher or lower, has an aggregate value equal to the Bridge Settlement Proceeds, and (y) a

Pro Rata share, calculated based upon the aggregate amount of Allowed Other Parent Claims the Holders of which elect the treatment set forth in this Section 3.2.6(c)(iii) or Section 3.2.6(c)(iv), of the Class 1F Litigation Trust Interests; or

(iv) Option 4: (w) an amount of Distributable Cash equal to 32.73% of the aggregate amount in U.S. dollars of such Holder’s Allowed Other Parent Claim, (x) such Holder’s Pro Rata share of the Bridge Settlement Proceeds from Distributable Cash, and (y) a Pro Rata share, calculated based upon the aggregate amount of Allowed Other Parent Claims the Holders of which elect the treatment set forth in this Section 3.2.6(c)(iv) or Section 3.2.6(c)(iii), of the Class 1F Litigation Trust Interests.

Each Holder of an Allowed Other Parent Claim may, on such Holder’s Ballot, elect the treatment specified in Section 3.2.6(c)(i), Section 3.2.6(c)(ii), Section 3.2.6(c)(iii) or Section 3.2.6(c)(iv). Each Holder of an Allowed Other Parent Claim that does not submit a Ballot, or that submits a Ballot but fails to affirmatively elect the treatment set forth in Section 3.2.6(c)(i), Section 3.2.6(c)(ii) or Section 3.2.6(c)(iii) shall be deemed to have elected the treatment specified in Section 3.2.6(c)(iv) with respect to its Allowed Other Parent Claim.

Each Holder’s Pro Rata share of the consideration set forth in clauses (i) through (iv) above shall be calculated by reference to all Allowed Other Parent Claims regardless of how many such Holders elect Option 1, 2, 3, or 4.

(d) Voting: Claims in Class 1F are Impaired, and Holders of Class 1F Claims are entitled to vote to accept or reject the Plan.

3.2.7 Class 1G – Convenience Claims.

(a) Classification: Class 1G consists of all Convenience Claims against Tribune.

(b) Treatment: In full satisfaction, settlement, release and discharge of and in exchange for Allowed Convenience Claims against Tribune, on or as soon as practicable after the applicable Distribution Date, each Holder of an Allowed Convenience Claim against Tribune shall receive payment in full in Cash on account of such Claim; provided, however, that, subject to Section 7.4 of this Plan, Post-petition Interest shall not be paid to any Holder on any Convenience Claim without regard to whether such amount has accrued for federal income tax purposes.

(c) Voting: Allowed Claims in Class 1G are Unimpaired, and the Holders of Class 1G Claims are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Class 1G Claims are not entitled to vote to accept or reject the Plan; provided, however, that all Class 1G Claims shall be subject to allowance or disallowance in whole or in part under the applicable provisions of the Plan, including, but not limited to, Article VIII.

3.2.8 Class 1I – EGI-TRB LLC Notes Claims.

(a) Classification: Class 1I consists of all EGI-TRB LLC Notes Claims against Tribune.

(b) Allowance: EGI-TRB LLC Notes Claims against Tribune shall be subject to challenge by the Litigation Trust pursuant to Article XIII of this Plan.

(c) Treatment: On or as soon as practicable after the applicable Distribution Date, together with other distributions provided for in this Plan, in full satisfaction, settlement, release and discharge of and in exchange for Allowed EGI-TRB LLC Notes Claims against Tribune, each Holder of an Allowed EGI-TRB LLC Notes Claim against Tribune shall receive a Pro Rata share of the Class 1I Litigation Trust Interests.

(d) Voting: Claims in Class 1I are Impaired, and Holders of Class 1I Claims are entitled to vote to accept or reject the Plan.

3.2.9 Class 1J – PHONES Notes Claims.

(a) Classification: Class 1J consists of all PHONES Notes Claims against Tribune.

(b) Allowance: The PHONES Notes Claims shall together be deemed Allowed in the aggregate amount of $759,252,932 (plus unpaid interest that accrued between November 15, 2008 and December 8, 2008).

(c) Treatment: On or as soon as practicable after the applicable Distribution Date, in full satisfaction, settlement, release and discharge of and in exchange for Allowed PHONES Notes Claims against Tribune, each Holder of an Allowed PHONES Notes Claim shall receive a Pro Rata share of the Class 1J Litigation Trust Interests.

(d) Voting: Claims in Class 1J are Impaired, and Holders of Class 1J Claims are entitled to vote to accept or reject the Plan.

3.2.10 Class 1K – Intercompany Claims.

(a) Classification: Class 1K consists of all Intercompany Claims against Tribune.

(b) Treatment: In full satisfaction, settlement, release and discharge of and in exchange for Intercompany Claims against Tribune, except as otherwise provided herein, Holders of Intercompany Claims against Tribune shall receive the treatment afforded to them in the Intercompany Claims Settlement.

(c) Voting: Claims in Class 1K are Impaired; however, as set forth in Section 4.3, votes shall not be solicited from Holders of Claims in Class 1K.

3.2.11 Class 1L – Securities Litigation Claims.

(a) Classification: Class 1L consists of all Securities Litigation Claims against Tribune.

(b) Treatment: On or as soon as practicable after the applicable Distribution Date, in full satisfaction, settlement, release and discharge of and in exchange for Allowed Securities Litigation Claims against Tribune, each Holder of an Allowed Securities Litigation Claim against Tribune shall receive a Pro Rata share of the Class 1L Litigation Trust Interests.

(c) Voting: Claims in Class 1L are Impaired. Holders of Claims in Class 1L are conclusively deemed to have rejected the Plan and are not entitled to vote to accept or reject the Plan.

3.2.12 Class 1M – Tribune Interests.

(a) Classification: Class 1M consists of all Tribune Interests in Tribune.

(b) Treatment: On the Effective Date, all Tribune Interests in Tribune shall be extinguished and Holders of such Interests shall not receive or retain any property under the Plan on account of such Tribune Interests.

(c) Voting: Interests in Class 1M are Impaired. Holders of Interests in Class 1M are conclusively deemed to have rejected the Plan and are not entitled to vote to accept or reject the Plan.

3.3 Classification and Treatment of Claims Against and Interests in Filed Subsidiary Debtors (Debtors 2 through 111).

3.3.1 Classes 2A through 111A – Priority Non-Tax Claims.

(a) Classification: Classes 2A through 111A consist of all Priority Non-Tax Claims against the relevant Filed Subsidiary Debtors. The numerical portion of the Class designation corresponds to the applicable Debtor number on Appendix A hereto.

(b) Treatment: Each Holder of an Allowed Priority Non-Tax Claim against a Filed Subsidiary Debtor shall have such Claim Reinstated.

(c) Voting: Allowed Claims in Classes 2A through 111A are Unimpaired, and the Holders of Claims in such Classes are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Claims in Classes 2A through 111A are not entitled to vote to accept or reject this Plan; provided, however, that all Claims in Classes 2A through 111A shall be subject to allowance or disallowance in whole or in part under the applicable provisions of this Plan, including, but not limited to, Article VIII.

3.3.2 Classes 2B through 111B – Other Secured Claims.

(a) Classification: Classes 2B through 111B consist of all Other Secured Claims against the relevant Filed Subsidiary Debtors. The numerical portion of the Class designation corresponds to the applicable Debtor number on Appendix A hereto.

(b) Treatment: Each Holder of an Allowed Other Secured Claim against a Filed Subsidiary Debtor shall have such Claim Reinstated.

(c) Voting: Allowed Claims in Classes 2B through 111B are Unimpaired, and the Holders of Claims in such Classes are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Claims in Classes 2B through 111B are not entitled to vote to accept or reject this Plan; provided, however, that all Claims in Classes 2B through 111B shall be subject to allowance or disallowance in whole or in part under the applicable provisions of this Plan, including, but not limited to, Article VIII.

3.3.3 Classes 50C through 111C – Senior Guaranty Claims.

(a) Classification: Classes 50C through 111C consist of all Senior Guaranty Claims against the relevant Guarantor Debtors. The numerical portion of the Class designation corresponds to the applicable Debtor number on Appendix A hereto.

(b) Allowance: The Senior Guaranty Claims shall be deemed Allowed in an aggregate amount equal to all amounts payable under the Senior Guaranty Agreement, including the full amount of principal, interest, and all other amounts due and owing under the Senior Guaranty Agreement as of the Petition Date, plus, to the extent allowable under the Bankruptcy Code, all postpetition interest and other amounts due and owing under the Senior Guaranty Agreement from and after the Petition Date, and neither such Claims nor the distributions thereon shall be subject to reduction, disallowance, subordination, set off or counterclaim.

(c) Treatment: On or as soon as practicable after the applicable Distribution Date, in full satisfaction, settlement, release and discharge of and in exchange for Allowed Senior Guaranty Claims against the Guarantor Debtors, subject to Section 5.4.2, each Holder of an Allowed Senior Guaranty Claim against a Guarantor Debtor shall receive a Pro Rata share of:

(i) 98.50% of the Remaining New Senior Secured Term Loan;

(ii) 98.50% of the Remaining Distributable Cash; and

(iii) 98.50% of the Remaining New Common Stock.

The distributions payable to the Holder(s) of the Swap Claim shall be paid directly to such Holder by the Disbursing Agent and all other distributions payable to the Holders of the Senior Guaranty Claims shall be paid to the Senior Loan Agent for distribution in accordance with Section 7.3 of this Plan, and prior to distributing such amounts the Senior Loan Agent is only authorized to retain $32,500,000 from the Distributable Cash included in such distribution (such amount the “Senior Lender Holdback”), to be used by the Senior Loan Agent, or, to the extent unused, distributed, solely in accordance with Section 7.3 of this Plan.

(d) Voting: Claims in Classes 50C through 111C are Impaired, and Holders of Claims in Classes 50C through 111C are entitled to vote to accept or reject the Plan against the relevant Debtors.

3.3.4 Classes 50D through 111D – Bridge Loan Guaranty Claims.

(a) Classification: Classes 50D through 111D consist of all Bridge Loan Guaranty Claims against the relevant Guarantor Debtors. The numerical portion of the Class designation corresponds to the applicable Debtor number on Appendix A hereto.

(b) Allowance: So long as (i) the Bridge Plan Proponents shall have withdrawn their proposed plan of reorganization and their related discovery requests issued to the Proponents on or prior to February 8, 2011 and (ii) the Bridge Lender Group shall have supported the Plan, taken no actions inconsistent with confirmation of the Plan in their capacities as Holders of Bridge Loan Claims from and after January 28, 2011, and voted all Bridge Loan Claims held by them to accept the Plan, the Bridge Loan Guaranty Claims shall be deemed Allowed in an aggregate amount equal to all amounts payable under the Bridge Loan Guaranty Agreement, other than the Bridge Lender Fee/Expense Claims (payment of which shall be subject only to Section 9.1.2), including the full amount of principal, interest, and all other amounts due and owing under the Bridge Loan Guaranty Agreement as of the Petition Date, and neither such Claims nor the distributions thereon shall be subject to reduction, disallowance, subordination, set off or counterclaim. To the extent that any Bridge Loan Guaranty Claims are Allowed, Bridge Loan Guaranty Claims held by the Settling Step Two Payees or their Affiliates will receive no worse treatment than other Bridge Loan Guaranty Claims unless otherwise agreed by such Settling Step Two Payees.

(c) Treatment: In accordance with Section 7.3, in order to comply with the contractual subordination provisions in the Loan Guaranty Agreements, all distributions of (i) the Remaining New Senior Secured Term Loan, (ii) the Remaining Distributable Cash and (iii) the Remaining New Common Stock that would otherwise be made on account of Allowed Bridge Loan Guaranty Claims shall instead be distributed to the Senior Loan Agent for distribution on account of Allowed Senior Guaranty Claims. Accordingly, on the Effective Date, all Bridge Loan Guaranty Claims against the Guarantor Debtors shall be extinguished and Holders of such Claims shall not receive or retain any property under the Plan on account of such Bridge Loan Guaranty Claims.

(d) Voting: Claims in Class 50D through 111D are Impaired, and Holders of Claims in Classes 50D through 111D are conclusively deemed to have rejected the Plan and are not entitled to vote to accept or reject the Plan.

3.3.5 Classes 2E through 111E – General Unsecured Claims.

(a) Classification: Classes 2E through 111E consist of all General Unsecured Claims against the relevant Filed Subsidiary Debtors. The numerical portion of the Class designation corresponds to the applicable Debtor number on Appendix A hereto.

(b) Treatment: On or as soon as reasonably practicable after the applicable Distribution Date, each Holder of an Allowed General Unsecured Claim against a Filed Subsidiary Debtor shall receive an amount of Distributable Cash equal to 100% of such Holders’ Allowed General Unsecured Claim Against a Filed Subsidiary Debtor; provided, however, that Post-petition Interest shall not accrue or be paid on any General Unsecured Claim against a Filed Subsidiary Debtor.

(c) Voting: Claims in Classes 2E through 111E are Impaired, and Holders of Claims in Classes 2E through 111E are entitled to vote to accept or reject the Plan against the relevant Debtors; provided, however, that, except for Holders of Claims in the Subsidiary Revoting Classes, votes to accept or reject the Second Amended Plan cast by Holders of General Unsecured Claims against the Filed Subsidiary Debtors shall be deemed to be votes to accept or reject this Plan.

3.3.6 Classes 2K through 111K – Intercompany Claims.

(a) Classification: Classes 2K through 111K consist of all Intercompany Claims against the relevant Filed Subsidiary Debtors. The numerical portion of the Class designation corresponds to the applicable Debtor number on Appendix A hereto.

(b) Treatment: In full satisfaction, settlement, release and discharge of and in exchange for Intercompany Claims against Filed Subsidiary Debtors, except as otherwise provided herein, Holders of Intercompany Claims shall receive the treatment afforded to them in the Intercompany Claims Settlement.

(c) Voting: Claims in Classes 2K through 111K are Impaired; however, as set forth in Section 4.3, votes on the Plan shall not be solicited from Holders of Claims in Classes 2K through 111K.

3.3.7 Classes 2L through 111L – Securities Litigation Claims.

(a) Classification: Classes 2L through 111L consist of all Securities Litigation Claims against the relevant Filed Subsidiary Debtors. The numerical portion of the Class designation corresponds to the applicable Debtor number on Appendix A hereto.

(b) Treatment: On or as soon as practicable after the applicable Distribution Date, in full satisfaction, settlement, release and discharge of and in exchange for Allowed Securities Litigation Claims against Filed Subsidiary Debtors, each Holder of an Allowed Securities Litigation Claim against a Filed Subsidiary Debtor shall receive the distributions, if any, provided to such Holder under Section 3.2.11 of this Plan.

(c) Voting: Claims in Classes 2L through 111L are Impaired. Holders of Claims in Classes 2L through 111L are conclusively deemed to have rejected the Plan and are not entitled to vote to accept or reject the Plan.

3.3.8 Classes 2M through 111M – Interests in Filed Subsidiary Debtors.

(a) Classification: Classes 2M through 111M consist of all Interests in the Filed Subsidiary Debtors. The numerical portion of the Class designation corresponds to the applicable Debtor number on Appendix A hereto.

(b) Treatment: Subject to Section 5.2 of this Plan, each Holder of an Allowed Interest in the Filed Subsidiary Debtors shall have its Interest Reinstated. Allowed Interests in each Filed Subsidiary Debtor shall be Reinstated for administrative convenience and (1) in the case of the Guarantor Debtors, for the ultimate benefit of the Holders of Senior Guaranty Claims against such Guarantor Debtors and (2) in the case of the Non-Guarantor Debtors, in exchange for the Debtors’ and Reorganized Debtors’ agreement under this Plan to make certain Cash distributions to the Holders of Allowed Claims against such Non-Guarantor Debtors.

(c) Voting: Allowed Interests in Classes 2M through 111M are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Interests in Classes 2M through 111M are not entitled to vote to accept or reject the Plan.

3.4 Prepackaged Plans for and Treatment of Claims Against and Interests in Guarantor Non-Debtors, if Any, That Become Debtors.

3.4.1 Prepackaged Plan. This Plan constitutes a Prepackaged Plan for the Guarantor Non-Debtors, if any, that commence Chapter 11 Cases. For any Guarantor Non-Debtor that commences a Chapter 11 Case, such Prepackaged Plan shall classify Allowed Claims and Interests in the same manner as set forth in Section 3.3 above for the Filed Subsidiary Debtors.

3.4.2 Unimpaired Claims and Interests. Except for Loan Guaranty Claims, Intercompany Claims and Securities Litigation Claims, each Holder of an Allowed Claim against or Interest in a Guarantor Non-Debtor that becomes a Debtor shall have its Claim or Interest Reinstated. In addition, except for Loan Guaranty Claims, Intercompany Claims and Securities Litigation Claims, Allowed Claims against and Interests in any Guarantor Non-Debtor that becomes a Debtor are Unimpaired, and the Holders of such Claims and Interests are conclusively deemed to have accepted the Prepackaged Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of such Claims and Interests are not entitled to vote to accept or reject the relevant Prepackaged Plan. All executory contracts and unexpired leases of the Guarantor Non-Debtors that become Debtors shall be assumed and shall be fully enforceable in accordance with their terms. Joint venture agreements, stockholder agreements, limited liability company agreements, limited liability partnership agreements, limited partnership agreements, general partnership agreements, affiliate agreements, and any other agreements or arrangements related to the foregoing shall continue in accordance with their terms and shall remain in full force and effect and the parties’ rights thereunder shall not be modified by the relevant Prepackaged Plan.

3.4.3 Loan Guaranty Claims.

(a) Senior Guaranty Claims. In full satisfaction, settlement, release and discharge of and in exchange for Allowed Senior Guaranty Claims against Guarantor Non-Debtors that become Debtors, each Holder of an Allowed Senior Guaranty Claim against a Guarantor Non-Debtor that becomes a Debtor shall be entitled to receive the distributions provided to such Holder under Section 3.3.3 and the guaranties described in Section 5.6 and shall not be entitled to receive any other or further distributions or guaranties. Senior Guaranty Claims are Impaired, and Holders of Senior Guaranty Claims are entitled to vote to accept or reject the relevant Prepackaged Plan. Votes cast by Holders of Senior Guaranty Claims in Classes 50C through 111C shall be counted as votes cast on the relevant Prepackaged Plan prepared on behalf of the relevant Guarantor Non-Debtors.

(b) Bridge Loan Guaranty Claims. In accordance with Section 7.3, in order to comply with the contractual subordination provisions in the Loan Guaranty Agreements, all distributions of (i) the Remaining New Senior Secured Term Loan, (ii) the Remaining Distributable Cash and (iii) the Remaining New Common Stock that would otherwise be made on account of Allowed Bridge Loan Guaranty Claims shall instead be distributed to the Senior Loan Agent for distribution on account of Allowed Senior Guaranty Claims. Accordingly, on the Effective Date, all Bridge Loan Guaranty Claims against Guarantor Non-Debtors that become Debtors shall be extinguished and the Holders of such Claims shall not receive or retain any property under the relevant Prepackaged Plan on account of such Bridge Loan Guaranty Claims. Bridge Loan Guaranty Claims are Impaired and Holders of such Claims are conclusively deemed to have rejected the relevant Prepackaged Plan and are not entitled to vote to accept or reject the relevant Prepackaged Plan

3.4.4 Intercompany Claims. In full satisfaction, settlement, release and discharge of and in exchange for Allowed Intercompany Claims against Guarantor Non-Debtors that become Debtors, all Intercompany Claims against a Guarantor Non-Debtor that becomes a Debtor shall receive the treatment set forth in the Intercompany Claims Settlement and shall be deemed satisfied, discharged and extinguished in full and shall be eliminated as of the Effective Date. Intercompany Claims are Impaired; however, as set forth in Section 4.3, votes shall not be solicited from the Holders of such Claims.

3.4.5 Securities Litigation Claims. In full satisfaction, settlement, release and discharge of and in exchange for Allowed Securities Litigation Claims against Guarantor Non-Debtors that become Debtors, each Holder of an Allowed Securities Litigation Claim against a Guarantor Non-Debtor that becomes a Debtor shall receive the distributions, if any, provided to such Holder under Section 3.2.11 of this Plan. Securities Litigation Claims are Impaired and Holders of such Claims are conclusively deemed to have rejected the relevant Prepackaged Plan and are not entitled to vote to accept or reject the relevant Prepackaged Plan.

ARTICLE IV: ACCEPTANCE OR REJECTION OF PLAN

4.1 Impaired Classes of Claims and Interests Entitled to Vote.

Holders of Claims or Interests in each Impaired Class of Claims or Interests that receive or retain property pursuant to this Plan shall be entitled to vote to accept or reject this Plan.

4.2 Acceptance by an Impaired Class of Claims.

4.2.1 Pursuant to section 1126(c) of the Bankruptcy Code, an Impaired Class of Claims shall have accepted the Plan if, after excluding any Claims held by any Holder designated pursuant to section 1126(e) of the Bankruptcy Code, (a) the Holders of at least two-thirds in dollar amount of the Allowed Claims actually voting in such Class have voted to accept such Plan, and (b) more than one-half in number of such Allowed Claims actually voting in such Class have voted to accept the Plan.

4.2.2 Except for Holders of Claims in Classes that are deemed or presumed to have accepted or rejected this Plan pursuant to the terms of this Plan other than this Section 4.2.2, if Holders of Claims in a particular Impaired Class of Claims were given the opportunity to vote to accept or reject this Plan and notified that a failure of any Holders of Claims in such Impaired Class of Claims to vote to accept or reject this Plan would result in such Impaired Class of Claims being deemed to have accepted this Plan, but no Holders of Claims in such Impaired Class of Claims voted to accept or reject this Plan (or the Second Amended Plan if such Holders’ votes on the Second Amended Plan are deemed to be votes on this Plan), then such Class of Claims shall be deemed to have accepted this Plan.

4.3 Deemed Acceptance by Holders of Intercompany Claims.

As proponents of this Plan (or Affiliates thereof), Holders of Intercompany Claims are conclusively deemed to accept this Plan and votes shall not be solicited from the Holders of such Claims.

4.4 Presumed Acceptances by Unimpaired Classes.

Classes of Claims or Interests designated as Unimpaired are conclusively presumed to have voted to accept this Plan pursuant to section 1126(f) of the Bankruptcy Code, and the votes of the Holders of such Claims or Interests will not be solicited.

4.5 Presumed Rejection of the Plan.

Impaired Classes of Claims or Interests that do not receive or retain property under the Plan are conclusively presumed to have voted to reject the Plan pursuant to section 1126(g) of the Bankruptcy Code, and the votes of Holders of such Claims or Interests will not be solicited.

4.6 Confirmability and Severability of this Plan.

4.6.1 Consensual Confirmation. The confirmation requirements of section 1129(a) of the Bankruptcy Code must be satisfied separately with respect to each Debtor. Therefore, notwithstanding the combination of the separate plans of reorganization of all Debtors in this joint plan of reorganization for purposes of, among other things, economy and efficiency, this Plan shall be deemed a separate chapter 11 plan for each such Debtor.

4.6.2 Cramdown. With respect to any Impaired Class of Claims or Interests that fails to accept the Plan in accordance with section 1129(a) of the Bankruptcy Code, the Debtors request that the Court confirm the Plan in accordance with section 1129(b) of the Bankruptcy Code with respect to such non-accepting Classes, in which case or cases, the Plan shall constitute a motion for such relief.

4.6.3 Reservation of Rights. Subject to Section 15.8 of this Plan, the Proponents reserve the right to modify or withdraw this Plan, in its entirety or in part, for any reason, including, without limitation, in the event that the Plan as it applies to any particular Debtor is not confirmed. In addition, and also subject to Section 15.8 of this Plan, should this Plan fail to be accepted by the requisite number and amount of Claims and Interests voting, as required to satisfy section 1129 of the Bankruptcy Code, and notwithstanding any other provision of this Plan to the contrary, the Proponents reserve the right to reclassify Claims or Interests or otherwise amend, modify or withdraw this Plan in its entirety, in part or with respect to a particular Debtor. Without limiting the foregoing, if the Proponents withdraw the Plan as to any particular Debtor because the Plan with respect to such Debtor fails to be accepted by the requisite number and amount of Claims voting or due to the Court, for any reason, denying Plan confirmation with respect to such Debtor, then at the option of such Debtor (a) the Chapter 11 Case for such Debtor may be dismissed or (b) such Debtor’s assets may be sold to a Debtor that is a Proponent, such sale to be effective at or prior to the Effective Date of the Plan for such Proponent, and the sale price shall be paid to the seller in Cash and shall be in an amount equal to the fair value of such assets as proposed by Tribune and approved by the Court.

ARTICLE V: MEANS FOR IMPLEMENTATION OF THE PLAN

5.1 Non-Substantive Consolidation.

Although the Plan is presented as a joint plan of reorganization, this Plan does not provide for the substantive consolidation of the Debtors’ Estates, and on the Effective Date, the Debtors’ Estates shall not be deemed to be substantively consolidated for any reason. Allowed Claims held against one Debtor will be satisfied solely from the Cash and assets of such Debtor and its Estate, provided that, to the extent of any insufficiency, funds may be advanced to the relevant Debtors by the Estate of Tribune or any of the Subsidiary Debtors at the option of the advancing Debtor, as applicable. Except as specifically set forth herein, nothing in this Plan or the Disclosure Documents shall constitute or be deemed to constitute an admission that any one or all of the Debtors is subject to or liable for any Claims against any other Debtor. A Claim against multiple Debtors will be treated as a separate Claim against each Debtor’s Estate for all purposes including, but not limited to, voting and distribution; provided, however, that no Claim will receive value in excess of 100% of the Allowed amount of such Claim. Notwithstanding anything to the contrary in this Plan, the Reinstated Claims and Interests and Impaired Claims and Interests of a particular Debtor or Reorganized Debtor shall remain the obligations solely of such Debtor or Reorganized Debtor and shall not become obligations of any other Debtor or Reorganized Debtor by virtue of this Plan, the Chapter 11 Cases, or otherwise.

5.2 Restructuring Transactions.

On or prior to the Effective Date, any Debtor and, after the Effective Date, any Reorganized Debtor, may enter into or undertake any Restructuring Transactions and may take such actions as may be determined by such Debtor or Reorganized Debtor to be necessary or appropriate to effect such Restructuring Transactions. The actions to effect the Restructuring Transactions may include, without limitation: (i) the execution and delivery of appropriate agreements or other documents of merger, consolidation, conversion, restructuring, recapitalization, disposition, liquidation or dissolution containing terms that are consistent with the terms herein and that satisfy the requirements of applicable law and such other terms to which the applicable entities may agree; (ii) the execution and delivery of appropriate instruments of transfer, assignment, assumption, disposition, or delegation of any asset, property, right, liability, duty or obligation on terms consistent with the terms herein and having such other terms to which the applicable entities may agree; (iii) the filing of appropriate certificates or articles of merger, consolidation, conversion or dissolution (or similar instrument) pursuant to applicable law; and (iv) all other actions which the applicable entities may determine to be necessary or appropriate, including making filings or recordings that may be required by applicable law in connection with such transactions. The Restructuring Transactions may include one or more mergers, consolidations, conversions, restructurings, recapitalizations, dispositions, liquidations or dissolutions, as may be determined by the applicable Debtors or Reorganized Debtors to be necessary or appropriate to effect the purposes of such Restructuring Transactions for the benefit of the Reorganized Debtors, including, without limitation, the potential simplification of the organizational structure of the Reorganized Debtors. In each case in which the surviving, resulting or acquiring person in any such Restructuring Transaction is a successor to a Debtor or Reorganized Debtor, such surviving, resulting or acquiring person will perform the obligations of the applicable Debtor or Reorganized Debtor pursuant to this Plan to pay or otherwise satisfy the Allowed Claims against such Debtor or Reorganized Debtor, except as provided in any contract, instrument or other agreement or document effecting a disposition to such surviving, resulting or acquiring person, which may provide that another Debtor or Reorganized Debtor will perform such obligations. Implementation of the Restructuring Transactions shall not affect any distributions, discharges, exculpations, releases or injunctions set forth in this Plan. Exhibit 5.2, to be filed with the Plan Supplement, shall set forth a description of the Restructuring Transactions. On or prior to, or as soon as practicable after, the Effective Date, the Debtors or the Reorganized Debtors may take such steps as they may deem necessary or appropriate to effectuate any Restructuring Transactions that satisfy the requirements set forth in this Section 5.2. The Restructuring Transactions shall be authorized and approved by the Confirmation Order pursuant to, among other provisions, sections 1123 and 1141 of the Bankruptcy Code and section 303 of title 8 of the Delaware Code, if applicable, without any further notice, action, third-party consents, court order or process of any kind, except as otherwise set forth herein or in the Confirmation Order. To the extent that any Restructuring Transaction may require the prior consent of the FCC to an assignment of FCC Licenses or a transfer of control of a holder of FCC Licenses, no such Restructuring Transaction shall be consummated until all necessary prior consents of the FCC shall have been obtained.

5.3 Corporate Governance, Directors, Officers and Corporate Action.

5.3.1 Certificate of Incorporation; By-Laws; Limited Liability Company Agreement; Limited Liability Partnership Agreement. On the Effective Date, the Certificate of Incorporation and By-Laws substantially in the forms attached as Exhibit 5.3.1(1) and Exhibit 5.3.1(2), respectively, to be filed with the Plan Supplement, shall go into effect. Consistent with, but only to the extent required by, section 1123(a)(6) of the Bankruptcy Code, the Certificate of Incorporation shall, among other things, prohibit the issuance of non-voting equity securities. Additionally, the Certificate of Incorporation shall contain director and officer liability exculpation and indemnity provisions to the fullest extent permitted under Delaware law applicable to directors and officers serving from and after the Effective Date. To the extent the summary description in this Plan conflicts with the terms of the Certificate of Incorporation or the By-Laws, the terms of such documents shall govern. The certificates or articles of incorporation, by-laws, certificates of formation, limited liability company agreements, partnership agreements or similar governing documents, as applicable, of the other Debtors or Reorganized Debtors shall be amended as necessary to satisfy the provisions of this Plan (including, without limitation, Section 5.2) and the Bankruptcy Code. After the Effective Date, the Reorganized Debtors may amend and restate their certificates or articles of incorporation, by-laws, certificates of formation, limited liability company agreements, partnership agreements or similar governing documents, as applicable, as permitted by applicable law. In addition, on the Effective Date, Reorganized Tribune, the Creditor Proponents and holders of more than 10% of the New Common Stock of Reorganized Tribune as of the Effective Date shall enter into a registration rights agreement substantially in the form set forth in Exhibit 5.3.1(3), which shall be filed prior to the commencement of the Confirmation Hearing.

5.3.2 Directors and Officers of Reorganized Tribune. Subject to any requirement of Bankruptcy Court approval pursuant to section 1129(a)(5) of the Bankruptcy Code, as of the Effective Date, the initial officers of Reorganized Tribune shall be the persons identified in Exhibit 5.3.2(1), to be filed with the Plan Supplement, which shall be acceptable to the Proponents. On the Effective Date, the board of directors of Reorganized Tribune shall have seven (7) members, including the chief executive officer of Reorganized Tribune if the employment agreement with such chief executive officer so provides, consistent with the provisions of Section 5.5 of this Plan. All members of the initial board of directors of Reorganized Tribune will be in compliance with all applicable requirements of the Communications Act and the FCC’s rules. As set forth in the Certificate of Incorporation, (i) Oaktree or its affiliated designee shall have the sole right to designate two members of the initial board of directors of Reorganized Tribune, one of whom shall serve for a three-year term and the other of whom shall serve for a two-year term; (ii) Angelo Gordon or its affiliated designee shall have the sole right to designate one member of the initial board of directors of Reorganized Tribune, who shall serve for a three-year term; (iii) JPMorgan or its affiliated designee shall have the sole right to designate one member of the initial board of directors of Reorganized Tribune, who shall serve for a three-year term and (iv) Oaktree, Angelo Gordon and JPMorgan (or their respective affiliated designees) shall have the right to jointly designate two members of the initial board of directors of Reorganized Tribune by majority consent of Oaktree, Angelo

Gordon and JPMorgan (each of whom shall have one vote), both of whom shall serve for one-year terms; and in each case be subject to re-election based on a shareholder vote pursuant to the terms of the Certificate of Incorporation and applicable law; provided that, if any of the foregoing directors that were so designated shall resign or be removed prior to the end of such director’s initial term, the party or parties that designated such director shall have the sole right to designate a replacement director to serve the remaining term of the vacated seat; provided further that, in the event a Creditor Proponent and the Debtors reasonably determine, based upon comments received from the FCC, that the required approval of the FCC will not be obtained due to the designation rights afforded to such Creditor Proponent(s) in this Section 5.3.2 (the “Designation Rights”), then such Creditor Proponent(s) shall within 60 days of such determination take such action as is necessary or appropriate to enable the Debtors and the Creditor Proponents to obtain such FCC approval. Such action may include, at the sole discretion of such Creditor Proponent(s), without limitation, (i) altering or divesting an investment or other interest held by such Creditor Proponent(s) in any entity, (ii) relinquishing its Designation Rights, or (iii) making any commitment or explanatory filing to the FCC to permit the FCC approval to be obtained; provided further that, in the event such Creditor Proponent(s) fails to take action pursuant to (i) and/or (iii) above within the foregoing time period that is adequate to enable the Debtors and Creditor Proponents to obtain FCC approval, then such Creditor Proponent(s) immediately shall relinquish its Designation Rights, and any prior designation by such Creditor Proponent(s) shall be deemed withdrawn, and any designee of such Creditor Proponent shall be deemed to have resigned from the Board concurrent with the relinquishment of such Designation Rights. In the event Designation Rights are relinquished to obtain FCC approval, any Creditor Proponent relinquishing such rights shall be afforded rights to nominate one or more members of the initial board of Reorganized Tribune or other investor protections that, in each case, shall be mutually agreed upon by the Creditor Proponents and the Debtors in order to obtain the required FCC approval; provided, that such Creditor Proponent shall be afforded such rights only to the extent such rights can be held and exercised in compliance with the Communications Act and FCC’s rules. If a Creditor Proponent that has relinquished Designation Rights cannot be afforded the right to nominate one or more members of the initial board under the Communications Act or the FCC’s rules, those Creditor Proponents that may exercise their Designation Rights shall mutually agree upon the member or members to be designated. In the event a Creditor Proponent relinquishes its Designation Rights to obtain FCC approval, such Creditor Proponent(s) shall have a six month period from the date that such Designation Rights are relinquished to take such action as is necessary to allow such Creditor Proponent(s) to regain its Designation Rights if such Designation Rights can be held and exercised in compliance with the Communications Act and the FCC’s rules. In such event, such Creditor Proponent(s) shall immediately notify the other Creditor Proponents and the Debtors in writing that it has regained its Designation Rights and the other Creditor Proponents and the Debtors immediately thereafter shall take such action that is necessary to permit such Creditor Proponent(s) to designate its director(s) as set forth in this Section 5.3.2 at any time during the terms specified in this Section 5.3.2. Upon such designation, the director (or directors) serving in the interim shall be deemed to have resigned his or her office concurrent with the effectiveness of such designation. Pursuant to section 1129(a)(5) of the Bankruptcy Code, the Creditor Proponents will disclose in Exhibit 5.3.2(2), to be filed with the Plan Supplement, the identity and affiliations of any person proposed to serve on the board of directors of Tribune after the Confirmation Date and to the extent such person is an insider (as defined in section

101(31) of the Bankruptcy Code) other than by virtue of being a director, the nature of any compensation for such person. The Creditor Proponents anticipate that the current directors of Tribune will serve on Tribune’s board of directors after the Confirmation Date until the Effective Date. The Creditor Proponents shall file a notice specifying the identity and affiliations of any person proposed to serve on the initial board of directors of Reorganized Tribune from and after the Effective Date and to the extent such person is an insider (as defined in section 101(31) of the Bankruptcy Code) other than by virtue of being a director, the nature of any compensation for such person, as that information becomes available and in any event before the Effective Date. Any and all rights of any parties to seek Bankruptcy Court review of such directors pursuant to section 1129(a)(5) of the Bankruptcy Code shall be preserved with respect to such filing, notwithstanding that such filing may be made after the Confirmation Date. Each such director and officer of Reorganized Tribune shall serve from and after the Effective Date pursuant to the terms of the Certificate of Incorporation and applicable law. Each member of the current board of directors of Tribune will be deemed to have resigned on the Effective Date unless identified in the supplemented Exhibit 5.3.2(2) as continuing on the board of directors of Reorganized Tribune after the Effective Date.

5.3.3 Ownership and Management of Reorganized Debtors Other Than Reorganized Tribune. Except as set forth in Exhibit 5.2, from and after the Effective Date, each Reorganized Debtor shall retain its equity interest in any other Reorganized Debtor. The initial boards of directors or managers and officers of the Reorganized Debtors other than Reorganized Tribune shall be as set forth in Exhibit 5.3.3, to be filed no later than five days before the commencement of the Confirmation Hearing.

5.3.4 Corporate Action. The adoption of the Certificate of Incorporation or similar constituent documents, the adoption of the By-Laws, the selection of directors and officers for Reorganized Tribune, and all other actions contemplated by this Plan shall be authorized and approved in all respects (subject to the provisions of this Plan) by the Confirmation Order. All matters provided for in this Plan involving the corporate structure of the Debtors or the Reorganized Debtors, and any corporate action required by the Debtors or the Reorganized Debtors in connection with this Plan, shall be deemed to have timely occurred in accordance with applicable law and shall be in effect, without any requirement of further action by the security holders, directors, or managers of the Debtors or the Reorganized Debtors. On or before the Effective Date, as applicable, the appropriate officers of the Debtors and/or the Reorganized Debtors and members of the boards of directors or managers of the Debtors and/or Reorganized Debtors are authorized and directed to issue, execute and deliver, and cause the Reorganized Debtors to perform, the agreements, documents, securities and instruments contemplated by this Plan in the name of and on behalf of the Debtors and/or Reorganized Debtors.

5.4 Issuance and Distribution of New Securities and Related Matters.

5.4.1 Issuance of New Securities. On the Effective Date or a subsequent Distribution Date, as applicable, Reorganized Tribune shall issue shares of New Common Stock and New Warrants and all instruments, certificates and other documents required to be issued or distributed pursuant to this Plan without further act or action under applicable law, regulation, order or rule. Except as otherwise provided in this Plan, including as specifically provided in

Section 5.4.2 hereof, each Holder of a Claim that is eligible to receive a distribution of New Common Stock pursuant to the Plan will be issued New Class A Common Stock, provided that any such Holder will be entitled to receive all or a portion of its shares of New Common Stock in the form of New Class B Common Stock if such Holder informs the Proponents of its desire to receive instead such New Class B Common Stock by the date announced by the Proponents in a filing with the Bankruptcy Court, with such date to be no earlier than the first day of the Confirmation Hearing. The Certificate of Incorporation, substantially in the form of Exhibit 5.3.1(1), to be filed with the Plan Supplement, sets forth the rights and preferences of the New Common Stock. The Certificate of Incorporation may contain customary provisions restricting the sale, transfer, assignment, conversion or other disposal of such shares of New Common Stock. To the extent the shares of New Class A Common Stock or New Class B Common Stock are certificated, such certificates may contain a legend restricting the sale, transfer, assignment, conversion or other disposal of such shares. The New Warrant Agreement substantially in the form of Exhibit 1.1.141 hereto, to be filed with the Plan Supplement, sets forth the rights of the holders of the New Warrants. The issuance of the New Common Stock and the New Warrants and the distribution thereof under this Plan shall be exempt from registration under applicable securities laws pursuant to section 1145(a) of the Bankruptcy Code. In addition, although the Proponents intend that the Litigation Trust Interests shall not be “securities” under applicable laws, if such Litigation Trust Interests are securities, they shall be exempt from registration under section 1145 of the Bankruptcy Code and under applicable securities laws. Without limiting the effect of section 1145 of the Bankruptcy Code, all documents, agreements and instruments entered into on or as of the Effective Date contemplated by or in furtherance of this Plan, including, without limitation, the Exit Facility Credit Agreement (if any), the New Senior Secured Term Loan Agreement (if any), and any other agreement entered into in connection with the foregoing, shall become effective and binding in accordance with their respective terms and conditions upon the parties thereto.

5.4.2 Distribution of New Common Stock and New Warrants.

(a) Foreign Ownership Certification. Each Holder of a Claim that is eligible to receive a distribution of New Common Stock pursuant to this Plan will be required (1) to provide the Foreign Ownership Certification by the deadline established by the Bankruptcy Court and (2) to report any changes in foreign ownership percentages between the submission of the Foreign Ownership Certification and the Effective Date or such other deadline established by the Bankruptcy Court by providing an amended Foreign Ownership Certification and, upon request of the Proponents, confirm the absence of any changes. Notwithstanding anything else to the contrary in this Plan, any such Holder that fails to provide (i) the Foreign Ownership Certification by the deadline established by the Bankruptcy Court, (ii) an amended Foreign Ownership Certification if one is required, (iii) a Foreign Ownership Certification that is reasonably satisfactory to the Proponents or (iv) a timely confirmation, if required, that its foreign ownership and voting rights percentages have not changed, may be deemed to be an entity that is foreign-owned and controlled for purposes of determining the allocation of New Common Stock and New Warrants as set forth in Section 5.4.2(c).

(b) Media Ownership Certification. Each Holder of a Claim that is eligible to receive a distribution of New Common Stock pursuant to this Plan may be required to provide a Media Ownership Certification by the deadline established by the Bankruptcy Court, in accordance with the instructions set forth in the Media Ownership Certification document that may be distributed to any such Holder. Any such Holder that fails to provide the Media Ownership Certification by the deadline established by the Bankruptcy Court or that does not do so to the reasonable satisfaction of the Proponents may be allocated New Class B Common Stock in lieu of New Class A Common Stock as set forth in Section 5.4.2(d) at the discretion of the Proponents.

(c) Foreign-Owned or Controlled Entities. Notwithstanding anything else to the contrary in this Plan, Reorganized Tribune shall issue (i) New Warrants in lieu of New Common Stock, (ii) New Common Stock or (iii) a combination of New Warrants and New Common Stock (in lieu of only New Common Stock or only New Warrants), to any Holder of a Claim that is eligible to receive New Common Stock under this Plan and that, based on the Holder’s Foreign Ownership Certification (or failure to provide the Foreign Ownership Certification or otherwise comply with Section 5.4.2(a) herein), is (or is deemed to be pursuant to Section 5.4.2(a)) more than twenty five percent (25%) foreign owned or controlled, on either a voting or an equity basis, as determined pursuant to section 310(b) of the Communications Act. Such issuance of New Warrants, New Common Stock, or a combination of New Warrants and New Common Stock to such Holders shall be pursuant to an allocation mechanism to be determined by the Proponents or Reorganized Tribune that, based on the aggregated results of the Foreign Ownership Certifications, ensures compliance with section 310(b) of the Communications Act.

(d) Entities with Conflicting Media Interests. Reorganized Tribune, in its discretion, may issue shares of New Class B Common Stock in lieu of shares of New Class A Common Stock to any Holder of a Claim that is eligible to receive a distribution of New Common Stock under this Plan to ensure that such Holder will hold, in the aggregate (including with entities under common ownership or control) less than five percent (5%) of the voting rights of Reorganized Tribune, if Reorganized Tribune determines, based on the Holder’s Media Ownership Certification (or failure to provide the Media Ownership Certification or otherwise comply with Section 5.4.2(b) herein), that such Holder has other media interests that could impair the ability of Reorganized Tribune to comply with the Communications Act or the FCC’s rules if such Holder were issued the shares of New Class A Common Stock that it otherwise would be eligible to receive pursuant to this Plan, provided, however, that to the extent a Creditor Proponent has been approved by the FCC as a party to the FCC Applications, Reorganized Tribune shall not be entitled to issue shares of New Class B Common Stock to such Creditor Proponent at emergence without its express consent unless the issuance of Class A Common Stock to a Creditor Proponent would result in a violation of the Communications Act or the FCC’s rules or unless such Creditor Proponent has failed to comply with or satisfy any conditions imposed by the FCC as part of the FCC Approval or any commitment made in the FCC Applications, in which case Reorganized Tribune may issue shares of New Class B Common Stock to such Creditor Proponent only to the minimum extent necessary to cure such violation or non-compliance. Notwithstanding the foregoing, the Debtors will not request any waivers of the Communications Act or the FCC’s rules in or regarding the FCC Applications to accommodate separate media interests held by a Creditor Proponent independent of its interest in Reorganized Tribune.

(e) Holders of Five Percent (5%) or More of New Class A Common Stock. If any Holder of a Claim is eligible under this Plan to receive New Class A Common Stock such that, upon the Effective Date or such other deadline established by the Bankruptcy Court, such Holder would receive five percent (5%) or more of the shares of New Class A Common Stock (for any reason, including, but not limited to, as a result of the distribution of New Warrants or the distribution of New Class B Common Stock in lieu of New Class A Common Stock in accordance with Sections 5.4.2(c) or 5.4.2(d)), and such ownership has not been disclosed in the FCC Applications and approved by the FCC, then Reorganized Tribune shall be entitled to issue to such Holder as many shares of New Class B Common Stock in lieu of shares of New Class A Common Stock as Reorganized Tribune deems necessary to ensure compliance with the Communications Act or the FCC’s rules and/or to avoid substantial delay in obtaining the FCC Approval.

(f) Distributions. On or as soon as reasonably practicable after the applicable Distribution Date, all of the shares of the New Common Stock and New Warrants to which any Holder of a Claim shall become entitled pursuant to this Plan shall be transferred by delivery of one or more certificates representing such shares as described herein or issued in the name of such Holder or DTC or its nominee or nominees in accordance with DTC’s book-entry exchange procedures, as contemplated by Section 7.7.2, subject to the terms and conditions of this Plan. In the period after the Effective Date and pending distribution of the New Common Stock to any Holder of an Allowed Claim entitled to receive such distribution, such Holder shall be entitled to exercise any voting rights and receive any dividends or other distributions payable in respect of such Holder’s New Common Stock (including receiving any proceeds of any permitted transfer of such New Common Stock), and to exercise all other rights in respect of the New Common Stock (so that such Holder shall be deemed for tax purposes to be the owner of the New Common Stock issued in the name of such Holder).

5.5 Reporting Requirements Under Securities Exchange Act of 1934 and Listing of New Class A Common Stock on Securities Exchange or Quotation System.

Unless otherwise required by applicable law, the board of directors of Reorganized Tribune will determine when after the Effective Date Reorganized Tribune will (a) become a reporting company under section 12 of the Securities Exchange Act of 1934, as amended, and (b) list the New Class A Common Stock for trading on the New York Stock Exchange or the NASDAQ Stock Market. Notwithstanding the foregoing sentence, in the event Reorganized Tribune fails to list the New Class A Common Stock within 12 months after the Effective Date, then any one of the Proponents holding at least 5% of the outstanding New Class A Common Stock on a fully-diluted basis at the time may exercise its right to demand registration in accordance with the terms of the registration rights agreement (which shall be substantially in the form set forth in Exhibit 5.3.1(3), subject to technical changes thereto), and have the New Class A Common Stock listed on a stock exchange in accordance with such demand registration. In addition, after the Effective Date Reorganized Tribune shall make available to the holders of the New Common Stock on a password-protected website, intranet or other reasonable means, (i) with respect to each fiscal quarter other than a fiscal year end, all financial information that would be required to be presented in Item 1 and Item 2 of Part 1 of a quarterly report on Form 10-Q under the Exchange Act (including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations”), within 60 days after the end of such fiscal quarter and (ii)

with respect to each fiscal year end, all financial information that would be required to be presented in Item 7 and Item 8 of Part II of an annual report on Form 10-K (including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations”) within 120 days after the end of such fiscal year end. Notwithstanding the foregoing, it is understood that Reorganized Tribune (i) shall not be required to comply with Section 302, 404 or 906 of the Sarbanes-Oxley Act or the Commission’s XBRL requirements with respect to the information to be provided pursuant to the preceding sentence, (ii) shall not be required to provide any financial statements with respect to periods ending prior to the Effective Date, (iii) shall not be required to provide any information pursuant to the preceding sentence during the first 180 days after the Effective Date but shall provide on the 181st day after the Effective Date the last set of information that would have been required to be provided pursuant to the preceding sentence during such 180-day period and (iv) shall be deemed to have provided the information required pursuant to the previous sentence at the time it files with the Commission the annual or quarterly report on Form 10-K or Form 10-Q with respect to the relevant period that would be required under the Exchange Act. Persons receiving distributions of New Class A Common Stock, by accepting such distributions, will have agreed to cooperate with Reorganized Tribune’s reasonable requests to assist Reorganized Tribune in its efforts to list the New Class A Common Stock on the New York Stock Exchange or the NASDAQ Stock Market, including, without limitation, appointing or supporting the appointment of a sufficient number of directors to the board of directors of Reorganized Tribune who satisfy the independence and other requirements of the New York Stock Exchange or the NASDAQ Stock Market, as applicable.

5.6 New Senior Secured Term Loan Agreement.

5.6.1 Subject to the terms of this Section 5.6, if the Creditor Proponents and the Debtors have not elected to have the Reorganized Debtors replace the New Senior Secured Term Loan in its entirety with distributions of Cash, on the Effective Date, (a) Reorganized Tribune, as borrower, (b) the other Reorganized Debtors and U.S. Subsidiary Non-Debtors (including, without limitation, the Guarantor Non-Debtors and any successors to the Reorganized Debtors after giving effect to the Restructuring Transactions, but excluding any entities identified by the Creditor Proponents in consultation with the Debtors), as guarantors, (c) the administrative agent party thereto, and (d) the Holders of Claims receiving a distribution of the New Senior Secured Term Loan under this Plan shall become parties to the New Senior Secured Term Loan Agreement regardless of whether any party actually executes the New Senior Secured Term Loan Agreement. If issued, the New Senior Secured Term Loan shall (i) be guaranteed by the U.S. subsidiaries of Reorganized Tribune (including, without limitation, the Guarantor Non-Debtors and any successors to the Reorganized Debtors after giving effect to the Restructuring Transactions, but excluding any entities identified by the Creditor Proponents in consultation with the Debtors) (ii) be secured by certain assets of Reorganized Tribune and the guarantors thereof subject to specified exceptions and customary intercreditor arrangements, (iii) have interest payable in Cash quarterly, (iv) have principal payable in Cash quarterly, with the unpaid balance payable on the final maturity date thereof, (v) mature on the fifth anniversary of the Effective Date, (vi) include usual and customary affirmative and negative covenants for term loan facilities of this type and (vii) be repayable by Reorganized Tribune at any time prior to scheduled maturity without premium or penalty. The New Senior Secured Term Loan Agreement shall contain terms as set forth in Exhibit 5.6 to be filed with the Plan Supplement.

5.6.2 To the extent that replacement financing is available on commercially reasonable terms, the Creditor Proponents and the Debtors may elect to have the Reorganized Debtors distribute Cash in the amount of all or part of the initial principal amount of the New Senior Secured Term Loan in lieu of all or such part of the New Senior Secured Term Loan to Holders of Allowed Claims receiving the New Senior Secured Term Loan under this Plan. If the Creditor Proponents and the Debtors so elect, the relevant Reorganized Debtors, as applicable, are hereby authorized, without any requirement of further action by the security holders or directors of the Debtors or Reorganized Debtors, to make such repayment including through the issuance of new indebtedness; provided, however, that any such Cash distribution shall be distributed Pro Rata to Holders of Allowed Claims that otherwise would have received the New Senior Secured Term Loan.

5.7 Continued Corporate Existence and Vesting of Assets in the Reorganized Debtors.

Subject to Section 5.2, after the Effective Date, the Reorganized Debtors shall continue to exist as separate entities in accordance with the applicable law in the respective jurisdictions in which they are organized and pursuant to their respective certificates or articles of incorporation, by-laws, certificates of formation, limited liability company agreements, partnership agreements or similar governing documents in effect prior to the Effective Date, except to the extent such documents are to be amended pursuant to the terms of this Plan. Except as otherwise provided in this Plan, on and after the Effective Date, all property of the Debtors and their Estates, including all claims, rights and causes of action and any property acquired by the Debtors or the Reorganized Debtors under or in connection with this Plan (but excluding the Preserved Causes of Action), shall vest in the Reorganized Debtors free and clear of all Claims, Liens, charges, other encumbrances and Interests. On and after the Effective Date, the Reorganized Debtors may operate their businesses and may use, acquire and dispose of property and compromise or settle any Claims without supervision of or approval by the Bankruptcy Court and free and clear of any restrictions of the Bankruptcy Code or the Bankruptcy Rules, other than restrictions expressly imposed by this Plan or the Confirmation Order. Without limiting the foregoing, the Reorganized Debtors may pay the charges that they incur on or after the Effective Date for professionals’ fees, disbursements, expenses or related support services without application to the Bankruptcy Court.

5.8 Cancellation of Loan Agreements, Loan Guaranty Agreements, the Pledge Agreement, Notes Issued Under the Loan Agreements, Senior Notes, Debentures, Instruments, Indentures, EGI-TRB LLC Notes, PHONES Notes, Old Common Stock and Other Tribune Interests.

5.8.1 Except as otherwise provided for in this Plan, as of the Effective Date, all (a) Loan Agreements, Loan Guaranty Agreements, the Pledge Agreement, notes issued under the Loan Agreements, Senior Notes, EGI-TRB LLC Notes, PHONES Notes, Old Common Stock, other Tribune Interests and any other notes, bonds (with the exception of surety bonds outstanding), indentures (including the Indentures), stockholders’ agreements, registration rights agreements, repurchase agreements and repurchase arrangements, or other instruments or documents evidencing or creating any indebtedness or obligations of a Debtor that relate to Claims or Interests that are Impaired under this Plan shall be cancelled, and (b) all amounts owed by and the obligations of the Debtors under any agreements, credit agreements, guaranty agreements, stockholders’ agreements, registration rights agreements, repurchase agreements and repurchase arrangements, indentures (including the Indentures) or certificates of designation governing the Loan Claims, Loan Guaranty Claims, Senior Notes, Swap Claim, EGI-TRB LLC Notes, PHONES Notes, Old Common Stock, other Tribune Interests and any other notes, bonds, indentures, or other instruments or documents evidencing or creating any Claims against or Interests in a Debtor that are Impaired under the Plan shall be discharged. In addition, as of the Effective Date, all Old Common Stock and other Tribune Interests that have been authorized to be issued but that have not been issued shall be deemed cancelled and extinguished without any further action of any party. Notwithstanding anything to the contrary herein, the obligations of parties to the Loan Agreements and the Loan Guaranty Agreements that are not Reorganized Debtors or Subsidiary Non-Debtors shall not be discharged or limited in any way.

5.8.2 Notwithstanding the foregoing provisions of this Section 5.8 and anything contained elsewhere in this Plan, but subject in all respects to Section 5.8.1, Article XI, and any provision of the Confirmation Order corresponding to the foregoing sections, (x) the Indentures and the debt issued thereunder shall continue in effect solely for the purpose of allowing (i) the Reorganized Debtors and the Indenture Trustees to make distributions pursuant to the Plan under the respective Indentures, (ii) for the applicable Indenture Trustee to assert, prosecute or defend on behalf of Holders of Senior Notes or PHONES Notes, as applicable, Disclaimed State Law Avoidance Claims and to perform such other functions with respect thereto, including, without limitation, to make distributions to their respective Holders, (iii) for the applicable Indenture Trustee to assert any rights preserved under subsection (z) of this Section 5.8.2, (iv) for the individual Holders of Senior Notes or PHONES Notes to prosecute the Disclaimed State Law Avoidance Claims in the event a court determines they are necessary parties, (v) for the Litigation Trust to prosecute Preserved Causes of Action, (vi) the Holders of PHONES Notes to assert any subrogation rights such Holders may have under section 14.06 of the PHONES Notes Indenture, (vii) any Indenture Trustee to pursue or continue to pursue any appeal of an order of the Bankruptcy Court, commenced by such Indenture Trustee on or before the Effective Date, (viii) Wilmington Trust or Deutsche Bank (or their respective successors under the applicable Indentures) to serve as members of the Litigation Trust Advisory Board or to replace a designee to the Litigation Trust Advisory Board appointed by such member solely in accordance with the terms of this Plan and the Litigation Trust Agreement, and (ix) the continuation of any contractual right or obligation that any Indenture Trustee has with any Person other than the Debtors, the Reorganized Debtors or a Released Party; (y) the Loan Agreements (including, without limitation, the intercreditor provisions described in Section 7.3 of this Plan) shall continue in effect (i) to the extent necessary to allow the Reorganized Debtors and Loan Agents to make distributions pursuant to the Plan on account of the Loan Claims and Loan Guaranty Claims and perform such other functions in connection with this Plan as the applicable Loan Agent shall deem reasonably necessary or appropriate, (ii) with respect to all rights of the applicable Loan Agent and all Persons other than the Reorganized Debtors or Subsidiary Non-Debtors, and (iii) for all purposes with respect to Assigned Senior Guaranty Claims (if any); and (z) nothing herein shall waive, release, or impair any rights, claims or interests, if any, that any Indenture Trustee may have under the applicable Indenture or otherwise or that any other party acting in a representative capacity may have (subject to the limitations imposed pursuant to Section 7.3.2) to the recovery and/or reimbursement of its fees, costs and expenses (including the fees, costs and expenses of counsel and financial advisors) from any distribution hereunder or any amounts allocable or otherwise payable resulting from the pursuit or settlement of Disclaimed State Law Avoidance Claims to the Holders of Claims for which such party is a representative, whether such rights, claims or interests are in the nature of a charging lien or otherwise, all of which rights, claims and interests expressly are preserved. Except as otherwise provided herein, upon cancellation of the applicable Indenture, the respective Indenture Trustee shall be relieved of any obligations as Indenture Trustee under such Indenture. Except as expressly provided in this Plan, neither the Debtors nor the Reorganized Debtors shall have any obligations to any Indenture Trustee or Loan Agent for any fees, costs or expenses; provided, however, that if any applicable Indenture Trustee timely asserts a Claim in the Chapter 11 Cases and such Claim becomes an Allowed Claim, such Allowed Claim shall receive the treatment specified for the applicable Class of Claims pursuant to this Plan. The foregoing subsections 5.8.2(x)(iv) and (v) shall apply to the Claims that are subject to the Retiree Claimant Settlement Agreement. For the avoidance of doubt, nothing in this Plan shall or is intended to impair the rights of (i) any Indenture Trustee or any Holder of a Senior Notes Claim or PHONES Notes Claim from prosecuting any Disclaimed State Law Avoidance Claim, with the exception of any Disclaimed State Law Avoidance Claim that becomes a Holder Released Claim pursuant to Section 11.2.2 of this Plan, and (ii) the Litigation Trust and Litigation Trustee from pursuing the Preserved Causes of Action.

5.8.3 Notwithstanding any other provision of this Plan, the indemnification or guaranty obligations of the Debtors contained in (A) that certain Indemnity Agreement between CSC Holdings, Inc., NMG Holdings, Inc. and Tribune dated July 29, 2008; (B) that certain Guaranty of Collection entered into on October 27, 2009 made by Tribune to various parties with respect to the obligations of Chicago Baseball Holdings, LLC in respect of the Credit Agreement Loans (as defined therein) and the Private Placement Notes (as defined therein); and (C) that certain Subordinated Guaranty of Collection entered into on October 27, 2009 made by Tribune to various parties with respect to the obligations of Chicago Baseball Holdings, LLC in respect of the Loans (as defined therein) shall continue in full force and effect.

5.9 Cancellation of Liens and Guaranties.

Except as otherwise provided in this Plan, on the Effective Date, any Lien securing any Secured Claim (other than a Lien securing any Other Secured Claim that is Reinstated pursuant to this Plan) shall be deemed released and the Holder of such Secured Claim shall be authorized and directed to release any collateral or other property of any Debtor (including any cash collateral) held by such Holder and to take such actions as may be requested by the Debtors (or the Reorganized Debtors, as the case may be) to evidence the release of such Lien, including the execution, delivery, and filing or recording of such releases as may be requested by the Debtors (or the Reorganized Debtors, as the case may be). In addition, it is a condition to the release, cancellation and extinguishment of the Senior Guaranty Claims against the Guarantor Non-Debtors that all Bridge Loan Guaranty Claims shall be concurrently released, extinguished and cancelled. The consummation of this Plan shall effect and constitute a full and final release, extinguishment and cancellation of any and all Senior Guaranty Claims and any and all Bridge Loan Guaranty Claims against Guarantor Non-Debtors.

5.10 Exit Facility.

On the Effective Date, without any requirement of further action by security holders or directors of the Debtors or Reorganized Debtors, the Debtors and Reorganized Debtors shall be authorized, but not directed, to enter into the Exit Facility Credit Agreement, if any, as well as any notes, documents or agreements in connection therewith, including, without limitation, any documents required in connection with the creation or perfection of the liens securing the Exit Facility.

5.11 Equity Incentive Plan.

At the discretion of the Board of Directors of Reorganized Tribune, after the Effective Date the Reorganized Debtors may adopt an Equity Incentive Plan for the purpose of granting awards over time to directors, officers and employees of Reorganized Tribune and the other Reorganized Debtors. Stock awarded pursuant to the Equity Incentive Plan shall not exceed five percent (5%) of the New Common Stock on a fully diluted basis.

5.12 Sources of Cash for Plan Distributions.

Except as otherwise provided in this Plan or the Confirmation Order, all Cash necessary for the Reorganized Debtors to make payments pursuant to this Plan may be obtained from existing Cash balances, the operations of the Debtors or the Reorganized Debtors, sales of assets, the Step Two/Disgorgement Settlement or the Exit Facility. Subject to Section 5.1, the Reorganized Debtors may also make such payments using Cash received from their Affiliates through the Reorganized Debtors’ consolidated cash management systems.

5.13 Initial Funding of the Litigation Trust.

On the Effective Date, Reorganized Tribune, as lender, and the Litigation Trust, as borrower, shall become parties to the Trust Loan Agreement. The Trust Loan Agreement shall provide for a term loan in the aggregate principal amount of $20 million, which shall contain terms and conditions to be agreed upon by the Proponents, including, (a) the Litigation Trust shall be prohibited from reborrowing the principal amount thereof, and (b) after the Parent GUC Trust Preference has been paid in full, the Litigation Trust shall not make any distributions on account of Litigation Trust Interests until the Trust Loan has been repaid in full in accordance with the terms of the Trust Loan Agreement and the commitments thereunder shall have terminated; provided, however, that Net Litigation Trust Proceeds shall be calculated net of amounts held in the Expense Fund (as defined in the Litigation Trust Agreement), and as set forth in the Trust Loan Agreement, the Litigation Trustee shall have no obligation to make any distributions on account of (i) the Parent GUC Trust Preference or (ii) the Trust Loan Preference unless the Expense Fund has a balance of $25 million in Cash as of the date of any such proposed distribution and will maintain such a balance after the making of any such distribution.

5.14 Additional Transactions Authorized Under the Plan.

On or prior to the Effective Date, the Debtors, with the consent of the Proponents, shall be authorized to take any such actions as may be necessary or appropriate to have Claims or Interests Reinstated or render Claims or Interests Unimpaired to the extent provided herein. On the Effective Date, the Agents are authorized and directed to take such actions as are necessary or appropriate to effect all transactions specified or referred to in or provided for under this Plan.

5.15 Settlement of Claims and Controversies.

5.15.1 Step Two/Disgorgement Settlement: Pursuant to section 1123(b)(3)(A) of the Bankruptcy Code and Bankruptcy Rule 9019, the Step Two Arrangers and current or former Senior Lenders or Bridge Lenders that received any principal, interest or fees under the Bridge Loan Agreement or under the Senior Loan Agreement in respect of the Incremental Senior Loans prior to the Petition Date (each, a “Potential Step Two Disgorgement Defendant”) shall each have the option to settle (the “Step Two/Disgorgement Settlement”) claims against the Step Two Arrangers and their respective Affiliates (to the extent a claim against an Affiliate arises from actions taken by such Affiliate in its capacity as an Affiliate of a Step Two Arranger and is released against such Step Two Arranger) and claims against any current and former Senior Lenders and Bridge Lenders for disgorgement of principal, interest and fees paid under the Bridge Loan Agreement or under the Senior Loan Agreement in respect of the Incremental Senior Loans prior to the Petition Date for an aggregate amount of Cash equal to $120,000,000 (the “Step Two/Disgorgement Settlement Proceeds”), made up of (i) each such party’s pro rata share (based on amounts received by such party under the Senior Loan Agreement in respect of the Incremental Senior Loans) of $63,269,787, and (ii) each such party’s pro rata share (based on amounts received by such Bridge Lender in respect of the Bridge Loans) of $56,730,213. Current and former Senior Lenders and Bridge Lenders that participate in the Step Two/Disgorgement Settlement shall waive any right to assert additional Senior Loan or Bridge Loan Claims in excess of those Claims currently held by such Persons on account of the settlement payments, provided, however, that nothing herein shall limit the provisions set forth in Section 3.2.4 and 3.3.4 of this Plan. Amounts allocable to Senior Lenders and Bridge Lenders that do not elect to participate in the Step Two/Disgorgement Settlement shall be advanced by the Step Two Arrangers that are signatories to the undertaking attached hereto as Exhibit 5.15.1(1) (the “Step Two/Disgorgement Settlement Undertaking”), subject to reimbursement from the proceeds of Litigation Trust recoveries in respect of the related claims as set forth herein, pursuant to such undertaking. The procedures for Potential Step Two Disgorgement Defendants to elect to participate in the Step Two/Disgorgement Settlement will be set forth in Exhibit 5.15.1(2), which procedures shall be acceptable to the Proponents and the Step Two Arrangers that are signatories to the Step Two/Disgorgement Settlement Undertaking. Any Potential Step Two Disgorgement Defendant that elected to participate in the Step Two/Disgorgement Settlement in accordance with the procedures set forth in the form of Exhibit 5.15.1(2) attached to the Second Amended Plan will be deemed to have elected to participate in the Step Two/Disgorgement Settlement in connection with this Plan except to the extent that any such party shall have delivered to the Debtors a notice revoking such election on or before the first day of the Confirmation Hearing. Any Potential Step Two Disgorgement Defendant that did not elect to participate in the Step Two/Disgorgement Settlement in connection with the Second Amended Plan may elect to participate in the Step Two/Disgorgement Settlement in connection with this Plan in accordance with the procedures set forth in Exhibit 5.15.1(2) at any time on or before the first day of the Confirmation Hearing or such later date as may be agreed to by the Step Two Arrangers. No party’s participation in the Step Two/Disgorgement Settlement shall be deemed to constitute a submission to jurisdiction, consent or waiver with respect to any matter.

5.15.2 Settlement Under the Plan. Pursuant to section 1123(b)(3)(A) of the Bankruptcy Code and Bankruptcy Rule 9019 and in consideration of the distributions and other benefits provided under the Plan, the provisions of the Plan constitute a good faith compromise and settlement of all Released Claims against the Released Parties, and the Plan constitutes a request for the Bankruptcy Court to authorize and approve such compromise and settlement, to release all of the Released Claims, including, without limitation, the Released LBO-Related Causes of Action, belonging to the Tribune Entities, the Debtors’ Estates and any other Person that is deemed to have given a release pursuant to Section 11.2 of this Plan against each and every and all Released Parties (the “Settlement”). Distributions to be made pursuant to the Plan shall be made on account of and in consideration of the Settlement. Entry of the Confirmation Order shall confirm the Bankruptcy Court’s approval, as of the Effective Date of the Plan, of all components of the Settlement and the Bankruptcy Court’s finding that the Settlement is in the best interests of the Debtors, the Reorganized Debtors, their respective Estates, and the Holders of Claims and Interests, and is fair, equitable and reasonable.

5.15.3 Intercompany Claims Settlement Under the Plan. Pursuant to section 1123(b)(3)(A) of the Bankruptcy Code and Bankruptcy Rule 9019 and in consideration of the distributions and other benefits provided under the Plan, the Plan implements and incorporates by reference the Intercompany Claims Settlement, and the Plan constitutes a request to authorize and approve the compromise and settlement of all Intercompany Claims pursuant to the Intercompany Claims Settlement. Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, as of the Effective Date of the Plan, of the Intercompany Claims Settlement and the Bankruptcy Court’s finding that the Intercompany Claims Settlement is in the best interests of the Debtors, the Reorganized Debtors, their respective Estates, and the Holders of Claims and Interests, and is fair, equitable and reasonable.

5.15.4 Implementation of Retiree Claimant Settlement. Pursuant to Bankruptcy Rule 9019, the Plan implements and incorporates by reference the terms of the Retiree Claimant Settlement Agreement, which is attached hereto as Exhibit 5.15.4, including, without limitation, the allowance of the Claims of certain Retiree Claimants. Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, as of the Effective Date of the Plan, of the Retiree Claimant Settlement Agreement and the Bankruptcy Court’s finding that the Retiree Claimant Settlement Agreement is in the best interests of the Debtors, the Reorganized Debtors, their respective Estates, and the Holders of Claims and Interests, and is fair, equitable and reasonable, solely to the extent the Retiree Claimant Settlement Agreement is implemented.

5.15.5 Effect of Settlement on Participants of Senior Lenders and/or Bridge Lenders. Notwithstanding anything contained in this Plan, the Litigation Trust and the Litigation Trustee shall not have the right to commence, assert or prosecute LBO-Related Causes of Action against any participant of a Senior Lender or a Bridge Lender to the extent that the Senior Lender or Bridge Lender as to which it is a participant is a Released Party, solely in such participant’s capacity as a participant, and any LBO-Related Causes of Action against any such participant, solely in its capacity as a participant, shall not be considered a Litigation Trust Asset or Preserved Causes of Action. Any LBO-Related Causes of Action against any participant of a Senior Lender or a Bridge Lender to the extent that the Senior Lender or Bridge Lender as to which it is a participant is a Released Party, solely in such participant’s capacity as a participant are hereby Released Claims. Notwithstanding the foregoing, nothing contained in this Plan shall preclude any Senior Lender or Bridge Lender from commencing, asserting or prosecuting demands, claims and causes of action against any one or more of its participants with respect to (a) any LBO-Related Causes of Action asserted against such Senior Lender or Bridge Lender, or (b) the election by such Senior Lender or Bridge Lender to settle pursuant to the terms of the Step Two/Disgorgement Settlement or otherwise.

5.16 Preservation of Rights of Action and Settlement of Ordinary Litigation Claims.

Except as otherwise provided in this Plan, the Confirmation Order, or in any document, instrument, release or other agreement entered into in connection with this Plan, in accordance with section 1123(b)(3)(B) of the Bankruptcy Code, the Debtors and their Estates shall retain the Ordinary Litigation Claims. The Reorganized Debtors, as the successors in interest to the Debtors and the Estates, may enforce, sue on, settle or compromise (or decline to do any of the foregoing) any or all of the Ordinary Litigation Claims or any other claims, rights of action, suits or proceedings that any Debtor or Estate may hold against any Person.

5.17 FCC Applications.

The Debtors, the Senior Lenders and any other Holders of Claims that are eligible to receive New Common Stock shall use their best efforts to cooperate in diligently pursuing and in taking all reasonable steps necessary to obtain the requisite FCC Approvals and shall provide such additional documents or information as are reasonably requested by the Debtors or the Proponents or that the Debtors or the Proponents reasonably deem necessary for the FCC’s review of such applications.

ARTICLE VI: TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

6.1 Assumption of Executory Contracts and Unexpired Leases.

6.1.1 On the Effective Date, all executory contracts or unexpired leases of the Debtors will be deemed assumed in accordance with, and subject to, the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code, unless such executory contract or unexpired lease (i) was previously assumed or rejected by the Debtors, (ii) previously expired or terminated pursuant to its own terms, (iii) is an executory contract or unexpired lease that is included in the Global Contract Motion, (iv) is an executory contract or unexpired lease that is expressly excluded from the assumptions set forth in Section 6.5 hereto or is set forth on Exhibit 6.3, to be filed with the Plan Supplement, or (v) is an executory contract or unexpired lease that is included in a pending motion to reject such executory contract or unexpired lease. Entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of such assumptions pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Each executory contract and unexpired lease assumed during the Chapter 11 Cases or pursuant to this Article VI shall revest in and be fully enforceable by the applicable Reorganized Debtor, including any successor to such Reorganized Debtor after giving effect to the Restructuring Transactions, in accordance with its terms, except as modified by the provisions of this Plan, agreement of the parties thereto, or any order of the Bankruptcy Court authorizing and providing for its assumption or applicable federal law.

6.1.2 Subject to the terms of Article VII and Section 6.1.1 herein and except for any Customer Program otherwise designated on Exhibit 6.3, all refund and subscriber credit programs or similar obligations of the Debtors to subscribers or former subscribers to any of the Debtors’ publications under the Customer Programs shall be deemed assumed effective as of the Effective Date and the proposed cure amount with respect to each shall be zero dollars. Nothing contained in this Section 6.1.2 shall constitute or be deemed to be a waiver of any claim or cause of action that the Debtors may hold against any Person. Except with respect to any Customer Programs included on Exhibit 6.3 to be filed with the Plan Supplement, as a result of the deemed assumption of the Debtors’ refund, subscriber credit and other obligations under the Customer Programs to subscribers and former subscribers pursuant to this Section 6.1.2, all Proofs of Claim on account of or in respect of any such obligations shall be deemed withdrawn automatically and without any further notice to or action by the Bankruptcy Court, and the Debtors’ Claims Agent shall be authorized as of the Effective Date to expunge such Proofs of Claim from the claims register.

6.2 Cure of Defaults of Assumed Executory Contracts and Unexpired Leases.

The proposed cure amount for any executory contract or unexpired lease that is assumed pursuant to this Plan shall be zero dollars unless otherwise indicated in a schedule to be filed with the Bankruptcy Court as part of the Plan Supplement or other pleading approved by the Creditor Proponents and the Debtors. Any monetary amounts by which each executory contract and unexpired lease to be assumed is in default and not subsequently cured shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the default amount in Cash on the Effective Date or on such other terms as the parties to each such executory contract or unexpired lease may otherwise agree. In the event of a dispute regarding (a) the amount of any cure payments, (b) the ability of the Reorganized Debtors or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed or (c) any other matter pertaining to assumption, the cure payments required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order resolving the dispute and approving the assumption. Pending the Bankruptcy Court’s ruling on such motion, the executory contract or unexpired lease at issue shall be deemed conditionally assumed by the relevant Debtor unless otherwise ordered by the Bankruptcy Court.

6.3 Rejection of Executory Contracts and Unexpired Leases.

On the Effective Date, each executory contract and unexpired lease that is listed on Exhibit 6.3 to be filed with the Plan Supplement, shall be rejected pursuant to section 365 of the Bankruptcy Code. Each contract or lease listed on Exhibit 6.3 shall be rejected only to the extent that any such contract or lease constitutes an executory contract or unexpired lease. The Debtors reserve their right to amend Exhibit 6.3 to delete any unexpired lease or executory contract therefrom or add any unexpired lease or executory contract thereto. Listing a contract or lease on Exhibit 6.3 shall not constitute an admission by a Debtor nor a Reorganized Debtor that such contract or lease is an executory contract or unexpired lease or that such Debtor or Reorganized Debtor has any liability thereunder.

6.4 Rejection Damages Bar Date.

If the rejection by a Debtor, pursuant to the Plan, of an executory contract or unexpired lease results in a Claim, then such Claim shall be forever barred and shall not be enforceable against any Debtor or Reorganized Debtor, or the properties of any of them, unless a Proof of Claim is filed and served upon counsel to the Debtors within thirty (30) days after service of the notice that the executory contract or unexpired lease has been rejected.

6.5 Compensation and Benefit Programs.

Except as set forth in Article II.F.4 of the specific portion of the disclosure statement relating to the Second Amended Plan and such other Employee Benefit Plans as may be disclosed in the Plan Supplement, the Reorganized Debtors shall continue to perform their obligations under all Employee Benefit Plans and all such Employee Benefit Plans shall be assumed by the applicable Reorganized Debtors; provided, however, that nothing in the Plan shall limit, diminish or otherwise alter the Reorganized Debtors’ defenses, claims, causes of action, or other rights with respect to the interpretation, application or enforcement of any such Employee Benefit Plan or the payment of any Employee Benefit Claim, including the Reorganized Debtors’ rights to amend, modify or terminate any such Employee Benefit Plan either prior to or after the Effective Date.

6.6 Collective Bargaining Agreements.

Upon the Effective Date, any Collective Bargaining Agreement entered into by the Debtors that has not expired by its terms and is in effect as of the Effective Date shall be deemed to have been assumed in accordance with, and subject to, the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code. Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the survival, and/or the pertinent Debtor’s assumption of the Collective Bargaining Agreements then in effect, except to the extent that such agreements have already been assumed prior to the entry of the Confirmation Order. Upon the Effective Date, with respect to any Collective Bargaining Agreement entered into by the Debtors that has expired by its terms, the rights and obligations, if any, of the Reorganized Debtors with respect to such expired agreement shall not be affected by the Confirmation Order, and the Reorganized Debtors shall continue to have the same rights and obligations with respect to any such expired agreement as the Debtors had immediately prior to the entry of the Confirmation Order and any such rights and obligations of the Reorganized Debtors under any such expired agreement shall continue to be determined in accordance with applicable federal labor law.

6.7 Post-Petition Contracts and Leases.

All contracts, agreements and leases that were entered into by the Debtors or assumed by the Debtors after the Petition Date shall be deemed assigned by such Debtors to the Reorganized Debtors, including any successor to any Debtor or Reorganized Debtor after giving effect to the Restructuring Transactions, on the Effective Date.

6.8 Termination of ESOP.

Upon the Effective Date, the ESOP shall be deemed terminated in accordance with its terms, and the amount of unpaid principal and interest remaining on the ESOP Note dated April 1, 2007 shall be forgiven pursuant to section 6.3 of the ESOP Loan Agreement by and between Tribune and GreatBanc Trust Company, not in its individual or corporate capacity, but solely as trustee of the Tribune Employee Stock Ownership Trust dated April 1, 2007. In connection with Tribune’s forgiveness of the balance due under the ESOP Note, the Proponents will seek, in their sole discretion, (1) confirmation that Tribune has a right under the ESOP Plan and ESOP Note to forgive the ESOP’s obligations; (2) confirmation that Tribune’s forgiveness of any post-petition payments due from the ESOP in connection with the ESOP Note, including, without limitation, the payment due on or about April 1, 2009, was in compliance with the ESOP Note and ESOP Plan and satisfied Tribune’s obligations, if any, under the ESOP Plan to make a contribution to the ESOP during the relevant time period; (3) a determination of the amount of the balance of the ESOP Note being forgiven, the value of any obligations of the ESOP owed to Tribune under the ESOP Note, and the legal effect of the forgiveness of the ESOP Note on the Debtors and their Estates. Approval of this Plan is not conditioned upon these determinations, but these determinations may be sought in connection with this Plan.

6.9 Insurance Policies.

Notwithstanding anything to the contrary in the Disclosure Documents, Plan, any other Plan document, the Confirmation Order or any other order of the Bankruptcy Court (including, without limitation, any other provision that purports to be preemptory or supervening or grants an injunction or release) (collectively, the “Plan-Related Documents”), the insurance policies (including, without limitation, any policies covering directors’ or officers’ conduct) issued to, or insurance agreements or claims servicing agreements entered into by, any one or more of the Debtors prior to the Petition Date (the “Insurance Policies and Agreements”) shall continue in effect after the Effective Date pursuant to their respective terms and conditions, and nothing in the Plan Documents shall relieve any of the Reorganized Debtors from performing any of the Debtors’ obligations under the Insurance Policies and Agreements (including, without limitation, the provision or maintenance of any collateral and security required by the Insurance Policies and Agreements), nor shall anything in the Plan Documents relieve any insurer from performing its obligations under the Insurance Policies and Agreements, in each case regardless of whether such obligations arise prior to or after the Effective Date. To the extent that any Insurance Policies or Agreements are considered to be executory contracts, then, notwithstanding anything to the contrary in the Plan, the Plan shall constitute a motion to assume or ratify such Insurance Policies and Agreements, and, subject to the occurrence of the Effective Date, the entry of the Confirmation Order shall constitute approval of such assumption pursuant to section 365(a) of the Bankruptcy Code and a finding by the Bankruptcy Court that each such assumption is in the best interest of each Debtor and its Estate. Unless otherwise determined by the Bankruptcy Court pursuant to a Final Order or agreed to by the parties thereto prior to the Effective Date, no payments shall be required to cure any defaults of the Debtors existing as of the Confirmation Date with respect to each such Insurance Policy or Agreement assumed by the Debtors. To the extent that the Bankruptcy Court determines that a cure payment is required as to any such Insurance Policy or Agreement, the Proponents reserve the right to seek the rejection of such Insurance Policy or Agreement or other available relief.

ARTICLE VII: PROVISIONS GOVERNING DISTRIBUTIONS

7.1 General.

Unless the Holder of an Allowed Claim or Allowed Interest against any of the Debtors and the Reorganized Debtors agree to a different distribution date or except as otherwise provided herein or as ordered by the Bankruptcy Court, (1) distributions to be made on account of Claims or Interests that are Allowed as of the Effective Date shall be made on the Initial Distribution Date or as soon thereafter as is practicable and (2) distributions to be made on account of Claims or Interests that become Allowed after the Effective Date shall be made on the succeeding Quarterly Distribution Date or as soon thereafter as is practicable. Any payment or distribution required to be made under this Plan on a day other than a Business Day shall be made on the next succeeding Business Day.

7.2 Distributions for Certain Claims.

7.2.1 Distributions to Holders of Other Parent Claims.

(a) Other Parent Claims Reserve. On or as soon as practicable after the Effective Date, Reorganized Tribune shall establish one or more Other Parent Claims Reserve(s) to make distributions to Holders of Disputed Claims that become Allowed Other Parent Claims after the Effective Date. The amount of New Senior Secured Term Loan, Distributable Cash and New Common Stock contributed to the Other Parent Claims Reserve(s) shall be equal to the sum of (i) the amount of New Senior Secured Term Loan, Distributable Cash and New Common Stock necessary to satisfy the distributions required to be made pursuant to this Plan based upon the Face Amount of Disputed Other Parent Claims the Holders of which elected the treatment set forth in Section 3.2.6(c)(ii) or Section 3.2.6(c)(iii) if such Disputed Claims are subsequently Allowed Other Parent Claims and (ii) the amount of Distributable Cash necessary to satisfy the distributions required to be made pursuant to this Plan based upon the Face Amount of Disputed Other Parent Claims the Holders of which did not elect the treatment set forth in Section 3.2.6(c)(ii) or Section 3.2.6(c)(iii) if such Disputed Claims are subsequently Allowed Other Parent Claims.

(b) Distributions On Account of Disputed Claims Once Allowed. On each Quarterly Distribution Date, the Disbursing Agent shall make distributions of Cash, in accordance with the terms of the Plan, from the Other Parent Claims Reserve(s) to each Holder of a Disputed Claim that has become an Allowed Other Parent Claim during the preceding calendar quarter and that is entitled to receive such a distribution. On or as soon as practicable after the Final Distribution Date, after distributions are made to Holders of Disputed Claims that have become Allowed Other Parent Claims during the preceding calendar quarter, any New Senior Secured Term Loan, Distributable Cash or New Common Stock remaining in the Other Parent Claims Reserve(s) shall become Remaining New Senior Secured Term Loan, Remaining Distributable Cash and Remaining New Common Stock, as applicable, and shall be distributed Pro Rata to the Holders of Allowed Senior Loan Claims and Allowed Senior Guaranty Claims.

7.2.2 Distributions to Holders of General Unsecured Claims Against Filed Subsidiary Debtors.

(a) Subsidiary GUC Reserve. On or as soon as practicable after the Effective Date, Reorganized Tribune may establish one or more Subsidiary GUC Reserve(s) to make distributions to Holders of Disputed Claims that become Allowed General Unsecured Claims against a Filed Subsidiary Debtor after the Effective Date. The amount of Distributable Cash contributed to the Subsidiary GUC Reserve(s) shall be equal to the amount of Distributable Cash estimated by the pertinent Debtor as necessary to satisfy the distributions required to be made pursuant to this Plan to Holders of Disputed Claims that may be entitled to receive a distribution of Distributable Cash if such Disputed Claims are subsequently Allowed General Unsecured Claims against such Debtor.

(b) Distributions On Account of Disputed Claims Once Allowed. If one or more Subsidiary GUC Reserves are established, on each Quarterly Distribution Date, the Disbursing Agent shall make distributions of Distributable Cash, in accordance with the terms of this Plan, from the Subsidiary GUC Reserve(s) to each Holder of a Disputed Claim that has become an Allowed General Unsecured Claim against a Filed Subsidiary Debtor during the preceding calendar quarter and that is entitled to receive such a distribution. On or as soon as practicable after the Final Distribution Date, after initial distributions are made to Holders of Disputed Claims that have become Allowed General Unsecured Claim against a Filed Subsidiary Debtor during the preceding calendar quarter, any Distributable Cash remaining in the Subsidiary GUC Reserve(s) shall become Remaining Distributable Cash and shall be distributed Pro Rata to the Holders of Allowed Senior Loan Claims and Allowed Senior Guaranty Claims.

7.2.3 Distributions of New Common Stock and New Warrants. In the event that a Holder of an Allowed Claim entitled to receive a distribution of New Common Stock or New Warrants under this Plan shall advise the voting agent responsible for the tabulation of Ballots for voting on the Plan in writing prior to the deadline established by the Bankruptcy Court that all or part of such distribution of New Common Stock or New Warrants should be made to one or more affiliates of such Holder or other parties as such Holder shall have designated in the written notice provided to such voting agent, the Disbursing Agent shall make such distribution to the party designated in the written notice, which distribution shall satisfy any and all obligations of the Disbursing Agent to distribute New Common Stock or New Warrants on account of the relevant Holder’s Allowed Claim under this Plan.

7.3 Special Provisions Governing Distributions to Holders of Loan Claims and Loan Guaranty Claims.

7.3.1 General. Other than as specifically set forth in this Plan, distributions made on account of Loan Claims and Loan Guaranty Claims shall be made by the Disbursing Agent to the applicable Loan Agent for further distribution to the Holders of the applicable Loan Claims and Loan Guaranty Claims in accordance with the terms of the applicable Loan Agreement or Loan Guaranty Agreement. In order to comply with the contractual subordination provisions in the Loan Guaranty Agreements, all distributions that would otherwise be made on account of Allowed Bridge Loan Guaranty Claims shall be distributed to the Senior Loan Agent, and no distribution on account of the Bridge Loan Guaranty Claims shall be provided to Holders of Allowed Bridge Loan Guaranty Claims.

7.3.2 Senior Lender Holdback. As provided in Section 3.3.3 hereof, prior to distributing Remaining Distributable Cash that would otherwise be made to Holders of Senior Guaranty Claims pursuant to Section 3.3.3 of this Plan, the Senior Loan Agent shall retain the Senior Lender Holdback from such distributions to be used for the reimbursement of fees and/or expenses incurred by JPMorgan as set forth in Section 7.3.3 below. Except for the Senior Lender Holdback, the Senior Loan Agent shall not hold back, withhold, keep, reserve, recoup, setoff against, delay delivery of, or refuse to deliver any distributions payable to the Holders of Senior Loan Claims at any time for any reason whatsoever. Subject to the immediately preceding sentence in this Section 7.3.2 and to Section 7.3.3. of this Plan, no other provision in this Plan nor JPMorgan’s agreement to or compliance with the provisions of this Plan or any failure to withhold distributions to the Senior Lenders in accordance herewith shall waive, release, or otherwise impair any rights, claims, counterclaims, or defenses (if any) that JPMorgan may from time to time have against the Senior Lenders under the Senior Loan Agreement or applicable law, and all such claims, counterclaims, and defenses of JPMorgan (if any) are expressly preserved. Subject to Sections 3.3.3 and 7.3.3. of this Plan and the second sentence in this Section 7.3.2, nothing in this Plan or the performance hereof shall waive, release, or otherwise impair any rights, claims, counterclaims, or defenses (if any) that the Senior Lenders may from time to time have against the Senior Loan Agent under the Senior Loan Agreement or applicable law or with respect to the claims of JPMorgan that are preserved by the immediately preceding sentence of this Section 7.3.2, including without limitation the rights (if any) of the Senior Lenders to credit the Senior Lender Holdback against the claims that JPMorgan may assert against the Senior Lenders, and any such rights, claims, counterclaims, and defenses of the Senior Lenders (if any) against JPMorgan are expressly preserved.

7.3.3 Distributions of the Senior Lender Holdback. JPMorgan may apply the Senior Lender Holdback as follows:

(a) JPMorgan shall be irrevocably entitled to utilize the Senior Lender Holdback to pay, without notice, demand or further authorization from any party, any fees and/or expenses (including, without limitation, reasonable and documented fees and disbursements of counsel) of any kind or nature whatsoever that are incurred by JPMorgan in any way relating to or arising out of either of the Loan Agreements or any action taken or omitted by JPMorgan in any of its roles thereunder, including, without limitation, in connection with enforcement of the Loan Agreements, the defense of any claims or causes of action, or any legal proceedings relating thereto.

(b) On or as soon as practicable after the date that is 60 days after the later of (i) expiration of the statute of limitations on all potential LBO-Related Causes of Action against JPMorgan, or, (ii) in the event any claim is made in respect thereof prior to such expiration, the date on which all such claims are finally resolved (including any appeal thereof), after all distributions to which JPMorgan is entitled pursuant to this Section 7.3.3 have been made, JPMorgan will distribute any unused portion of the Senior Lender Holdback Pro Rata to the Holders of Senior Loan Claims in accordance with the provisions of the Senior Loan Agreement.

7.4 Interest on Claims.

Except as otherwise specifically provided for in this Plan (including, without limitation, Section 3.3.3 of this Plan and with respect to the distributions to holders of Litigation Trust Interests), the Confirmation Order or other order of the Bankruptcy Court (including, without limitation, the Final DIP Order), or required by applicable bankruptcy law, Post-petition Interest shall not be paid on any Claims, and no Holder of a Claim shall be entitled to be paid interest accruing on or after the Petition Date on any Claim without regard to whether such amount has accrued for federal income tax purposes. Any Post-petition Interest that has been accrued for federal income tax purposes shall be cancelled as of the Effective Date.

7.5 Distributions by Disbursing Agent.

7.5.1 Other than as specifically set forth in this Plan, the Disbursing Agent shall make all distributions required to be made under the Plan. The Reorganized Debtors may act as Disbursing Agent or may employ or contract with other entities to act as the Disbursing Agent or to assist in or make the distributions required by this Plan.

7.5.2 Other than as specifically set forth in this Plan, the distributions to be made on account of Senior Noteholder Claims shall be made in accordance with the terms of the particular Indenture or in accordance with this Plan where such Indenture is silent.

7.6 Delivery of Distributions and Undeliverable or Unclaimed Distributions.

7.6.1 Delivery of Distributions in General. Other than as set forth in Section 7.2.3, Distributions to Holders of Allowed Claims shall be made at the addresses set forth in the Debtors’ records unless such addresses are superseded by Proofs of Claim or transfers of claim filed pursuant to Bankruptcy Rule 3001.

7.6.2 Undeliverable and Unclaimed Distributions.

(a) General. The Reorganized Debtors and the Disbursing Agent shall have no duty to make distributions to any Holder of an Allowed Claim with an undeliverable address as determined by any undeliverable or returned notice to the Debtors since the commencement of the Chapter 11 Cases unless and until the Reorganized Debtors or the Disbursing Agent are notified in writing of such Holder’s then-current address prior to the Distribution Record Date. If the distribution to any Holder of an Allowed Claim or Interest is returned to the Reorganized Debtors or the Disbursing Agent as undeliverable or is otherwise unclaimed, no further distributions shall be made to such Holder unless and until the Reorganized Debtors or the Disbursing Agent are notified in writing of such Holder’s then-current address.

(b) Non-Negotiated Check Voucher Distributions. Checks issued on account of Allowed Claims shall be null and void if not negotiated within ninety (90) calendar days from and after the date of issuance thereof. Requests for reissuance of any check must be made directly and in writing to the Disbursing Agent by the Holder of the relevant Allowed Claim within the 90-calendar-day period. After such date, such Allowed Claim (and any Claim for reissuance of the original check) shall be automatically discharged and forever barred, and such funds shall revert to the Reorganized Debtors, notwithstanding any federal or state escheat laws to the contrary.

(c) Failure to Claim Undeliverable Distributions. Except as otherwise expressly provided in this Plan, any Holder of an Allowed Claim or Interest that does not assert a claim pursuant to this Plan for an undeliverable or unclaimed distribution within one (1) year after the Effective Date shall be deemed to have forfeited its claim for such undeliverable or unclaimed distribution and shall be forever barred and enjoined from asserting any such claim for an undeliverable or unclaimed distribution against the Debtors or their Estates or the Reorganized Debtors or their property. In such cases, any Cash for distribution on account of such claims for undeliverable or unclaimed distributions shall become the property of the Estates and the Reorganized Debtors free of any restrictions thereon and notwithstanding any federal or state escheat laws to the contrary. Any New Common Stock or New Warrants held for distribution on account of such Claim shall be canceled and of no further force or effect. Nothing contained in this Plan shall require any Disbursing Agent, including, but not limited to, the Reorganized Debtors, to attempt to locate any Holder of an Allowed Claim or Interest.

7.7 Record Date for Distributions.

7.7.1 With the exception of Senior Noteholder Claims and PHONES Notes Claims, the Reorganized Debtors and the Disbursing Agent will have no obligation to recognize the transfer of, or the sale of any participation in, any Claim or Interest that occurs after the close of business on the Distribution Record Date, and will be entitled for all purposes herein to recognize and distribute only to those Holders of Allowed Claims or Interests (including Holders of Claims and Interests that become Allowed after the Distribution Record Date) that are Holders of such Claims or Interests, or participants therein, as of the close of business on the Distribution Record Date. With the exception of the Senior Noteholder Claims and PHONES Notes Claims, the Reorganized Debtors and the Disbursing Agent shall instead be entitled to recognize and deal for all purposes under this Plan with only those record holders stated on the official claims register as of the close of business on the Distribution Record Date.

7.7.2 Unless otherwise set forth in the Confirmation Order, the Proponents shall not establish a record date for distributions to Holders of Senior Noteholder Claims or PHONES Notes Claims. Distributions to Holders of such Claims held through DTC shall be made by means of book-entry exchange through the facilities of DTC in accordance with the customary practices of DTC, as and to the extent practicable, and the Distribution Record Date shall not apply. In connection with such book-entry exchange, the Reorganized Debtors will provide rate information to each Indenture Trustee, which such Indenture Trustee shall convey to DTC to effect distributions on a Pro Rata basis as provided under this Plan, subject to the treatment elections set forth in Section 3.2.5(c) herein, with respect to such Claims upon which such Indenture Trustee acts as trustee. Subject to Section 7.5.2 of this Plan, distributions of Cash to Holders of Allowed Senior Noteholder Claims or Allowed PHONES Notes Claims (including distributions of Cash to Holders of Class 1E Litigation Trust Interests or Class 1J Litigation Trust Interests) shall be made to the applicable Indenture Trustees, which, in turn, shall make such distributions to the applicable Holders either through DTC or, in the case of Claims, Class 1E Litigation Trust Interests or Class 1J Litigation Trust Interests held directly by the Holder thereof, through the applicable Indenture Trustee, subject to the respective rights, claims and interests, if any, that the Indenture Trustees may have under the applicable Indentures or otherwise to the recovery and/or reimbursement of their fees, costs and expenses (including the fees, costs and expenses of counsel and financial advisors) from any distribution hereunder, whether such rights, claims or interests are in the nature of a charging lien or otherwise. Distributions of other consideration to Holders of Senior Noteholder Claims or PHONES Notes Claims shall be made by the Disbursing Agent either through DTC or, in the case of Claims held directly by the Holder thereof, through the Disbursing Agent upon surrender or deemed surrender of such Holder’s Senior Notes or PHONES Notes except as otherwise provided in this Plan.

7.8 Allocation of Plan Distributions Between Principal and Interest.

Except as otherwise expressly provided in this Plan, to the extent that any Allowed Claim entitled to a distribution under this Plan is comprised of indebtedness and accrued but unpaid interest thereon, such distribution shall, for all income tax purposes, be allocated to the principal amount of the Claim first and then, to the extent that the consideration exceeds the principal amount of the Claim, to the portion of such Claim representing accrued but unpaid interest.

7.9 Means of Cash Payment.

Payments of Cash made pursuant to this Plan shall be made, at the option and in the sole discretion of the Reorganized Debtors, by (a) checks drawn on, (b) automated clearing house transfer from, or (c) wire transfer from a bank selected by the Reorganized Debtors. Cash payments to foreign creditors may be made, at the option of the Reorganized Debtors, in such funds and by such means as are necessary or customary in a particular foreign jurisdiction.

7.10 Withholding and Reporting Requirements.

In connection with this Plan and all distributions hereunder, the Reorganized Debtors or the Disbursing Agent, as applicable, shall comply with all withholding and reporting requirements imposed by any federal, state, local or foreign taxing authority, and all distributions hereunder shall be subject to any such withholding and reporting requirements. The Reorganized Debtors shall be authorized to take any and all actions that may be necessary or appropriate to comply with such withholding and reporting requirements. All persons holding Claims or Interests shall be required to provide any information necessary to effect information reporting and the withholding of such taxes. Notwithstanding any other provision of this Plan, (a) each Holder of an Allowed Claim that is to receive a distribution pursuant to this Plan shall have sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any governmental unit, including income, withholding and other tax obligations, on account of such distribution and (b) no distribution shall be made to or on behalf of such Holder pursuant to this Plan unless and until such Holder has made arrangements satisfactory to the Reorganized Debtors for the payment and satisfaction of such tax obligations. Nothing in the preceding sentence shall affect distributions under this Plan to the Senior Loan Agent, the Bridge Loan Agent, the Senior Notes Indenture Trustees or the Holders of Allowed Loan Claims, Loan Guaranty Claims or Senior Noteholder Claims.

7.11 Setoffs.

7.11.1 The Reorganized Debtors may, pursuant to section 553 of the Bankruptcy Code or applicable nonbankruptcy laws, but shall not be required to, set off against any Claim (other than Allowed Claims in Classes 1C and 50C through 111C, which under no circumstances shall be subject to set off) the payments or other distributions to be made pursuant to this Plan in respect of such Claim, or claims of any nature whatsoever that the Debtors or the Reorganized Debtors may have against the Holder of such Claim; provided, however, that neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Reorganized Debtors of any such claim that the Debtors or the Reorganized Debtors may have against such Holder.

7.11.2 To the extent that any Person has either (i) an Allowed Other Parent Claim against Tribune, (ii) an Allowed General Unsecured Claim against any of the Filed Subsidiary Debtors or (iii) a valid and enforceable claim against any other direct or indirect subsidiary of the Debtors, in each case for (a) indemnification, reimbursement, contribution or claims pursuant to Bankruptcy Code section 502(h), and (b) arising from or relating to the assertion of any claim or cause of action by the Litigation Trust or the Litigation Trustee against such Person or any of its Related Persons, such Allowed Claim shall be setoff against any recovery by the Litigation Trust against such Person. For the purposes of this Section 7.11.2, “setoff against” shall mean that the Litigation Trust shall either use Litigation Trust Assets assets to pay such Claim or shall take actions necessary to cause the release or waiver of such Claim. The Litigation Trust shall be authorized to object to the allowance of, and entitled to assert any claim, counterclaim, or defense of the Debtors or applicable direct or indirect subsidiary of a Debtor to, any such indemnification, reimbursement, contribution or Bankruptcy Code section 502(h) claim.

7.12 Fractional Shares.

No fractional shares of New Common Stock or New Warrants shall be distributed. Where a fractional share would otherwise be called for, the actual issuance shall reflect a rounding up (in the case of more than .50) of such fraction to the nearest whole share of New Common Stock or New Warrant or a rounding down of such fraction (in the case of .50 or less than .50) to the nearest whole share of New Common Stock or New Warrant. The total number of shares of New Common Stock or New Warrants to be distributed pursuant to this Plan shall be adjusted as necessary to account for the rounding provided for herein.

7.13 De Minimis Distributions.

No distribution shall be made by the Disbursing Agent on account of an Allowed Claim if the amount to be distributed to the specific Holder of an Allowed Claim on the applicable Distribution Date has an economic value of less than $25.

7.14 Special Provision Regarding Unimpaired Claims.

Except as otherwise explicitly provided in this Plan, nothing shall affect the Debtors’ or the Reorganized Debtors’ rights and defenses, both legal and equitable, with respect to any Unimpaired Claims, including, but not limited to, all rights with respect to legal and equitable defenses to setoffs or recoupments against Unimpaired Claims.

7.15 Subordination.

Pursuant to the Settlement, no (i) distributions under the Plan allocable or otherwise payable to PHONES Notes Claims or EGI-TRB Notes Claims (including, without limitation, proceeds from the pursuit or settlement of Preserved Causes of Action) or (ii) amounts allocable or otherwise payable to PHONES Notes Claims or EGI-TRB Notes Claims resulting from the pursuit or settlement of Disclaimed State Law Avoidance Claims shall be subject to turnover to Holders of Senior Loan Claims, Senior Loan Guaranty Claims, Bridge Loan Claims or Bridge Loan Guaranty Claims in respect of such Senior Loan Claims, Senior Loan Guaranty Claims, Bridge Loan Claims or Bridge Loan Guaranty Claims. Except as permitted by the Allocation Disputes Rulings, the distributions and treatments provided to Claims and Interests under this Plan otherwise take into account and/or conform to the relative priority and rights of such Claims and Interests under any applicable subordination and turnover provisions in any applicable contracts, and nothing in this Plan shall be deemed to impair, diminish, eliminate or otherwise adversely affect the rights or remedies of beneficiaries (including, for the avoidance of doubt, their respective Indenture Trustees and Agents, as applicable) of any such contractual subordination and turnover provisions.

ARTICLE VIII: PROVISIONS FOR RESOLVING DISPUTED CLAIMS AND DISPUTED INTERESTS

8.1 Objections to and Estimation of Claims.

After the Effective Date, only the Reorganized Debtors and, solely to the extent provided in this Plan, the Litigation Trustee on behalf of the Litigation Trust may object to the allowance of any Claim or Administrative Expense Claim. After the Effective Date, the Reorganized Debtors or the Litigation Trustee shall be accorded the power and authority to allow or settle and compromise any Claim without notice to any other party, or approval of, or notice to the Bankruptcy Court, and the Litigation Trustee on behalf of the Litigation Trust shall have the power and authority to allow or settle and compromise Claims as provided in Article XIII of this Plan. In addition, the Reorganized Debtors or the Litigation Trustee may, at any time, request that the Bankruptcy Court estimate any contingent or unliquidated Claim pursuant to section 502(c) of the Bankruptcy Code regardless of whether the Debtors or Reorganized Debtors have previously objected to such Claim. Unless otherwise ordered by the Bankruptcy Court, the Reorganized Debtors and/or the Litigation Trustee shall serve and file any objections to Claims and Interests as soon as practicable, but in no event later than (a) two hundred ten (210) days after the Effective Date or (b) such later date as may be determined by the Bankruptcy Court upon a motion which may be made without further notice or hearing.

8.2 Payments and Distributions on Disputed, Contingent and Unliquidated Claims and Interests and on Claims for Which Proofs of Claim are Filed.

Except as provided herein, no partial payments and no partial distributions will be made with respect to a disputed, contingent or unliquidated Claim or Interest, or with respect to any Claim for which a Proof of Claim has been filed, until the resolution of such disputes or estimation or liquidation of such claims by settlement or by Final Order. On the next Distribution Date after a disputed, contingent or unliquidated Claim or Interest becomes an Allowed Claim or Interest in an amount certain, the Holder of such Allowed Claim or Interest will receive all payments and distributions to which such Holder is then entitled under this Plan.

8.3 Treatment of Disputed Department of Labor Claims

Reference is made to that certain settlement agreement dated October 19, 2011 by and between, among other persons, Tribune and the Secretary of the United States Department of Labor (“DOL”) (the “ERISA Claim Settlement Agreement”).

8.3.1 If the ERISA Claim Settlement Agreement is consummated, then, in conjunction therewith, notwithstanding any other provision of this Plan, Tribune shall have authority to provide the DOL, by written stipulation, with an allowed Class 1F Claim in an amount not greater than $3.2 million, subject to reduction as set forth in the ERISA Claim Settlement Agreement.

8.3.2 If the ERISA Claim Settlement Agreement is not consummated due to a reason other than a breach of the ERISA Claim Settlement Agreement by the DOL, then:

(a) all Proofs of Claim filed with the Bankruptcy Court by the DOL (the “DOL Proofs of Claim”) shall be treated as Disputed Claims, and the priority and amount of such Claims shall be determined by a Final Order of the Bankruptcy Court;

(b) all rights of the DOL to seek allowance of the DOL Proofs of Claim without subordination under Bankruptcy Code section 510(b), and all rights of the Debtors and all other persons to dispute, seek to disallow, or seek to subordinate the DOL Proofs of Claim under Bankruptcy Code section 510(b), shall be fully preserved; and

(c) the confirmation or consummation (and actions taken in furtherance thereof) of this Plan shall not moot, and no provision in this Plan shall moot, the allowance or disallowance or subordination of the DOL Proofs of Claim, or any arguments with respect to the allowance, disallowance or priority of the DOL Proofs of Claim, in any proceeding before any court or in any appeal.

8.3.3 If the ERISA Claim Settlement Agreement is not consummated due to a breach of the ERISA Claim Settlement Agreement by the DOL, then the provisions of this Section 8.3 shall be of no force or effect.

ARTICLE IX: PAYMENT AND FILING OF PROFESSIONAL FEE CLAIMS

9.1 Payment of Certain Fee and Expense Claims.

9.1.1 Payment of Senior Lender Fee/Expense Claims. No later than forty-five (45) days after the Effective Date, each Creditor Proponent shall submit to Reorganized Tribune, the Creditors’ Committee and the United States Trustee reasonably detailed statements of the Senior Lender Fee/Expense Claims (which statements shall include descriptions of services provided in summary form without individual time records), and shall concurrently file such statements on the docket in the Chapter 11 Cases. Subject to the provisions of this Section 9.1.1, amounts due under each such statement shall be paid by Reorganized Tribune within thirty (30) days of submission of such statement. If, prior to the end of such thirty day period, Reorganized Tribune, the Creditors’ Committee or the United States Trustee disputes in writing the reasonableness of any amounts due under any such statements, the applicable parties will attempt in good faith to resolve any such dispute. If the applicable parties are unable to resolve the dispute, any such party may, within fifteen (15) days after disputing the reasonableness of any such amounts, seek review of the reasonableness of the disputed amounts by the Bankruptcy Court pursuant to section 1129(a)(4) of the Bankruptcy Code, and the undisputed amounts shall be paid without delay. Each Creditor Proponent shall provide the Debtors with estimates of the Senior Lender Fee/Expense Claims seven (7) calendar days prior to the anticipated Effective Date; provided, however, that such estimates shall be used solely for administrative purposes, shall not be binding on the Creditor Proponents and shall not in any way limit, cap, or reduce the amount of the Senior Lender Fee/Expense Claims.

9.1.2 Payment of Bridge Lender Fee/Expense Claims. So long as (i) the Bridge Plan Proponents shall have withdrawn their proposed plan of reorganization and their related discovery requests issued to the Proponents on or prior to February 8, 2011 and (ii) the Bridge Lender Group shall have supported the Plan, taken no actions inconsistent with confirmation of the Plan in their capacities as Holders of Bridge Loan Claims from and after January 28, 2011, and voted all Bridge Loan Claims held by them to accept the Plan, reorganized Tribune shall provide reimbursement for the Bridge Lender Fee/Expense Claims up to an aggregate amount not to exceed $7,000,000 in accordance with the procedures set forth in this Section 9.1.2. No later than forty-five (45) days after the Effective Date, each Bridge Plan Proponent shall submit to Reorganized Tribune, the Creditors’ Committee and the United States Trustee reasonably detailed statements of the Bridge Lender Fee/Expense Claims (which statements shall include descriptions of services provided in summary form without individual time records), and shall concurrently file such statements on the docket in the Chapter 11 Cases. Subject to the limitations set forth above, amounts due under each such statement shall be paid by Reorganized Tribune within thirty (30) days of submission of such statement. If, prior to the end of such thirty day period, Reorganized Tribune, the Creditors’ Committee or the United States Trustee disputes in writing the reasonableness of any amounts due under any such statements, the applicable parties will attempt in good faith to resolve any such dispute. If the applicable parties are unable to resolve the dispute, any such party may, within fifteen (15) days after disputing the reasonableness of any such amounts, seek review of the reasonableness of the disputed amounts by the Bankruptcy Court pursuant to section 1129(a)(4) of the Bankruptcy Code, and the undisputed amounts shall be paid without delay. Each Bridge Plan Proponent shall provide the Debtors with estimates of the Bridge Lender Fee/Expense Claims seven (7) calendar days prior to the anticipated Effective Date; provided, however, that such estimates shall be used solely for administrative purposes and shall not be binding on the Bridge Plan Proponents and shall not in any way limit, cap, or reduce the amount of the Bridge Lender Fee/Expense Claims.

9.1.3 Payment of Creditors’ Committee Member Fee/Expense Claims. No later than forty-five (45) days after the Effective Date, counsel to the Creditors’ Committee shall submit to Reorganized Tribune and the United States Trustee, reasonably detailed statements of the Creditors’ Committee Member Fee/Expense Claims, which statements shall include descriptions of services provided in summary form without individual time records. Subject to the provisions of this Section 9.1.3, amounts due under each such statement, (up to an aggregate amount not to exceed $6,000,000, plus reasonable amounts incurred in connection with discovery (including deposition testimony) sought from members of the Creditors’ Committee in connection with litigation related to confirmation of this Plan) shall be paid by Reorganized Tribune within thirty (30) days of submission of such statement. If, prior to the end of such thirty day period, Reorganized Tribune or the United States Trustee disputes in writing the reasonableness of any amounts due under any such statements, the applicable parties will attempt in good faith to resolve any such dispute. If the applicable parties are unable to resolve the dispute, any such party may, within fifteen (15) days after disputing the reasonableness of any such amounts, seek review of the reasonableness of the disputed amounts by the Bankruptcy Court pursuant to section 1129(a)(4) of the Bankruptcy Code, and the undisputed amounts shall be paid without delay. Counsel to the Creditors’ Committee shall provide the Debtors with estimates of the Creditors’ Committee Member Fee/Expense Claims seven (7) calendar days prior to the anticipated Effective Date; provided, however, that such estimates shall be used solely for administrative purposes and shall not be binding on the members of the Creditors’ Committee and shall not in any way limit, cap, or reduce the amount of the Creditors’ Committee Member Fee/Expense Claims.

9.2 Bar Date for Payment or Reimbursement of Professional Fees and Expenses and Claims for Substantial Contribution.

Except as provided in Section 9.1 of this Plan, all final requests for compensation or reimbursement of the fees of any professional employed pursuant to sections 327 or 1103 of the Bankruptcy Code or otherwise in the Chapter 11 Cases, including any Claims for making a substantial contribution under section 503(b)(4) of the Bankruptcy Code, must be filed and served on the Reorganized Debtors and their counsel, together with the Bankruptcy Court-appointed fee examiner, and the Office of the United States Trustee, not later than sixty (60) days after the Effective Date, unless otherwise ordered by the Bankruptcy Court. Objections to applications of such professionals or other entities for compensation or reimbursement of expenses must be filed and served on the parties specified above in this Section 9.2 and the requesting professional or other entity not later than twenty (20) days after the date on which the applicable application for compensation or reimbursement was served; provided, however, that the following protocol shall apply to the fee examiner previously appointed by the Bankruptcy Court in the Chapter 11 Cases in lieu of such twenty (20) day objection deadline:

(i) applicants shall submit all final requests for compensation or reimbursement of fees and expenses, and any responses provided for below, in the format required by the Bankruptcy Code, the Bankruptcy Rules, the Local Rules of Practice and Procedure for the United States Bankruptcy Court for the District of Delaware, the Guidelines of the Office of the United States Trustee, and applicable orders of the Bankruptcy Court;

(ii) if the fee examiner has any questions for any applicant, the fee examiner may communicate such questions in writing to the applicant in an initial report (an “Initial Report”) within thirty (30) days after the date on which the applicable application for compensation or reimbursement was served on the fee examiner;

(iii) any applicant who receives such an Initial Report and wishes to respond thereto shall respond within twenty (20) days after the date of the Initial Report;

(iv) within thirty (30) days after the date on which any response to an Initial Report is served on the fee examiner (or, if no such response is served, within thirty (30) days after the deadline for serving such Initial Report has passed), the fee examiner shall file with the Court a final report with respect to each such application for compensation or reimbursement; and

(v) within fifteen (15) days after the date of the final report, the subject applicant may file with the Court a response to such final report.

Notwithstanding the foregoing, the fee examiner and a professional may agree to extend any of the time periods set forth in items (ii) through (v) above with respect to any application filed by such professional. In addition, notwithstanding the foregoing provisions of this Section 9.2, those professionals retained by the Debtors pursuant to that certain Order Authorizing the Debtors to Retain, Employ, and Compensate Certain Professionals Utilized by the Debtors in the Ordinary Course of Business entered by the Bankruptcy Court on January 15, 2009 [D.I. 227] shall continue to be compensated in accordance with the provisions of such Order, and shall not be subject to the final application procedures set forth in this Section 9.2.

ARTICLE X: CONFIRMATION AND CONSUMMATION OF THE PLAN

10.1 Conditions to Effective Date.

10.1.1 This Plan shall not become effective and the Effective Date shall not occur unless and until the Proponents concur that all of following conditions shall have been satisfied or waived in accordance with Section 10.2:

(a) The Confirmation Order confirming this Plan, as this Plan may have been modified in accordance with the terms hereof, shall conform to this Plan in all respects and shall have been entered by the Bankruptcy Court in form and substance satisfactory to the Proponents.

(b) The Confirmation Order shall authorize and approve the Settlement in all respects and shall not modify the Settlement in any way or sever any component of the Settlement and all distributions to the Senior Lenders and to the Bridge Lenders shall be made in accordance with Section 7.3 of this Plan.

(c) The Confirmation Order shall authorize and approve the Step Two/Disgorgement Settlement and the related releases of Claims against the Settling Step Two Payees in all respects and shall not modify the Step Two/Disgorgement Settlement in any way or sever any component of the Step Two/Disgorgement Settlement.

(d) The Confirmation Order shall authorize and approve the Intercompany Claims Settlement in all respects and shall not modify the Intercompany Claims Settlement in any way or sever any component of the Intercompany Claims Settlement.

(e) The Certificate of Incorporation and By-Laws and any amended certificates or articles of incorporation, certificates of formation, limited liability company agreements, partnership agreements or similar governing documents of the other Debtors, as necessary and in form and substance satisfactory to the Proponents, shall have been adopted and filed with the applicable authorities of the relevant jurisdictions and shall become effective on the Effective Date in accordance with such jurisdictions’ laws except to the extent that any such governing documents shall be adopted or filed after the Effective Date in connection with the Restructuring Transactions.

(f) All authorizations, consents, certifications, approvals, rulings, no-action letters, opinions or other documents or actions required by any law, regulation or order to be received or to occur in order to implement this Plan on the Effective Date shall have been obtained in form and substance satisfactory to the Proponents or shall have occurred, including, if determined to be necessary by the Proponents in their discretion, a ruling from the Internal Revenue Service that the Litigation Trust qualifies and will be treated as a “liquidating trust” within the meaning of Section 301.7701-4(d) of the Tax Regulations, unless failure to do so will not have a material adverse effect on the Reorganized Debtors.

(g) The board of directors of Reorganized Tribune shall have been selected and shall have expressed a willingness to serve on the board of directors of Reorganized Tribune.

(h) All other documents and agreements necessary to implement this Plan on the Effective Date shall have been executed and delivered in form and substance satisfactory to the Proponents and all other actions required to be taken in connection with the Effective Date shall have occurred.

(i) All consents, approvals and waivers from the FCC that are necessary or that the Proponents deem appropriate to consummate the transactions contemplated herein and to continue the operation of the Debtors’ ownership structure shall have been obtained in form and substance satisfactory to the Proponents.

(j) The Litigation Trustee shall have executed the Litigation Trust Agreement.

(k) [Reserved.]

(l) The Disbursing Agent, in accordance with the terms of Exhibit 5.15.1(2), shall have calculated amounts that will be offset from Step Two/Disgorgement Settlement participants’ distributions pursuant to Article III of this Plan that, together with any payments received from the Step Two/Disgorgement Settlement participants, shall be an amount that is equal to the aggregate Step Two/Disgorgement Settlement Proceeds.

(m) The Confirmation Order shall include the language set forth in Section 11.3 of this Plan.

(n) The Creditor Proponents shall have determined, in their sole discretion, that the aggregate amount of Allowed Other Parent Claims shall not exceed $400,000,000, excluding (i) Allowed Other Parent Claims against Tribune for indemnification, reimbursement, or contribution arising from or relating to the assertion of any Preserved Cause of Action by the Litigation Trust; (ii) Allowed Other Parent Claims asserted by the PBGC as a result of termination of any Pension Plan; and (iii) Allowed Other Parent Claims arising under section 502(h) of the Bankruptcy Code as a result of the payment to the Estates on account of an Ordinary Litigation Claim.

(o) On the Effective Date all of the claims and causes of action asserted in the Committee Complaints, which shall include the Released Claims and the Preserved Causes of Action, shall remain pending, and shall not have been dismissed or withdrawn, except to the extent expressly provided in the Plan or except for any such claims and causes of action that have been settled prior to the Effective Date.

(p) The Creditor Proponents shall have determined, in their reasonable good faith judgment, that the aggregate amount of Allowed General Unsecured Claims against all Filed Subsidiary Debtors shall not exceed $150,000,000 plus an amount equal to the aggregate amount of Allowed General Unsecured Claims against a Filed Subsidiary arising under section 502(h) of the Bankruptcy Code as a result of the payment to the Estates on account of an Ordinary Litigation Claim.

10.2 Waiver of Conditions.

Except for the conditions set forth in Sections 10.1.1(b), 10.1.1(c), and 10.1.1(l) (which may not be waived, modified or amended), each of the remaining conditions set forth in Section 10.1.1 may be waived in whole or in part solely by agreement in writing of all of the Proponents without the need for notice or a hearing; provided, however, that the Proponents may not waive any condition the waiver of which is proscribed by law.

10.3 Consequences if Confirmation Order is Vacated.

If the Confirmation Order is vacated, (a) this Plan shall be null and void in all respects; (b) any settlement of Claims or Interests provided for herein shall be null and void without further order of the Bankruptcy Court; and (c) the time within which the Debtors may assume and assign or reject all executory contracts and unexpired leases of personal property shall be extended for a period of one hundred twenty (120) days after the date the Confirmation Order is vacated.

ARTICLE XI: INJUNCTIONS, RELEASES AND DISCHARGE

11.1 Discharge.

11.1.1 Discharge of Claims and Termination of Interests.

(a) As of the Effective Date, except as provided in this Plan, the distributions and rights afforded under this Plan and the treatment of Claims and Interests under this Plan shall be in exchange for, and in complete discharge of, all Claims against the Debtors, and in satisfaction of all Interests and the termination of Interests in Tribune. Except as otherwise specifically provided in this Plan, as of the Effective Date any interest accrued on Claims against the Debtors from and after the Petition Date shall be cancelled. Accordingly, except as otherwise provided in this Plan or the Confirmation Order, confirmation of the Plan shall, as of the Effective Date, (i) discharge the Debtors from all Claims or other debts that arose before the Effective Date, and all debts of the kind specified in sections 502(g) or 502(i) of the Bankruptcy Code, whether or not (x) a Proof of Claim based on such debt is filed or deemed filed pursuant to section 501 of the Bankruptcy Code, (y) a Claim based on such debt is Allowed pursuant to section 502 of the Bankruptcy Code (or is otherwise resolved), or (z) the Holder of a

Claim based on such debt has accepted the Plan; and (ii) satisfy, terminate or cancel all Interests and other rights of equity security holders in the Debtors except as otherwise provided in the Plan. In addition, confirmation of the Plan shall, as of the Effective Date, authorize the release of the Senior Guaranty Claims and the Bridge Loan Guaranty Claims against the Guarantor Non-Debtors.

(b) As of the Effective Date, except as provided in this Plan, all Persons shall be precluded from asserting against the Debtors or the Reorganized Debtors, or their respective successors or property, any other or further Claims, debts, rights, causes of action, liabilities or Interests based upon any act, omission, transaction or other activity of any kind or nature that occurred prior to the Petition Date and from asserting against the Guarantor Non-Debtors any Senior Guaranty Claims or Bridge Loan Guaranty Claims. In accordance with the foregoing, except as provided in the Plan or the Confirmation Order, the Confirmation Order shall constitute a judicial determination, as of the Effective Date, of the discharge of all such Claims and other debts and liabilities of the Debtors, pursuant to sections 524 and 1141 of the Bankruptcy Code, and such discharge shall void and extinguish any judgment obtained against the Debtors or the Reorganized Debtors at any time, to the extent such judgment is related to a discharged Claim. Notwithstanding anything in Sections 11.1.1(a) or (b), the provisions of this Plan shall not operate to discharge any debts that are otherwise rendered non-dischargeable pursuant to section 1141(d)(6) of the Bankruptcy Code.

11.1.2 Discharge Injunction. Except as provided in this Plan or the Confirmation Order, as of the Effective Date, all Persons that hold, have held, or may hold a Claim or other debt or liability that is discharged, or an Interest or other right of an equity security holder that is terminated pursuant to the terms of this Plan, are permanently enjoined from taking any of the following actions on account of, or on the basis of, such discharged Claims, debts or liabilities, or terminated Interests or rights: (i) commencing or continuing any action or other proceeding against the Debtors, the Reorganized Debtors or their respective property; (ii) enforcing, attaching, collecting or recovering any judgment, award, decree or order against the Debtors, the Reorganized Debtors or their respective property; (iii) creating, perfecting or enforcing any Lien or encumbrance against the Debtors, the Reorganized Debtors or their respective property; (iv) asserting any setoff, right of subrogation or recoupment of any kind against any debt, liability or obligation due the Debtors, the Reorganized Debtors or their respective property; and (v) commencing or continuing any judicial or administrative proceeding, in any forum, that does not comply with or is inconsistent with the provisions of this Plan; provided, that this injunction shall have no effect on any right of setoff to the extent provided under section 553 of the Bankruptcy Code or any right of recoupment to the extent permitted under applicable law.

11.2 Releases.

11.2.1 Releases by Debtors and Estates. Except for the Preserved Causes of Action, on the Effective Date and effective simultaneously with the effectiveness of this Plan, the Debtors and the Reorganized Debtors on their own behalf and as representatives of their respective Estates release unconditionally and are hereby deemed to release unconditionally, each and all of the Released Parties of and from any and all claims, obligations, suits, judgments, damages, debts, rights, remedies, causes of action and liabilities of any nature whatsoever

(including, without limitation, the Released LBO-Related Causes of Action and those arising under the Bankruptcy Code, including any avoidance claims), whether known or unknown, foreseen or unforeseen, liquidated or unliquidated, matured or unmatured, existing or hereafter arising, in law, equity, or otherwise, that are or may be based in whole or in part upon any act, omission, transaction, event or other occurrence taking place or existing on or prior to the Effective Date that are in connection with the Debtors or any of them, or their respective assets, property and Estates, the Chapter 11 Cases or the Plan, the Disclosure Documents or the Restructuring Transactions, in each case excluding any claims against Chase Bank USA, N.A. or JPMorgan Chase Bank, N.A. for disgorgement of payments made in the ninety days prior to the Petition Date solely to the extent they were made by Tribune Company pursuant to its obligations under the First USA Commercial Card Master Agreement dated as of October 18, 1999, as amended, which for the avoidance of doubt shall be Ordinary Litigation Claims (the “Debtor Released Claims”), provided, however, that, with the exception of the Released LBO-Related Causes of Action, nothing in this Section shall be construed to release any party from liability for actions or omissions constituting willful misconduct or gross negligence as determined by a Final Order; provided further, that nothing in this Section shall be construed to release any Released Party from a Related Person Preference Action. Except as the Debtors may otherwise provide prior to the Confirmation Date, the releases contained in this Section shall not apply to or otherwise affect the obligations of any of the Debtors’ officers or directors to repay loans or advances of money or other property contractually owed to the Debtors or their Estates or with respect to loans or advances of money that the Debtors guaranteed on behalf of such officers or directors. Furthermore, notwithstanding the foregoing, such release, waiver and discharge shall not operate as a release, waiver or discharge of any express contractual commercial obligations arising in the ordinary course of any Person to the Debtors not directly related to the Released LBO-Related Causes of Action. On the Effective Date, each Guarantor Non-Debtor will provide each Holder of a Loan Guaranty Claim against the Guarantor Non-Debtors, the Senior Loan Agent, the Former Bridge Loan Agent, the Bridge Loan Agent, the Settling Step Two Payees and the other Released Parties a release of scope equivalent to the release provided by the Debtors hereunder in consideration for the Guarantor Non-Debtor Release contemplated hereby. For the avoidance of doubt, the Debtor Released Claims do not include any Disclaimed State Law Avoidance Claims.

11.2.2 Releases by Holders of Claims and Interests. Except as otherwise expressly provided in this Plan or the Confirmation Order, on the Effective Date and effective simultaneously with the effectiveness of this Plan, each Person (a) that has voted to accept the Plan and has not opted out from granting the releases in this Section 11.2.2, (b) that has voted to reject the Plan but has opted to grant the releases in this Section 11.2.2, (c) that is deemed to accept the Plan and has been provided an opportunity but has not opted out of granting the releases in this Section 11.2.2, or (d) who otherwise agrees to provide the releases set forth in this Section 11.2.2, shall be deemed to have unconditionally released each and all of the Released Parties of and from any and all claims, obligations, suits, judgments, damages, debts, rights, remedies, causes of action and liabilities of any nature whatsoever (including, without limitation, the LBO-Related Causes of Action and those arising under the Bankruptcy Code, including any avoidance claim), whether known or unknown, foreseen or unforeseen, liquidated or unliquidated, matured or unmatured, existing or hereafter arising, in law, equity, or otherwise, that are or may be based in whole or in part upon any act, omission, transaction, event or other occurrence taking place or existing on or before the Effective Date that are in connection with the Debtors or any of them, or their respective assets, property and Estates, the Chapter 11 Cases or the Plan, Disclosure Documents or the Restructuring Transactions (the “Holder Released Claims”); provided, however, that nothing in this Section 11.2.2 shall be construed as a release of (x) the Preserved Causes of Action, (y) any Claims against non-Debtors arising under the Employee Retirement Income Security Act of 1974 held or assertable by the United States Department of Labor or any participant, beneficiary or fiduciary of any ESOP or any other ERISA-covered plan against ERISA-covered plan fiduciaries or (z) any claim by any Non-Arranger Bridge Lender against any Arranger Bridge Lender that is not released as set forth in Section 3.2.4(d)(ii) regardless of whether any such Non-Arranger Bridge Lenders agreed or are deemed to provide the releases set forth in this Section 11.2.2 and regardless of whether any such Non-Arranger Bridge Lender elected, by executing an “Election to Participate in Step Two/Disgorgement Settlement” set forth in a “Notice of Step Two/Disgorgement Settlement,” or otherwise, to participate in the Step Two/Disgorgement Settlement; provided further, that no agent or indenture trustee is, by virtue of giving its own release hereunder, releasing individual claims, if any, of lenders or noteholders for which it acts or acted as agent or indenture trustee that are not themselves Released Parties; provided further that no agent, arranger or indenture trustee shall be deemed to have released any lenders or noteholders for which it acts or acted as agent or indenture trustee from any obligations under the relevant instruments; provided further, that nothing in this Section 11.2.2 shall release the Debtors or the Reorganized Debtors from their obligations under this Plan with respect to the treatment of Claims and Interests or any assumed executory contract, unexpired lease or other obligation. Furthermore, notwithstanding the foregoing and except as provided in Section 11.2.5 hereof with respect to the Guarantor Non-Debtors, such release, waiver and discharge shall not operate as a release, waiver or discharge of any contractual obligation of any non-Debtor party due to any other non-Debtor party that is not related in any way to the leveraged buy-out of Tribune that occurred in 2007. Notwithstanding anything in this Plan to the contrary, the Bridge Loan Agent (solely in its capacity as Bridge Loan Agent) and the Bridge Lenders (solely in their capacity as Bridge Lenders) shall receive the benefit of the releases set forth in this Section 11.2.2 only to the extent that Persons who granted the releases referred to in this Section 11.2.2 in accordance with the procedures set forth in the Solicitation Order are given the opportunity to elect not to expand the scope of such releases to include the Bridge Loan Agent (solely in its capacity as Bridge Loan Agent) and Bridge Lenders (solely in their capacity as Bridge Lenders) and have not so elected; provided, however, that this sentence shall not apply to any Holder of a Claim in Classes 1C, 1D, 1E, 1F, 1I or 1J that receives a Ballot for voting on this Plan pursuant to the Supplemental Solicitation Order and such Ballot includes elections for opting to grant or not to grant the releases set forth in this Section 11.2.2. In addition, notwithstanding anything in this Plan to the contrary, any Person that is deemed to grant the releases provided for in this Section 11.2.2 in accordance with the procedures set forth in the Solicitation Order shall be afforded the opportunity to reconsider such Person’s release of claims that would otherwise constitute Disclaimed State Law Avoidance Claims in light of modifications to the Plan that affect the definitions of “Disclaimed State Law Avoidance Claims” and “Released Parties” and related provisions, which were made after the deadline for the return of Ballots established by the Solicitation Order; provided, however, that this sentence shall not apply to any Holder of a Claim in Classes 1C, 1D, 1E, 1F, 1I or 1J that receives a Ballot for voting on this Plan pursuant to the Supplemental Solicitation Order and such Ballot includes elections for opting to grant or not to grant the releases set forth in this Section 11.2.2. Any claims that would otherwise constitute Disclaimed State Law

Avoidance Claims against Released Stockholder Parties shall instead be deemed to constitute Holder Released Claims if any such Person has not elected to exclude Disclaimed State Law Avoidance Claims against Released Stockholder Parties from the releases referred to in this Section 11.2.2 pursuant to any supplemental process implemented in connection with the immediately preceding sentence prior to the Effective Date.

11.2.3 Failure to Grant Release. Any Holder of a Claim or Interest that has timely submitted to the Debtors or filed with the Court a Ballot or an election form pursuant to Section 11.2.2(c) opting not to grant the releases set forth in Section 11.2.2 shall not receive the benefit of the releases set forth in Section 11.2.2 (even if for any reason otherwise entitled).

11.2.4 Injunction Related to Releases. Except as provided in this Plan or the Confirmation Order, as of the Effective Date, all Persons, including those that hold, have held, or may hold a Claim or other debt, right, cause of action or liability that is released pursuant to the provisions of the Plan, are permanently enjoined from taking any of the following actions on account of or based upon the Released Claims: (i) commencing or continuing any action or other proceeding against the Released Parties or their respective property; (ii) enforcing, attaching, collecting or recovering any judgment, award, decree or order against the Released Parties or their respective property; (iii) creating, perfecting or enforcing any Lien or encumbrance against the Released Parties or their respective property; (iv) asserting any setoff, right of subrogation or recoupment of any kind against any debt, liability or obligation due the Released Parties or against their respective property; and (v) commencing or continuing any judicial or administrative proceeding, in any forum, that does not comply with or is inconsistent with the provisions of this Plan.

11.2.5 Release of Guarantor Non-Debtors from Senior Guaranty Claims and Bridge Loan Guaranty Claims. All Holders of Loan Guaranty Claims against the Guarantor Non-Debtors shall be deemed on the Effective Date to have granted the Guarantor Non-Debtor Release and the Guarantor Non-Debtors shall be unconditionally relieved from any liability to the Senior Lenders or the Bridge Lenders on account of the Senior Guaranty Claims or the Bridge Loan Guaranty Claims and the Senior Loan Agent, the Former Bridge Loan Agent, and the Bridge Loan Agent, respectively, shall be unconditionally relieved from any liability of any nature whatsoever to such Holders as a result of the release of the Guarantor Non-Debtors from any and all Senior Guaranty Claims and Bridge Loan Guaranty Claims; provided that the Guarantor Non-Debtor Release is dependent upon and only effective upon (i) the execution by each of the Guarantor Non-Debtors of a guaranty of the New Senior Secured Term Loan pursuant to and to the extent provided in Section 5.6 of this Plan, (ii) the unconditional release by each of the Guarantor Non-Debtors, in form and substance acceptable to the Creditor Proponents, as of the Effective Date, of each of the Holders of Loan Guaranty Claims, the Bridge Loan Agent, the Former Bridge Loan Agent and the Senior Loan Agents, in each case solely in their capacities as Released Parties, of and from any and all claims, obligations, suits, judgments, damages, debts, rights, remedies, causes of action and liabilities of any nature whatsoever (including, without limitation, the LBO-Related Causes of Action and those arising under the Bankruptcy Code, including any avoidance claims), whether known or unknown, foreseen or unforeseen, liquidated or unliquidated, matured or unmatured, existing or hereafter arising, in law, equity, or otherwise, that are or may be based in whole or in part upon any act, omission, transaction, event or other occurrence taking place or existing on or prior to the

Effective Date that are in connection with the Debtors or any of them, or their respective assets, property and Estates, the Chapter 11 Cases or the Plan, the Disclosure Documents or the Restructuring Transactions, and (iii) the granting by the Guarantor Non-Debtors of Liens on certain property of the Guarantor Non-Debtors pursuant to and to the extent provided in Section 5.6 of this Plan. Pursuant to Bankruptcy Rule 9019 and/or 11 U.S.C § 1123(b)(3), the Bankruptcy Court’s entry of the Confirmation Order shall constitute its approval of this good faith settlement and compromise of the claims released by the Guarantor Non-Debtor Release and adequate factual findings that the Guarantor Non-Debtor Release is: (1) fair, equitable and reasonable; (2) necessary and essential to the Debtors’ successful reorganization; (3) in exchange for good and valuable consideration provided by the Guarantor Non-Debtors; (4) warranted by the exceptional and unique circumstances of the Debtors’ reorganization; and (5) consistent with public policy and due process principles. Notwithstanding the foregoing, in the event that the Guarantor Non-Debtor Release set forth in this Section 11.2.5 does not become or remain effective for any reason whatsoever, all Senior Guaranty Claims against the Guarantor Non-Debtors and any and all rights of subordination in respect of the Bridge Loan Guaranty Agreement (the “Assigned Senior Guaranty Claims”) shall and shall be deemed to have been assigned and transferred as of the Effective Date by the Senior Lenders and the Senior Loan Agent to the Senior Guaranty Claim Assignee.

11.2.6 Preserved Causes of Action. The Preserved Causes of Action are expressly preserved and shall not be subject to the releases set forth in Section 11.2.1 or 11.2.2 of this Plan; provided, however, that the Preserved Causes of Action shall be subject to the provisions of Section 11.3 of this Plan. Any Disclaimed State Law Avoidance Claims shall also be subject to the provisions of Section 11.3 of this Plan. In addition, any claims, rights or causes of action related to setoffs against amounts owing to the Debtors are expressly preserved and are not subject to the releases set forth in this Plan; provided, however, that, except as set forth in Section 7.11.2, in no event shall the Debtors or the Disbursing Agent setoff against any distributions under this Plan to Holders of Allowed Claims in Classes 1C, 1D and 50C through 111C (other than any distributions to MSCS with respect to the Morgan Stanley Claims).

11.2.7 Non-release of Certain Defined Benefit Plans. Notwithstanding anything to the contrary herein, with respect to any Defined Benefit Plan that has not been terminated or does not terminate by its terms prior to the entry of the Confirmation Order, all Claims of, or with respect to, such a Defined Benefit Plan (including any based on fiduciary duties under the Employee Retirement Income Security Act of 1974, as amended) and all Claims of the Pension Benefit Guaranty Corporation, whether or not contingent, under 29 U.S.C. § 1362(b) for unfunded benefit liabilities, under 29 U.S.C. § 1306(a)(7) for termination premiums, and under 29 U.S.C. § 1362(c) for due and unpaid employer contributions shall not be discharged, released, exculpated or otherwise affected by the Plan (including this Section 11.2), the entry of the Confirmation Order or the Chapter 11 Cases. Notwithstanding anything to the contrary herein, in the event that a Defined Benefit Plan does not terminate prior to the entry of the Confirmation Order, obligations of the Debtors under the Defined Benefit Plan as of the Effective Date shall become obligations of the applicable Reorganized Debtors and, as required by the Internal Revenue Code of 1986, as amended, or the Employee Retirement Income Security Act of 1974, as amended, the controlled group members.

11.3 Bar Order.

The Confirmation Order shall provide, among other things (and the inclusion of such language, or language substantially similar to the following, and subject to Section 10.2 of this Plan, shall be a condition to the Effective Date):

“ORDERED that all (i) Non-Settling Defendants; (ii) Released Parties; (iii) Persons who have voted for or against the Plan or who are presumed to have voted for or against the Plan under Section 1126(f)-(g) of the Bankruptcy Code; and (iv) any other Persons that hold, have held or may hold a Claim or other debt or liability, or an Interest or other right of an equity holder, against, in or relating to any of the Debtors or their respective estate (collectively, the “Barred Persons”), are hereby permanently barred, enjoined and restrained from commencing, prosecuting, or asserting in this Court, in any federal or state court, or in any other court, arbitration proceeding, administrative agency, or other forum in the United States or elsewhere any claim for non-contractual indemnity or contribution against any Released Party (including any other non-contractual claim against the Released Parties, whether or not denominated as for contribution or indemnity, where the injury to the Barred Person is the liability of the Barred Person to the Plaintiff (as defined below)), arising out of or reasonably flowing from the claims or allegations in any of the Released Claims, the Preserved Causes of Actions, or the Disclaimed State Law Avoidance Claims, whether arising under state, federal or foreign law as claims, cross-claims, counterclaims, or third-party claims (collectively, the “Barred Claims”). Barred Claims shall not include any claim for non-contractual indemnity or contribution against any Released Party solely in its capacity, if any, as a Selling Stockholder. If a court or tribunal determines that Barred Claims exist that would have given rise to liability of any Released Party to a Barred Person but for this Order, the Barred Persons are also entitled to the judgment reduction provisions set forth herein. This Order (the “Bar Order”) is without prejudice to the position of any party as to the existence, in the absence of this Bar Order, of any Barred Claim; and it is further

ORDERED that in the event any Person asserts a Preserved Cause of Action or a Disclaimed State Law Avoidance Claim (a “Plaintiff”) against any Barred Person with respect to one or more Preserved Causes of Action or Disclaimed State Law Avoidance Claims based upon, arising from, or related to the facts, allegations, or transactions underlying any Released Claims (the “Action”), then, prior to entry of any judgment or arbitration award (“Judgment”) in the Action, the Plaintiff shall provide notice of this Bar Order to the court or tribunal hearing the Action. Such court or tribunal shall determine whether the Action gives rise to Barred Claims on which Released Parties would have been liable to the Barred Persons in the absence of this Bar Order. If the court or tribunal so determines, it shall reduce any Judgment against such Barred Person in an amount equal to (a) the amount of the Judgment against any such Barred Person times (b) the aggregate proportionate share of fault (expressed as a percentage) of the Released Party or Parties that would have been liable on a Barred Claim in the absence of this Bar Order expressed as a percentage of the aggregate fault of (i) the Barred Person, (ii) such Released Party or Parties, and (iii) all other Persons determined by such court or tribunal to be liable to the Barred Person in connection with the Action, whether or not such Persons are sued in such Action. Nothing herein shall prejudice or operate to preclude the right of any defendant in such Action to (i) provide notice of this Bar Order to the court or tribunal hearing the Action at any point, or (ii) raise any issues, claims or defenses regarding judgment reduction or proportionate share of fault in the court or tribunal hearing the Action at any point in accordance with applicable law or procedure and this Bar Order. For the avoidance of doubt, nothing herein shall be deemed to entitle a Plaintiff to more than a single satisfaction with respect to any Preserved Causes of Action or Disclaimed State Law Avoidance Claims; and it is further

ORDERED that nothing herein shall prejudice or operate to preclude the rights of any Barred Person to assert any claims or causes of action (including, without limitation, any direct or personal claims or causes of action), other than claims for non-contractual indemnity or contribution against any Released Party as set forth above. For the avoidance of doubt, the provisions of this Bar Order, including the judgment reduction provisions set forth herein, shall not apply to (i) any contractual indemnity; (ii) any claim for which a court determines joint liability does not exist as a matter of law, equity or fact as between any Barred Person and any Released Party; or (iii) any claims for non-contractual indemnity or contribution asserted with respect to claims or causes of action that are brought by any Person other than (a) the Litigation Trust; (b) any Person asserting a claim on behalf of the Debtors’ estates; (c) any Person asserting a Preserved Cause of Action; or (d) any Person asserting a Disclaimed State Law Avoidance Claim; and it is further

ORDERED that if any Plaintiff enters into a settlement with any Person with respect to one or more causes of action based upon, arising from, or related to the Released Claims or any transaction underlying any Released Claim, then such Plaintiff shall cause to be included, and in all events, the settlement shall be deemed to include, a dismissal, release and waiver of any Barred Claims with respect to such settlement; and it is further

ORDERED that each Plaintiff is hereby enjoined and restrained from seeking relief or collecting judgments against any Non-Settling Defendants in any manner that fails to conform to the terms of this Bar Order, including, without limitation, the proportionate judgment reduction provision set forth herein; and it is further

ORDERED that this Court shall retain continuing jurisdiction with respect to all matters concerning this Bar Order, including, without limitation, hearing a petition for relief by a Barred Person or any other party in interest in the event that a court or tribunal hearing the Action fails to apply the judgment reduction provisions of this Bar Order.”

11.4 Disallowed Claims And Disallowed Interests.

On and after the Effective Date, the Debtors and the Reorganized Debtors shall be fully and finally discharged of any and all liability or obligation on a Disallowed Claim or a disallowed Interest, and any Order disallowing a Claim or an Interest which is not a Final Order as of the Effective Date solely because of an entity’s right to move for reconsideration of such order pursuant to section 502 of the Bankruptcy Code or Bankruptcy Rule 3008 shall nevertheless become and be deemed to be a Final Order on the Effective Date. The Confirmation Order, except as otherwise provided herein, shall constitute an Order: (a) disallowing all Claims and Interests to the extent such Claims and Interests are not allowable under any provision of section 502 of the Bankruptcy Code, including, but not limited to, time-barred Claims and Interests, and Claims for unmatured interest and (b) disallowing or subordinating to all other Claims, as the case may be, any Claims for penalties, punitive damages or any other damages not constituting compensatory damages to the extent permissible under the Bankruptcy Code and applicable non-bankruptcy law.

11.5 Exculpation.

To the fullest extent permitted under applicable law, (a) none of the Debtors (including without limitation the Special Committee of the Board of Directors of Tribune formed during the Chapter 11 Cases) or the Creditors’ Committee, (b) none of the current and former members of the Creditors’ Committee (in their capacities as such), and (c) none of the Related Persons to the parties in (a) and (b) to the extent a claim arises from actions taken by such Related Person in its capacity as a Related Person of one of such parties, shall have or incur any liability to any person or entity for any act or omission in connection with, relating to, or arising out of the Chapter 11 Cases, negotiation of any plans of reorganization, including this Plan, pursuit of confirmation of any plans of reorganization, including this Plan, the administration, consummation and implementation of the Plan or the property to be distributed under the Plan, the Disclosure Documents, the Restructuring Transactions, the Plan Supplement, the releases and injunctions, or the management or operation of the Debtors (except for any liability that results from willful misconduct or gross negligence as determined by a Final Order or from any act or omission occurring before the Petition Date). Any of the Debtors (including without limitation the Special Committee of the Board of Directors of Tribune formed during the Chapter 11 Cases), the Creditors’ Committee, the members of the Creditors’ Committee and the Related Persons to each of the foregoing (with respect to actions taken by such Related Person in its capacity as a Related Person of one of such parties) shall be entitled to rely upon the advice of counsel and financial advisors with respect to their duties and responsibilities under, or in connection with, the Chapter 11 Cases, the Plan, and the administration thereof.

11.6 Corporate Indemnities

11.6.1 Prepetition Indemnification and Reimbursement Obligations. For purposes of this Plan, the respective obligations of Tribune and the other Debtors to indemnify and reimburse any Persons who are or were directors, officers or employees of the Debtors on or after the Petition Date, against and for any obligations pursuant to certificates or articles of incorporation, certificates of formation, codes of regulation, bylaws, limited liability company agreements, partnership agreements, applicable state or non-bankruptcy law, or specific agreements or any combination of the foregoing, but excluding any obligations of Tribune and the other Debtors to any Person in respect of any such indemnification or reimbursement related to, based upon, or in connection with any LBO-Related Causes of Action arising prior to the Petition Date, shall survive confirmation of this Plan, remain unaffected thereby, and not be discharged under section 1141 of the Bankruptcy Code, irrespective of whether indemnification or reimbursement is owed in connection with any event occurring before, on, or after the Petition Date.

11.6.2 Director and Officer and Fiduciary Liability Insurance. In accordance with the authority granted under the Order Authorizing tribune Company to Purchase Tail Coverage Respecting the Debtors’ Existing Directors and Officers and Fiduciary Liability Insurance Policies Pursuant to Section 363(b) of the Bankruptcy Code [D.I. 3190], the Debtors may in their discretion purchase “Tail Coverage” as defined in the motion with respect to such order.

11.7 Term of Bankruptcy Injunction or Stays.

All injunctions or stays provided for in the Chapter 11 Cases under sections 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date.

ARTICLE XII: RETENTION OF JURISDICTION

12.1 Retention of Jurisdiction.

Pursuant to sections 105(c) and 1142 of the Bankruptcy Code and notwithstanding entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court will retain exclusive jurisdiction over all matters arising out of, and related to, the Chapter 11 Cases and this Plan to the fullest extent permitted by law, including, among other things, jurisdiction to:

12.1.1 allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim or Interest, including the resolution of any request for payment of any Administrative Expense Claim or Priority Tax Claim and the resolution of any objections to the allowance or priority of Claims or Interests;

12.1.2 resolve any matters related to the rejection, assumption or assumption and assignment of any executory contract or unexpired lease to which any Debtor is a party or with respect to which any Debtor or Reorganized Debtor may be liable and to hear, determine, and, if necessary, liquidate any Claims arising therefrom;

12.1.3 ensure that distributions to Holders of Allowed Claims are accomplished pursuant to the provisions of this Plan;

12.1.4 decide or resolve any motions, adversary proceedings, contested or litigated matters, the Preserved Causes of Action and any other matters and grant or deny any applications involving the Debtors that may be pending on the Effective Date;

12.1.5 enter such orders as may be necessary or appropriate to implement, enforce, or consummate the provisions of this Plan and all contracts, instruments, releases and other agreements or documents created in connection with this Plan, the Disclosure Documents or the Confirmation Order;

12.1.6 resolve any cases, controversies, suits or disputes that may arise in connection with the consummation, interpretation, or enforcement of this Plan or any contract, instrument, release or other agreement or document that is executed or created pursuant to this Plan, or any entity’s rights arising from or obligations incurred in connection with this Plan or such documents;

12.1.7 approve any modification of this Plan before or after the Effective Date pursuant to section 1127 of the Bankruptcy Code or approve any modification of the Confirmation Order or any contract, instrument, release or other agreement or document created in connection with this Plan or the Confirmation Order, or remedy any defect or omission or reconcile any inconsistency in any Bankruptcy Court order, this Plan, the Confirmation Order or any contract, instrument, release or other agreement or document created in connection with this Plan or the Confirmation Order, or enter any order in aid of Confirmation pursuant to section 1142 of the Bankruptcy Code, in such manner as may be necessary or appropriate to consummate this Plan;

12.1.8 hear and determine all applications for compensation and reimbursement of expenses of professionals under this Plan or under sections 330, 331, 363, 503(b), 1103 and 1129(c)(9) of the Bankruptcy Code, which shall be payable by the Debtors only upon allowance thereof pursuant to the order of the Bankruptcy Court; provided, however, that the professional fees and expenses of the Reorganized Debtors, incurred after the Effective Date, including counsel fees, may be paid by the Reorganized Debtors in the ordinary course of business and shall not be subject to the approval of the Bankruptcy Court;

12.1.9 hear and determine any dispute concerning the compromise by and between the Holders of Loan Guaranty Claims against the Guarantor Non-Debtors, the Loan Agents and the Guarantor Non-Debtors, and the Loan Agents’ release of all Senior Guaranty Claims and Bridge Loan Guaranty Claims against the Guarantor Non-Debtors;

12.1.10 issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any entity with consummation, implementation or enforcement of this Plan or the Confirmation Order;

12.1.11 hear and determine causes of action by or on behalf of the Debtors or the Reorganized Debtors;

12.1.12 hear and determine matters concerning state, local and federal taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code;

12.1.13 enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason or in any respect modified, stayed, reversed, revoked or vacated, or if distributions pursuant to this Plan are enjoined or stayed;

12.1.14 hear and determine any other matters that may arise in connection with or relate to this Plan, the Disclosure Documents, the Confirmation Order or any contract, instrument, release, or other agreement, or document created in connection with this Plan, the Disclosure Documents or the Confirmation Order;

12.1.15 enforce all orders, judgments, injunctions, releases, exculpations, indemnifications and rulings entered in connection with the Chapter 11 Cases;

12.1.16 hear and determine all matters related to (i) the property of the Estates from and after the Confirmation Date and (ii) the activities of the Reorganized Debtors;

12.1.17 hear and determine such other matters as may be provided in the Confirmation Order or as may be authorized under the Bankruptcy Code;

12.1.18 hear and determine all matters arising under the Litigation Trust Agreement or relating to the Litigation Trust;

12.1.19 hear and determine any “Allocation Disputes” (as described in the Allocation Dispute Rulings) that were not resolved by the Allocation Dispute Rulings; provided, however, the Bankruptcy Court’s jurisdiction shall not be exclusive with respect to the matters set forth in this Section 12.1.19; and

12.1.20 enter an order closing the Chapter 11 Cases.

ARTICLE XIII: LITIGATION TRUST

13.1 Establishment of Trust.

On the Effective Date, the Litigation Trust shall be established pursuant to the Litigation Trust Agreement for the purposes of administering the Litigation Trust Assets and making all distributions on account of Litigation Trust Interests as provided for under the Plan. The Litigation Trust is intended to qualify as a liquidating trust pursuant to Regulations section 301.7701-4(d). Except as expressly provided in Section 5.13 with respect to the Trust Loan, none of the Debtors or the Reorganized Debtors shall have any liability for any cost or expense of the Litigation Trust. The Litigation Trust Agreement shall be substantially in the form of Exhibit 13.1 hereto, which shall be filed prior to the Confirmation Hearing.

13.2 Litigation Trust Assets.

13.2.1 On the Effective Date, in accordance with Section 1141 of the Bankruptcy Code, all of the Litigation Trust Assets, as well as the rights and powers of the Debtors’ Estates applicable to the Litigation Trust Assets, shall automatically vest in the Litigation Trust, free and clear of all Claims and Interests for the benefit of the Litigation Trust Beneficiaries. For the avoidance of doubt, (i) in no event shall the term “Litigation Trust Assets” be deemed to include any Released Claims against any Released Parties, and (ii) the Litigation Trust shall not have the right to assert any Released Claims against any Released Parties.

13.2.2 The transfer of each of the Litigation Trust Assets to the Litigation Trust shall be treated for U.S. federal income tax purposes as a transfer of the Litigation Trust Assets (other than the amounts set aside in the LT Reserves if the LT Reserves are subject to an entity level tax) to the Litigation Trust Beneficiaries, followed by a transfer of the Litigation Trust Assets by the Litigation Trust Beneficiaries to the Litigation Trust. For federal income tax purposes, the Litigation Trust Beneficiaries will be treated as grantors, deemed owners and beneficiaries of the Litigation Trust. The Debtors shall retain a valuation expert (the “Valuation Expert”), which Valuation Expert shall be acceptable to the other Proponents. Prior to the Effective Date, the Valuation Expert will determine and provide to the Debtors an initial estimated fair market value of the Litigation Trust Assets to be transferred to the Litigation Trust. Promptly after the Effective Date, the Valuation Expert will determine and file with the Bankruptcy Court the final fair market value as of the Effective Date of all Litigation Trust Assets transferred to the Litigation Trust, giving due regard to the initial estimated valuation of such Litigation Trust Assets. The Valuation Expert’s final determination of the fair market value as of the Effective Date of all Litigation Trust Assets transferred to the Litigation Trust shall be used consistently by the Litigation Trust, the Litigation Trustee, and the Litigation Trust Beneficiaries for all U.S. federal income tax purposes, including for determining tax basis and gain or loss. The Litigation Trustee shall file federal income tax returns for the Litigation Trust as a grantor trust in accordance with United States Treasury Regulation Section 1.671-4 and report, but not pay tax on, the Litigation Trust’s tax items of income, gain, loss, deductions and credits (“LT Tax Items”). The holders of Litigation Trust Interests shall report such LT Tax Items on their federal income tax returns and pay any resulting federal income tax liability. Upon the transfer of the Litigation Trust Assets, the Litigation Trust shall succeed to all of the applicable Estates’ rights, title and interest in the Litigation Trust Assets and the Debtors shall have no further interest in or with respect to the Litigation Trust Assets.

13.2.3 The Litigation Trustee may establish one or more LT Reserves on account of Disputed Claims the Holders of which would be entitled to Litigation Trust Interests were such Disputed Claims ultimately Allowed. The amount held back in the LT Reserve(s) shall be equal to the amount necessary to satisfy the distributions to which the Holders of the relevant Disputed Claims would be entitled if all such Disputed Claims were to be subsequently Allowed. The Litigation Trustee may, for U.S. federal income tax purposes (and, to the extent permitted by law, for state and local income tax purposes), (i) make an election pursuant to Treasury Regulation section 1.468B-9 to treat the LT Reserve(s) as a “disputed ownership fund” within the meaning of that section, (ii) allocate taxable income or loss to the LT Reserve(s), with respect to any given taxable year (but only for the portion of the taxable year with respect to which such Claims are Disputed Claims), and (iii) distribute assets from the LT Reserve(s) as, when, and to the extent, such Disputed Claims either become Allowed or are otherwise resolved. The Litigation Trust Beneficiaries shall be bound by such election, if made by the Litigation Trustee, in consultation with the Litigation Trust Advisory Board, and as such shall, for U.S. federal income tax purposes (and, to the extent permitted by law, for state and local income tax purposes), report consistently therewith.

13.2.4 The Litigation Trust, acting through the Litigation Trustee, shall be authorized to exercise and perform the rights, powers, and duties held by the Estate with respect to the Litigation Trust Assets, including, without limitation, the authority under Section 1123(b)(3) of the Bankruptcy Code, and shall be deemed to be acting in the capacity of a bankruptcy trustee, receiver, liquidator, conservator, rehabilitator, creditors’ committee or any similar official who has been appointed to take control of, supervise, manage or liquidate the Debtors, to provide for the prosecution, settlement, adjustment, retention, and enforcement of the Litigation Trust Assets. Notwithstanding anything to the contrary herein or in the Confirmation Order, certain acts of or by the Litigation Trust or the Litigation Trustee are and shall remain subject to the consent of the Litigation Trust Advisory Board pursuant to the terms of the Litigation Trust Agreement.

13.3 Litigation Trustee.

13.3.1 The Litigation Trust shall be managed and operated by the Litigation Trustee. The Litigation Trustee shall be appointed by the Litigation Trust Advisory Board on the Effective Date, or as soon as practicable thereafter. The Litigation Trust Advisory Board shall have the functions, duties and rights provided in the Litigation Trust Agreement. No other Litigation Trust Beneficiary shall have any consultation or approval rights whatsoever in respect of management and operation of the Litigation Trust, except as may be set forth in the Litigation Trust Agreement with respect to the repayment of the Step Two Arranger Litigation Trust Preference. The Litigation Trustee will be identified as soon after the Plan Supplement filing date as a majority of the parties who will be the initial members of the Litigation Trust Advisory Board inform the Proponents of their selection of the Litigation Trustee; provided, however, the Litigation Trustee shall (a) have no standing, and shall not appear or be heard, in the Chapter 11 Cases or any pending actions related to the Committee Complaints or the Disclaimed State Law Avoidance Claims prior to the Effective Date and (b) not be entitled to receive any reimbursement for its costs or expenses of any kind from the Debtors or Reorganized Debtors. There shall be three members of the Litigation Trust Advisory Board, consisting of (i) Wilmington Trust, (ii) Deutsche Bank and (iii) William Niese. Wilmington Trust and Deutsche Bank (or either of their successors as Indenture Trustee) shall each have the right to name a party to serve as its designee on the Litigation Trust Advisory Board; provided, however, that if such designee ceases for any reason to be a member of the Litigation Trust Advisory Board, then, so long as Wilmington Trust or Deutsche Bank, as applicable, continue to serve as Indenture Trustee, it shall have the right to appoint a successor member of the Litigation Trust Advisory Board to replace its previous designee. Each member of the Litigation Trust Advisory Board, including any designee, will be identified in the Plan Supplement. The members of the Litigation Trust Advisory Board shall be compensated as set forth in the Litigation Trust Agreement.

13.3.2 The responsibilities of the Litigation Trustee shall include, but shall not be limited to: (a) prosecuting through judgment and/or settling the Litigation Trust Assets and any defense asserted by the Litigation Trust in connection with any counterclaim or cross claim asserted against the Litigation Trust; (b) at least annually, calculating and making distributions required under the Plan to be made from the Litigation Trust Assets; (c) filing all required tax returns, and paying obligations on behalf of the Litigation Trust from the Litigation Trust Assets; (d) otherwise administering the Litigation Trust; (e) filing quarterly reports with the Bankruptcy Court (and serving the same upon counsel for the Reorganized Debtors), and providing annual reports to the Litigation Trust Beneficiaries, with respect to (i) the prosecution and resolution of the Litigation Trust Assets and (ii) expenditures, receipts, and distributions of the Litigation Trust; and (f) such other responsibilities as may be vested in the Litigation Trustee pursuant to the Litigation Trust Agreement, the Confirmation Order, or as may be necessary and proper to carry out the provisions of the Plan relating to the Litigation Trust. The Litigation Trustee shall maintain good and sufficient books and records of account relating to the Litigation Trust Assets, the management thereof, all transactions undertaken by the Litigation Trustee, all expenses incurred by or on behalf of the Litigation Trustee, and all distributions to Litigation Trust Beneficiaries contemplated or effectuated under the Plan. The Litigation Trustee shall have fiduciary duties to the Litigation Trust Beneficiaries consistent with the fiduciary duties that a member of an official committee of creditors appointed pursuant to section 1102 of the Bankruptcy Code has to the creditor constituents represented by such committee and shall exercise his, her or its responsibilities accordingly; provided, that the Litigation Trustee shall not owe fiduciary obligations to any defendants of Preserved Causes of Action in their capacities as such, it being the intent of such fiduciary duties to ensure that the Litigation Trustee’s obligations are to maximize the value of the Litigation Trust Assets, including the Preserved Causes of Action.

13.3.3 The Litigation Trustee upon the written consent of the Litigation Trust Advisory Board may, without any further approval from the Bankruptcy Court: (a) invest the Litigation Trust Assets in short term certificates of deposit, in banks or other savings institutions, or other temporary, liquid investments, such as treasury bills, and withdraw funds of the Litigation Trust, make distributions, incur obligations for reasonable and necessary expenses in liquidating and converting the Litigation Trust Assets to Cash, and pay taxes and other obligations owed by the Litigation Trust from funds held by the Litigation Trustee in accordance with the Plan; (b) evaluate and determine strategy with respect to the Litigation Trust Assets, and to prosecute, compromise, release, abandon and/or settle the Litigation Trust Assets against the Non-Settling Defendants on behalf of the Litigation Trust; provided, however, that Bankruptcy Court authority must be obtained to settle, dispose of or abandon any affirmative Preserved Causes of Action where the stated face amount in controversy exceeds $5,000,000; (c) liquidate any remaining Litigation Trust Assets, and provide for the distributions therefrom in accordance with the provisions of the Plan; (d) otherwise administer the Litigation Trust, except as set forth in the Litigation Trust Agreement with respect to the repayment of the Step Two Arranger Litigation Trust Preference; and (e) exercise such other powers and authority as may be vested in or assumed by the Litigation Trustee by any Final Order, or as may be necessary and proper to carry out the provisions of the Plan relating to the Litigation Trust; provided that in no event shall the Litigation Trustee be authorized to take any action to pursue any Released Claims. The Litigation Trustee, acting on behalf of the Litigation Trust, shall agree to comply with, and shall not take any actions inconsistent with, the Bar Order as set forth in Section 11.3. The Litigation Trustee, on behalf of the Litigation Trust and upon the prior written consent of the Litigation Trust Advisory Board, may pursue, not pursue, and/or settle any and all Litigation Trust Assets, and the Litigation Trustee shall have no liability whatsoever for the outcome of that decision, except in the event that there is a Final Order determining that the Litigation Trustee committed fraud, self-dealing, intentional misrepresentation, gross negligence, or willful misconduct. In connection with the administration of the Litigation Trust, the Litigation Trustee is authorized to perform any and all acts necessary and desirable to accomplish the purposes of the provisions of the Plan relating to the Litigation Trust, within the bounds of the Plan and applicable law.

13.3.4 Upon the prior written consent of the Litigation Trust Advisory Board, the Litigation Trustee may, without further order of the Bankruptcy Court, employ various professionals, including, but not limited to, counsel, consultants, and financial advisors, as needed to assist her or him in fulfilling her or his obligations under the Litigation Trust Agreement and this Plan, and on whatever fee arrangement she or he deems appropriate, including, without limitation, contingency fee arrangements. Professionals engaged by the Litigation Trustee shall not be required to file applications in order to receive compensation for services rendered and reimbursement of actual out-of-pocket expenses incurred. All such compensation and reimbursement shall be paid from the Litigation Trust with Litigation Trust Assets or the Trust Loan. The Reorganized Debtors shall have no liability therefor, except for the making of the Trust Loan pursuant to Section 5.13 of this Plan, and the Litigation Trust Beneficiaries shall have no liability therefor.

13.3.5 In addition to reimbursement for actual out-of-pocket expenses incurred by the Litigation Trustee, the Litigation Trustee shall be entitled to receive reasonable compensation for services rendered on behalf of the Litigation Trust on terms to be set forth in the Litigation Trust Agreement. All such compensation and reimbursement shall be paid from the Litigation Trust with Litigation Trust Assets. The Reorganized Debtors shall have no liability therefor.

13.3.6 The Litigation Trustee or any successor Litigation Trustee appointed pursuant to the Plan may be removed as Litigation Trustee (i) without cause by the Litigation Trust Advisory Board, or (ii) for cause pursuant to the terms and conditions set forth in the Litigation Trust Agreement upon order of the Bankruptcy Court upon motion of any holder of a Litigation Trust Interest that has not received payment in full plus interest as specified in this Plan. For purposes of this provision, cause shall mean fraud, self-dealing, intentional misrepresentation, gross negligence, or willful misconduct. In addition, the Litigation Trustee may resign with thirty (30) days’ notice served on the Litigation Trust Beneficiaries and filed with the Bankruptcy Court. In the event that the Litigation Trustee is removed, resigns, or otherwise ceases to serve as Litigation Trustee, the Litigation Trust Advisory Board shall appoint a successor Litigation Trustee. Any successor Litigation Trustee shall be subject to the same qualifications and shall have the same rights, powers, duties, and discretion, and otherwise be in the same position, as the originally named Litigation Trustee. References herein to the Litigation Trustee shall be deemed to refer to the successor Litigation Trustee acting hereunder.

13.3.7 The Litigation Trustee and the Litigation Trust Advisory Board and each of their respective directors, members, shareholders, partners, officers, agents, professionals or employees shall be indemnified by the Litigation Trust to the extent set forth in the Litigation Trust Agreement as of the Effective Date, and in no event shall they be indemnified by the Reorganized Debtors or Related Persons of the Reorganized Debtors.

13.3.8 To effectively investigate, prosecute, compromise, and/or settle the Litigation Trust Assets on behalf of the Litigation Trust, the Litigation Trustee and its counsel and representatives may require reasonable access to the Debtors’ and Reorganized Debtors’ documents and information relating to the Litigation Trust Assets and, in such event, must be able to exchange such information with the Reorganized Debtors on a confidential basis and in common interest without being restricted by or waiving any applicable work product, attorney-client, or other privilege. Accordingly, on the Effective Date, the Reorganized Debtors and the Litigation Trustee shall enter into the LT Agreement providing for reasonable access to, at the Litigation Trust’s own expense, copies of the Debtors’ and Reorganized Debtors’ records and information relating to the Litigation Trust Assets, including, without limitation, electronic records or documents.

13.3.9 The Reorganized Debtors shall preserve all records and documents (including all electronic records or documents) related to the Litigation Trust Assets for a period of five (5) years after the Effective Date or, if any Preserved Cause of Action has been asserted in a pending action, then until such later time as the Litigation Trustee notifies the Reorganized Debtors in writing that such records are no longer required to be preserved; provided, however, that nothing herein shall or shall be deemed to expand the scope of documents available, and/or require production of work product, to the Litigation Trust, that would not otherwise have been available to the Debtors or be available to the Reorganized Debtors. The Litigation Trust shall reimburse the Reorganized Debtors for all reasonable out of pocket costs incurred (including for legal fees, travel accommodations, electronic discovery and other forensic investigation and analysis or courier and mail service) in performing their obligations under this Section 13.3.9 or in otherwise supporting the Litigation Trust to the extent such support is required by the Litigation Trust Agreement or is otherwise requested and provided under the LT Agreement. The Litigation Trust shall provide reimbursement for all reasonable out of pocket costs incurred within 30 days of receipt of an appropriately detailed written invoice.

13.3.10 The duties, responsibilities, and powers of the Litigation Trustee shall terminate in accordance with the terms of the Litigation Trust Agreement after all of the Litigation Trust Assets have been liquidated and after all proceeds thereof have been distributed to the Litigation Trust Beneficiaries.

13.4 Dissolution.

The Litigation Trust will be dissolved no later than five (5) years from the Effective Date; provided, however, that the Bankruptcy Court, upon motion by a party in interest, may extend the term of the Litigation Trust for a finite period if (i) such extension is necessary to the purpose of the Litigation Trust, (ii) the Litigation Trustee receives an opinion of counsel or a ruling from the IRS stating that such extension would not adversely affect the status of the Litigation Trust as a liquidating trust for U.S. federal income tax purposes, and (iii) such extension is obtained within the six (6) month period prior to the Litigation Trust’s fifth (5th) anniversary or the end of the immediately preceding extension period, as applicable. Upon dissolution of the Litigation Trust, any remaining Cash on hand and other assets, with the exception of any Preserved Causes of Action will be distributed to the Litigation Trust Beneficiaries in accordance with the Litigation Trust Agreement. Upon the dissolution of the Litigation Trust, all remaining Preserved Causes of Action shall be deemed void and abandoned and no Litigation Trust Beneficiary shall have any right, title or interest in or to any such Preserved Cause of Action.

13.5 Funding the Litigation Trust.

The Litigation Trust will receive initial funding as set forth in Section 5.13.

ARTICLE XIV: [Reserved]

ARTICLE XV: MISCELLANEOUS

15.1 Surrender of Instruments.

As a condition to participation under this Plan, the Holder of a note, debenture or other evidence of indebtedness of any of the Debtors that desires to receive the property to be distributed on account of an Allowed Claim based on such note, debenture or other evidence of indebtedness shall surrender such note, debenture or other evidence of indebtedness to the Debtors, or their designee (unless such Holder’s Claim will be Reinstated by this Plan, in which case such surrender shall not be required), and shall execute and deliver such other documents as are necessary to effectuate this Plan; provided, however, that if a claimant is a Holder of a note, debenture or other evidence of indebtedness for which no physical certificate was issued to the Holder but which instead is held in book-entry form pursuant to a global security held by DTC or other securities depositary or custodian thereof, then the Debtors or the applicable Indenture Trustee for such note, debenture or other evidence of indebtedness may waive the requirement of surrender; provided further, however, that the surrender of any note, debenture or other evidence of indebtedness or a waiver of the requirement of surrender is not intended to adversely impact the prosecution of the Disclaimed State Law Avoidance Claims or the Preserved Causes of Action in any way. Except as otherwise provided in this Section 15.1, in the Reorganized Debtors’ sole discretion, if no surrender of a note, debenture or other evidence of indebtedness occurs and a claimant does not provide an affidavit and indemnification agreement (without any bond), in form and substance reasonably satisfactory to the Reorganized Debtors, that such note, debenture or other evidence of indebtedness was lost, then no distribution may be made to any claimant whose Claim is based on such note, debenture or other evidence of indebtedness thereof.

15.2 Creditors Committee.

The appointment of the Creditors Committee shall terminate on the Effective Date, except that the Creditors Committee shall continue in existence after the Effective Date for the sole purposes of (1) preparing and prosecuting applications for the payment of fees and reimbursement of expenses and evaluating the reasonableness of fees payable under Section 9.1, solely to the extent in the interests of unsecured creditors generally and (2) complying with its obligations pursuant to an agreement to be entered into between the Creditors’ Committee and the Litigation Trust governing the transfer of certain documents, information and privileges from the Creditors’ Committee to the Litigation Trust; provided that, any compensation, costs or expenses incurred by the Creditors’ Committee in connection with such agreement shall be paid in accordance with the terms of the agreement. Except for subpart (2) of the immediately preceding sentence, as to the post-emergence matters and issues covered by this Section, the attorneys and, to the extent consented to by the Reorganized Debtors (such consent not to be unreasonably withheld), one financial advisor, retained by the Committee (but for the avoidance of doubt not by individual members of the Committee) shall continue to be compensated and reimbursed for their reasonable and documented expenses incurred after the Effective Date pursuant to the procedures set forth in the Fee Procedures Orders as though the Effective Date had not occurred; provided that in no event shall any financial advisors or other professionals retained by the Creditors’ Committee be entitled to any additional success or transaction based fee after the Effective Date. Notwithstanding the foregoing, the appointment of the Bankruptcy Court-appointed fee examiner shall not apply to the reimbursement of fees and expenses pursuant to this Section 15.2.

15.3 Post-Confirmation Date Retention of Professionals.

Upon the Effective Date, any requirement that professionals employed by the Reorganized Debtors comply with sections 327 through 331 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date will terminate, and the Reorganized Debtors will be authorized to employ and compensate professionals in the ordinary course of business and without the need for Bankruptcy Court approval.

15.4 Effectuating Documents and Further Transactions.

Each of the Debtors and the Reorganized Debtors is authorized to execute, deliver, file or record such contracts, instruments, releases and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement and further evidence the terms and conditions of this Plan and any notes or securities issued pursuant to this Plan.

15.5 Exemption from Transfer Taxes.

Pursuant to section 1146(a) of the Bankruptcy Code, (a) the issuance, transfer or exchange of notes, debentures or equity securities under this Plan; (b) the creation of any mortgage, deed of trust, lien, pledge or other security interest; (c) the making or assignment of any lease or sublease; or (d) the making or delivery of any deed or other instrument of transfer under this Plan, including, without limitation, merger agreements, agreements of consolidation, restructuring, disposition, liquidation or dissolution, deeds, bills of sale, and transfers of tangible property, will not be subject to any stamp tax or other similar tax.

15.6 Paid-in Capital of Corporate Reorganized Debtors.

On the Effective Date, after taking into account all of the transactions contemplated by this Plan (including, but not limited to, the cancellation of indebtedness pursuant to Section 5.8 of this Plan), the Paid-in Capital, as such term is defined in section 1.80(j) of the Business Corporation Act of 1983, as amended, 805 ILCS 5/1.01, et seq. (the “BCA”), of each corporate Reorganized Debtor shall, pursuant to Section 9.20(a)(2) of the BCA, be reduced to the following amounts (such reduced amounts to be referred to individually and collectively as the “Article XIII Paid-in Capital Amount” and “Article XIII Paid-in Capital Amounts,” respectively): (i) in the case of Reorganized Tribune, its Paid-in Capital shall be reduced to the aggregate par value, if any, of Reorganized Tribune’s issued shares of capital stock plus such amounts as are recorded on Reorganized Tribune’s financial statements as paid-in capital and additional paid-in capital under its fresh start accounting in accordance with Generally Accepted Accounting Principles, and (ii) in the case of each other corporate Reorganized Debtor, its Paid-in Capital shall be reduced to the aggregate par value, if any, of each such other Reorganized Debtor’s issued shares of capital stock plus such amounts as are recorded on each such other Reorganized Debtor’s financial statements as paid-in capital and additional paid-in capital under its fresh start accounting in accordance with Generally Accepted Accounting Principles. The amount required to reduce the Paid-in Capital of each corporate Reorganized Debtor to its Article XIII Paid-in Capital Amount shall be treated as a reduction in Paid-in Capital under Section 9.20(a)(2) of the BCA. Notwithstanding anything to the contrary, this Section 15.6 shall only apply to capital stock of Reorganized Tribune and each corporate Reorganized Debtor that is contemplated to be issued pursuant to this Plan.

In any document required to be filed with the Illinois Secretary of State’s office on or after the Effective Date and on or before the date the Article XIII Paid-in Capital Amounts are finally recorded on each corporate Reorganized Debtor’s financial statements in accordance with the preceding paragraph, such reduction shall be made by good faith determination of the Article XIII Paid-in Capital Amounts as of the close of business on the Effective Date, after taking into account all of the transactions contemplated by this Plan (including but not limited to, the cancellation of indebtedness pursuant to Section 5.8 of this Plan). If such good faith determination differs from the Article XIII Paid-in Capital Amounts as finally recorded on any Reorganized Debtor’s financial statements, a statement of correction will be filed on Form BCA 1.15 to correct such good faith determination, together with supporting documentation, which shall consist of a copy of the Reorganized Debtor’s fresh start accounting certified financial statements. The Reorganized Debtors shall not be required to file Form BCA 1.35, unless the Reorganized Debtors report a correction in apportionment in Form BCA 1.15. Such corrections to Reorganized Debtors’ paid-in capital shall occur without interest or penalties, provided that Form BCA 1.15 (and Form BCA 1.35, if applicable) is submitted for filing no later than 30 days after the date on which the Reorganized Debtor’s fresh start accounting financial statements, as of the Effective Date, are first certified.

For purposes of this Section 15.6, the term “corporate” refers to a corporation as defined in Sections 1.80(a) or (b) of the BCA.

15.7 Payment of Statutory Fees.

All fees payable pursuant to section 1930 of title 28 of the United States Code, as determined by the Bankruptcy Court at the Confirmation Hearing, shall be paid on the Effective Date.

15.8 Amendment or Modification of this Plan.

Subject to section 1127 of the Bankruptcy Code and, to the extent applicable, sections 1122, 1123 and 1125 of the Bankruptcy Code and other applicable provisions of this Plan, the Proponents may alter, amend or modify this Plan or the Exhibits at any time prior to or after the Confirmation Date but prior to the substantial consummation of this Plan, but only by a writing evincing the agreement of all Proponents to do so. A Holder of a Claim or Interest that has accepted this Plan shall be deemed to have accepted this Plan as altered, amended or modified, if the proposed alteration, amendment or modification does not materially and adversely change the treatment of the Claim or Interest of such Holder. Notwithstanding the foregoing, the Plan shall not be amended, supplemented or otherwise modified (including by operation of the Confirmation Order) in a manner materially adverse to the distributions to Holders of Bridge Loan Claims (whether in Cash or Litigation Trust Interests) or releases granted to the Holders of Bridge Loan Claims or in any other manner that is materially inconsistent with the Bridge Settlement Term Sheet without the express written consent of the Bridge Plan Proponents; provided, however, that the following modifications shall not be considered materially adverse to the Holders of Bridge Loan Claims or materially inconsistent with the Bridge Settlement Term Sheet: (a) modifications to the contents, control and/or operations of the Litigation Trust, so long as: (i) the Holders of Bridge Loan Claims’ percentage interests in the Litigation Trust are not altered and (ii) the priority of the Holders of Bridge Loan Claims’ interests and distribution rights, including in respect of any settlement, are unaffected, (b) generally applicable modifications to releases provided in the Plan and (c) to the extent required by the Bankruptcy Court, the provisions of Section 11.2.2 related to the Bridge Loan Agreement and Bridge Lenders.

15.9 Severability of Plan Provisions.

If any term or provision of this Plan is determined by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court, at the request of the Proponents will have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision will then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of this Plan will remain in full force and effect and will in no way be affected, impaired or invalidated by such holding, alteration, or interpretation. The Confirmation Order will constitute a judicial determination and will provide that each term and provision of this Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

15.10 Successors and Assigns.

This Plan shall be binding upon and inure to the benefit of the Debtors and their respective successors and assigns, including, without limitation, the Reorganized Debtors. The rights, benefits and obligations of any entity named or referred to in this Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor or assign of such entity.

15.11 Revocation, Withdrawal or Non-Consummation.

Each of the Proponents reserve the right to revoke or withdraw its support for this Plan as to any or all of the Debtors prior to the Confirmation Date and to file subsequent plans of reorganization. If the Proponents revoke or withdraw this Plan as to any or all of the Debtors, or if confirmation or consummation as to any or all of the Debtors does not occur, then, with respect to such Debtors, (a) the Plan shall be null and void in all respects, (b) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain any Claim or Interest or Class of Claims or Interests), assumption or rejection of executory contracts or leases affected by the Plan, and any document or agreement executed pursuant to the Plan shall be deemed null and void and (c) nothing contained in the Plan shall (i) constitute a waiver or release of any Claims by or against, or any Interests in, such Debtors or any other Person, (ii) prejudice in any manner the rights of such Debtors or any other Person or (iii) constitute an admission of any sort by the Debtors or any other Person. If the Plan is revoked or withdrawn prior to the Effective Date, all parties’ rights are hereby reserved with regard to the LBO-Related Causes of Action.

15.12 Notice.

To be effective, all notices, requests and demands to or upon the Debtors or the Reorganized Debtors shall be in writing and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile or electronic transmission, when received and telephonically confirmed, addressed as follows:

Debtors or Reorganized Debtors:

Tribune Company

435 Michigan Avenue

Chicago, Illinois 60611

Facsimile: (312) 222-4206

Attn: Chief Legal Officer

With a copy to:

Counsel to the Debtors and Reorganized Debtors:

Sidley Austin LLP One South Dearborn Street Chicago, Illinois 60603 Facsimile: (312) 853-7036 Attn: Jessica C.K. Boelter	Cole Schotz Meisel Forman & Leonard, P.A. 500 Delaware Avenue, Suite 1410 Wilmington, Delaware 19801 Facsimile: (302) 652-3117 Attn: J. Kate Stickles

And, if prior to the Effective Date, to the following additional parties:

Counsel to the Official Committee of Unsecured Creditors:
Chadbourne & Parke LLP 30 Rockefeller Plaza New York, New York 10112 Fax (212) 541-5369 Attn: David M. LeMay	Landis Rath & Cobb LLP 919 Market Street, Suite 1800 Wilmington, Delaware 19801 Fax (302) 467-4450 Attn: Adam G. Landis

Counsel to Oaktree and Angelo Gordon:

Jones Day 555 South Flower Street, Fiftieth Floor Los Angeles, California 90071 Telecopier: (213) 489-3939 Attn: Bruce Bennett	Young Conaway Stargatt & Taylor, LLP Rodney Square; 1000 North King Street Wilmington, Delaware 19899 0391 Telecopier: (302) 571-1253 Attn: Robert S. Brady

Co-Counsel to Angelo Gordon:

Wilmer Cutler Pickering Hale & Dorr LLP 399 Park Avenue New York, New York 10022 Telecopier: (212) 230-8888 Attn: Andrew Goldman

Counsel to JPMorgan:

Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017 Telecopier: (212) 701-5800 Attn: Damian S. Schaible	Richards Layton & Finger One Rodney Square 920 North King Street Wilmington, Delaware 19801 Telecopier: (302) 651-7701 Attn: Mark Collins

15.13 Governing Law.

Except to the extent that the Bankruptcy Code, the Bankruptcy Rules or other Federal law is applicable, or to the extent that an exhibit or schedule to this Plan or the relevant document provide otherwise, the rights and obligations arising under this Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without giving effect to the principles of conflicts of law of such jurisdiction.

15.14 Tax Reporting and Compliance.

The Reorganized Debtors are hereby authorized, on behalf of each of the Debtors, to request an expedited determination under section 505 of the Bankruptcy Code of the tax liability of any of the Debtors for all taxable periods ending after the Petition Date through, and including, the Effective Date.

15.15 Exhibits and Appendices.

All Exhibits and appendices to this Plan are incorporated and are a part of this Plan as if set forth in full herein.

15.16 Reservation of Rights.

Except as expressly set forth herein, this Plan shall have no force and effect unless the Bankruptcy Court has entered the Confirmation Order. The filing of this Plan, any statement or provision contained in this Plan, or the taking of any action by the Debtors in furtherance of seeking confirmation of this Plan shall not be and shall not be deemed to be an admission or waiver of any rights of the Debtors with respect to the Holders of Claims and Interests.

15.17 Notice of the Effective Date.

On or before ten (10) Business Days after occurrence of the Effective Date, the Reorganized Debtors shall mail or cause to be mailed to all holders of Claims and Interests a Notice that informs such holders of (a) entry of the Confirmation Order; (b) the occurrence of the Effective Date; (c) the assumption and rejection of executory contracts and unexpired leases pursuant to this Plan, as well as the deadline for the filing of Claims arising from such rejection; (d) the deadline established under this Plan for the filing Claims pursuant to Section 9.2; (e) the procedures for changing an address of record pursuant to Section 7.6.2 of this Plan; and (f) such other matters as the Reorganized Debtor deems to be appropriate.

Dated: July 19, 2012

TRIBUNE COMPANY (for itself and on behalf of the other Debtors, as Debtors and Debtors in Possession, and the Guarantor Non-Debtors and Non-Guarantor Non-Debtors)

/s/ Donald J. Liebentritt
By: Donald J. Liebentritt
Title: Chief Restructuring Officer, Tribune

Date: July 19, 2012

THE OFFICIAL COMMITTEE OF UNSECURED CREDITORS OF TRIBUNE COMPANY, ET AL.
Warner Bros., solely in its capacity as Co-Chair of the Creditors’ Committee and not in its individual capacity

/s/ Wayne M. Smith
By: Wayne M. Smith
Title: Vice President, Senior Litigation & Chief Patent Counsel

Date: July 19, 2012

OAKTREE CAPITAL MANAGEMENT, L.P.
on behalf of certain funds and accounts it manages

/s/ Ken Liang
By: Mr. Ken Liang
Title: Managing Director

/s/ Edgar Lee
By: Mr. Edgar Lee
Title: Senior Vice President

Date: July 19, 2012

ANGELO, GORDON & CO., L.P.
on behalf of certain funds and managed accounts

/s/ Gavin Baiera
By: Gavin Baiera
Title: Authorized Signatory

Date: July 19, 2012

JPMORGAN CHASE BANK, N.A.

By:	/s/ Marina S. Levin
Name:	Marina S. Levin
Title:	Executive Director